EXHIBIT 2.1                                EXECUTION VERSION

DATED 9 MAY 2018

UPC GERMANY HOLDING B.V.
and
UPC CEE HOLDING B.V.
and
UPC POLAND HOLDING B.V.
and
LIBERTY GLOBAL PLC
and
VODAFONE INVESTMENTS LUXEMBOURG S.À R.L.
and
VODAFONE CZECH REPUBLIC A.S.
and
VODAFONE MAGYARORSZÁG MOBIL TÁVKÖZLÉSI ZÁRTKÖRŰEN MŰKÖDŐ RÉSZVÉNYTÁRSASÁG
and
VODAFONE ROMÂNIA S.A.
and
VODAFONE EUROPE B.V.
and
VODAFONE GROUP PLC
__________________________________________
SALE AND PURCHASE AGREEMENT
relating to the sale of Liberty Global plc’s businesses in
Germany, Romania, Hungary and the Czech Republic
________________________________________

CONTENTS

34.	Contracts (Rights of Third Parties) Act 1999	96
35.	Choice of governing law	96
36.	Jurisdiction	96
37.	Agent for Service	96

THIS AGREEMENT is made on 9 May 2018.
PARTIES:

1.	UPC Germany Holding B.V., whose registered office is at Boeingavenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered in the Netherlands with No. 34362415) (the “DE Seller”);

2.	UPC CEE Holding B.V., whose registered office is at Boeingavenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered in the Netherlands with No. 34117429) (the “CEE Seller”);

3.	UPC Poland Holding B.V., whose registered office is at Boeingavenue 53, 1119 PE Schiphol-Rijk, The Netherlands (registered in the Netherlands with No. 34142854) (the “RO Minority Seller”),
(the DE Seller, the CEE Seller and the RO Minority Seller collectively being the “Sellers”);

4.
Liberty Global plc, whose registered office is at Griffin House, 161 Hammersmith Road, London, United Kingdom, W6 8BS (registered in England and Wales with No. 08379990) (the “Liberty Global Guarantor”);

5.	Vodafone Investments Luxembourg S.à r.l. whose registered office is at 15 rue Edward Steichen, Luxembourg, L-2540, (registered in Luxembourg with No. B 79 256) (the “DE Purchaser”);

6.
Vodafone Czech Republic a.s. whose registered office is at namesti Junkovych 2, Prague 5, Česká republika, 155 00, Czech Republic (registered in the Czech Republic with No. 25788001) (the “CZ Purchaser”);

7.
Vodafone Magyarország Mobil Távközlési Zártkörűen Működő Részvénytársaság whose registered office is at H-1096 Budapest, Lechner Ödön fasor 6, Hungary (registered in Hungary with No. Cg-01-10-044159) (the “HU Purchaser”);

8.
Vodafone România S.A.S.A. whose registered office is at 201 Barbu Vacarescu, 8th Floor, 2nd District, Bucharest, Romania (registered in Bucharest, Romania with No. J40/9852/1996) (the “RO Majority Purchaser”);

9.
Vodafone Europe B.V. whose registered office is at Rivium Quadrant 173, 15th Floor, 2909 LC, Capelle aan den IJssel, The Netherlands (registered in the Netherlands with No. 27166573) (the “RO Minority Purchaser”),

(the DE Purchaser, the CZ Purchaser, the HU Purchaser, the RO Majority Purchaser and the RO Minority Purchaser collectively being the “Purchasers”); and

10.	Vodafone Group plc, whose registered office is at Vodafone House The Connection, Newbury, Berkshire, RG14 2FN, United Kingdom (registered in England with No. 01833679) (the “Vodafone Guarantor”),
(each of the Liberty Global Guarantor and the Vodafone Guarantor being a “Guarantor” and the Sellers, the Purchasers and the Guarantors together being the “parties”).
BACKGROUND:

(A)	The Sellers have agreed to sell the Shares and to assume the obligations imposed on them as Sellers under this Agreement, in each case, on the terms and subject to the conditions of this Agreement.

(B)
The Purchasers have agreed to purchase the Shares and to assume the obligations imposed on them as Purchasers under this Agreement, in each case, on the terms and subject to the conditions of this Agreement.

(C)	The Liberty Global Guarantor has agreed to guarantee the payment obligations of the Sellers under this Agreement and provide certain undertakings in relation to protective covenants and share schemes.

(D)	The Vodafone Guarantor has agreed to guarantee the payment obligations of the Purchasers under this Agreement.
THE PARTIES AGREE as follows:

1.	Interpretation

1.1	In this Agreement, the Schedules and the Attachments to it:

“2018 Budget”
means the 2018 budget (i) in respect of the Liberty Global DE Target Group, at document 3.2.2 of the “Clean Team Germany” section of the Data Room; (ii) in respect of the Liberty Global CZ Target Group, at document 3.2.5 of the “Clean Team Czech Republic” section of the Data Room; (iii) in respect of the Liberty Global HU Target Group, at document 3.2.6 of the “Clean Team Hungary” section of the Data Room; and (iv) in respect of the Liberty Global RO Target Group, at document 3.2.7 of the “Clean Team Romania” section of the Data Room, and for the avoidance of doubt, shall not include forecasts or budgets in respect of any years following 2018;

“Accenture GDPR Compliance Plan”	means the Accenture GDPR Readiness Assessment plan dated 3 May 2018 in the agreed form;
“Accounts”
means:
(i) with respect to the Liberty Global DE Target Group, the audited consolidated financial statements for the Liberty Global DE Target Company for the year ended on the Accounts Date, comprising the consolidated balance sheet, the consolidated statement of operations, the consolidated statement of comprehensive loss, the consolidated statement of changes in owner’s deficit, the consolidated statement of cash flows and the notes to the accounts, as set out in document 3.3.9 (Unitymedia GmbH_Audit Report 2017.pdf) of the “Germany” section of the Data Room;
(ii) with respect to the Liberty Global CZ Target Group, the audited individual financial statements for the Liberty Global CZ Target Company and the audited individual financial statements for the Liberty Global CZ Infrastructure Target Company, in each case for the year ended 31 December 2016, comprising the balance sheet, the income statement, the cash flow statement and the notes to the accounts;

(iii) with respect to the Liberty Global HU Target Group, the audited individual financial statements for the Liberty Global HU Target Company for the year ended 31 December 2016, comprising the balance sheet, the income statement, the cash flow statement and the notes to the accounts as set out in document 8.3.14 of the “Hungary” section of the Data Room; and
(iv) with respect to the Liberty Global RO Target Group, the audited financial statements for the Liberty Global RO Target Company for the year ended 31 December 2016, comprising the balance sheet, the profit and loss account, the statement of changes in shareholders’ equity, cash flow statement and the notes to the accounts as set out in document 8.3.1 of the “Clean Team Romania” section of the Data Room;

“Accounts Date”	means 31 December 2017;
“Acquired Business”	has the meaning set out in sub-clause 14.2(B) (Protective Covenants);
“Acquired Restricted Business”	has the meaning set out in sub-clause 14.2(B) (Protective Covenants);
“Affected Customers”
means any customers of the Liberty Global CZ Target Group who are provided services by the Liberty Global CZ Target Group using, directly or indirectly, the fibre connection leased by the Liberty Global CZ Target Group under the CDT Contract immediately before the CDT Termination;

“Affiliates”
means, in respect of an entity, any subsidiary of that entity, any parent company of that entity, any subsidiary of such parent company and any entity in which any of them hold more than 25% of the voting rights or rights to distributions;

“Agreed Enterprise Value”	means €18,400,000,000;
“Agreed Management Retention Arrangements”
means the management retention and transaction bonus arrangements in the agreed form, together with any other retention and transaction bonus arrangements agreed in writing between the Purchasers and the Sellers;

“Agreed Treasury Principles”	means the accounting policies set out in Schedule 11 (Agreed Treasury Principles);

“Ancillary Documents”
means the Tax Covenant, the Disclosure Letter, the Intellectual Property Assignment Agreement, the Brand Licence Agreement, the Transitional Services Agreement, the Minimum Liquidity Agreement, the DE Share Transfer Deed, the DE Deed of Novation (if entered into), the SPA Novation Agreement (if entered into), each Transferring Inter-Company Loan Payables Transfer Agreement, the Transferring Inter-Company Loan Receivables Transfer Agreement, the CZ Share Transfer Deed, the CZ Infrastructure Share Transfer Deed, the Hungarian Quota Transfer Declaration, the Romanian Share Transfer Agreement, the Migration Escrow Agreement, the TSA Service Credit Escrow Agreement, and any other agreements or documents entered into by the parties pursuant to this Agreement, and “Ancillary Document” shall mean any one of them;

“Anti-Bribery Law”	means any applicable law that relates to bribery or corruption, including the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010;
“ARD Revenue Recognition Calculation”	means the “ARD Revenue Recognition” as set out in the reference balance sheets attached to an e-mail from rhys.evans@freshfields.com to james.cook@slaughterandmay.com on 9 May 2018 at 06.09.
“Bond”"	has the meaning set out in Schedule 11 (Agreed Treasury Principles);
“Books and Records”
has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all electronic and other records (excluding software);

“Brand Licence Agreement”	means the brand licence agreement between Liberty Global B.V. and the Target Companies to be entered into at Completion in the agreed form;
“Budget and Long Range Plan”
means the 2018 budget and long range plan: (i) in respect of the Liberty Global DE Target Group, at document 3.2.2 of the “Clean Team Germany” section of the Data Room; (ii) in respect of the Liberty Global CZ Target Group, at document 3.2.5 of the “Clean Team Czech Republic” section of the Data Room; (iii) in respect of the Liberty Global HU Target Group, at document 3.2.6 of the “Clean Team Hungary” section of the Data Room; and (iv) in respect of the Liberty Global RO Target Group, at document 3.2.7 of the “Clean Team Romania” section of the Data Room;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Amsterdam;

“Business Information”
means all information (in whatever form held) including (without limitation) all:
(i) formulas, designs, specifications, drawings, know-how, manuals and instructions;
(ii) customer lists, sales, marketing and promotional information;
(iii) business plans and forecasts; and
(iv) technical reports;

“Business Network”	has the meaning given to it in sub-clause 5.8(B) (Conduct of Business before Completion);
“CDT Contract”	means the Agreement for the Provision of Telecommunication Services between ČD Telematika a.s. and the Liberty Global CZ Target Company dated 12 December 2003, as amended from time to time;
“CEE Seller Novation”	has the meaning set out in sub-clause 21.4 (Assignment);
“CDT Termination”
means confirmation that the CDT Contract has been terminated or is to be treated as having been terminated, in each case in connection with the purported termination of the CDT Contract by ČD Telematika a.s. in January 2016 and the proceedings related thereto;

“Change of Control Contract”
means: (i) the agreement at number 2.3.2 and 2.3.3 of the index of the DE Data Room at Annex 3 of the Disclosure Letter; (ii) the agreement at number 3.2 of the index of the DE Data Room at Annex 3 of the Disclosure Letter; and (iii) the agreement at document 6.3.8.5.1 of the “Clean Team Germany” section of the Data Room, and any renewals or replacements thereof;

“Claimants”	means the claimants pursuant to the Existing DE Litigation;
“Compensation Payment”	has the meaning set out in sub-clause 4.18 (Conditions);
“Completion”	means completion of the sale of the Shares under and in accordance with this Agreement;
“Completion Business Day”	means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Amsterdam, Frankfurt, New York and Prague;
“Completion Business Warranties”	means the warranties set out in Schedule 16 (Completion Business Warranties);
“Completion Date”	means the date on which Completion takes place in accordance with sub-clause 7.1 (Completion);
“Completion Time”	means immediately prior to Completion;
“Czech Commercial Register”	means the Czech public register of companies incorporated in the Czech Republic and maintained by the relevant Czech court;

“Czech GAAP”	means the generally accepted accounting standards, principles and practices in the Czech Republic;
“CZ DTH Consideration”	has the meaning set out in paragraph 2.8 of Schedule Schedule 7;
“CZ Infrastructure Share Transfer Deed”	means the share transfer deed relating to the Liberty Global CZ Infrastructure Shares in the agreed form;
“CZ Notary”
means such notary public with offices in the Czech Republic and admitted as a notary public in accordance with the laws of the Czech Republic as may be nominated by the CZ Purchaser (following consultation with the CZ Seller);

“CZ Share Transfer Deed”	means the share transfer deed relating to the Liberty Global CZ Shares in the agreed form;
“Data Protection Indemnity”	means the indemnity set out in clause 9.11(B) (Undertakings and indemnities);
“Data Room”
means the electronic data room hosted by Merrill Corporation as at 10:07 BST on 7 May 2018 in respect of which an index is appended to the Disclosure Letter and an electronic copy of which has been provided by the Sellers to the Purchasers prior to entry into this Agreement;

“DE 2025 Senior Notes Indenture”
means the indenture dated as of 22 October 2014 in respect of the $900,000,000 6 1/8% Senior Notes due 2025 issued by the Liberty Global DE Target Company between, among others, the Liberty Global DE Target Company, the DE Security Trustee and the DE 2025 Senior Notes Indenture Trustee (as amended from time to time);

“DE 2025 Senior Notes Indenture Trustee”	means BNY Mellon Corporate Trustee Services Limited in its capacity as note trustee under the DE 2025 Senior Notes Indenture (and any successor, replacement or substitute from time to time);
“DE 2027 Senior Notes Indenture”
means the indenture dated as of 16 March 2015 in respect of the €700,000,000 3 3/4% Senior Notes due 2027 issued by the Liberty Global DE Target Company between, among others, the Liberty Global DE Target Company, the DE Security Trustee and the DE 2027 Senior Notes Indenture Trustee (as amended from time to time);

“DE 2027 Senior Notes Indenture Trustee”	means The Bank of New York Mellon, London Branch in its capacity as note trustee under the DE 2027 Senior Notes Indenture (and any successor, replacement or substitute from time to time);

“DE Data Room”
means the physical data room hosted by Freshfields Bruckhaus Deringer at its offices in Berlin on 27 April 2018, 28 April 2018, 30 April 2018, 2 May 2018, 3 May 2018, 7 May 2018 and 8 May 2018 in respect of which an index is appended to the Disclosure Letter and an electronic copy of the documents provided has been deposited with Dr. Nobert Impelmann (Notar) of Berwin Leighton Paisner (Germany) LLP, Potsdamer Platz 8, 10117, Berlin, Germany;

“DE Deed of Novation”	means the deed of novation relating to the novation of the DE Purchaser’s rights and obligations under this Agreement to a member of the Purchasers’ Group, in the agreed form;
“DE Litigation Defendants Group”	means the defendants under the Existing DE Litigation, the subsidiaries of any such defendants, the parent companies of any such defendants, and the subsidiaries of those parent companies;
“DE Notary”
means such notary public (Notar) with offices in Germany and admitted as a notary public in accordance with German law as may be nominated by the DE Purchaser (following discussion with the DE Seller);

“DE Security Documents”	has the meaning set out in sub-clause 6.20 (Pre-Completion Steps);
“DE Security Processes”	has the meaning set out in sub-clause 6.20 (Pre-Completion Steps);
“DE Security Trustee”
means Credit Suisse AG, London Branch, in its capacity as security trustee under each of the Liberty Global DE Share Pledges (and, in each case, any successor, replacement or substitute from time to time);

“DE Senior Notes Indenture Trustees”	means each of the DE 2025 Senior Notes Indenture Trustee and the DE 2027 Senior Notes Indenture Trustee;
“DE Share Transfer Deed”	means the share transfer deed relating to the Liberty Global DE Shares in the agreed form;
“Default Interest”
means interest at the rate of: (i) the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate); plus (ii) two per cent.;

“Derivative”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);
“Disclosure Letter”	means the letter of the same date as this Agreement written by the Sellers to the Purchasers and delivered to the Purchasers prior to entry into this Agreement;

“DTH Business”
means the business carried on by DTH S.à r.l. or its affiliates in Luxembourg servicing customers in the Czech Republic, Hungary, Slovakia and Romania, being the Sellers’ Retained Groups’ “Direct to Home” provision of television programming via satellite directly to subscribers’ premises and associated telecommunications services under the freeSAT brand (in the Czech Republic and Slovakia), the UPC Direct brand (in Hungary) and the FocusSat brand (in Romania) and, for the avoidance of doubt, excluding the Liberty Global CZ Target Business, Liberty Global HU Target Business and Liberty Global RO Target Business;

“Effective Date”
means the last day of the month in which fulfilment of the condition set out in Schedule 1 (Condition to Completion) takes place, except that where such fulfilment occurs less than five Completion Business Days before the last day of a month, the Effective Date means the last day of the month following the month in which such condition is fulfilled (or, in any event, on such other date as may be agreed between the Sellers and the Purchasers);

“Effective Date Balance Sheet”	has the meaning set out in paragraph 1 of Part A of Schedule 9 (Post-Completion Financial Adjustments);
“Effective Date Statement Notice”	has the meaning set out in paragraph 2 of Part C of Schedule 9 (Post-Completion Financial Adjustments);
“Effective Date Statements”	has the meaning set out in paragraph 1 of Part C of Schedule 9 (Post-Completion Financial Adjustments);
“Effective Date Statements Date”	has the meaning set out in paragraph 1 of Part C of Schedule 9 (Post-Completion Financial Adjustments);
“Effective Time”	means 11:59 p.m. on the Effective Date;
“Escrow Agent”	means Scotiabank Europe plc (or such other financial institution operating in London who will provide an escrow account in London as the Purchasers and the Sellers may agree in writing);

“Estimated Consideration”
means the Agreed Enterprise Value:
(i) plus the Estimated Liberty Global DE Net Debt;
(ii) plus the Pre-Completion Liberty Global DE Working Capital Adjustment;
(iii) plus the Estimated Liberty Global CZ Net Debt;
(iv) plus the Pre-Completion Liberty Global CZ Working Capital Adjustment;
(v) plus the Estimated Liberty Global HU Net Debt;
(vi) plus the Pre-Completion Liberty Global HU Working Capital Adjustment;
(vii) plus the Estimated Liberty Global RO Net Debt;
(viii) plus the Pre-Completion Liberty Global RO Working Capital Adjustment;

“Estimated Inter-Company Trading Payable”	means the Sellers’ good faith estimate of each Inter-Company Trading Balance owed by any member of a Target Group as it will be at Completion;
“Estimated Inter-Company Trading Receivable”	means the Sellers’ good faith estimate of each Inter-Company Trading Balance owed by any member of the Sellers’ Group as it will be at Completion;
“Estimated Liberty Global CZ Net Debt”	means the CEE Seller’s good faith estimate of what the aggregate Liberty Global Net Debt in respect of the Liberty Global CZ Target Group will be at the Effective Time;
“Estimated Liberty Global CZ Working Capital”	means the CEE Seller’s good faith estimate of what the aggregate Liberty Global Working Capital in respect of the Liberty Global CZ Target Group will be at the Effective Time;
“Estimated Liberty Global DE Net Debt”	means the DE Seller’s good faith estimate of what the aggregate Liberty Global Net Debt in respect of the Liberty Global DE Target Group will be at the Effective Time;
“Estimated Liberty Global DE Working Capital”	means the DE Seller’s good faith estimate of what the aggregate Liberty Global Working Capital in respect of the Liberty Global DE Target Group will be at the Effective Time;
“Estimated Liberty Global HU Net Debt”	means the CEE Seller’s good faith estimate of what the aggregate Liberty Global Net Debt in respect of the Liberty Global HU Target Group will be as at the Effective Time;
“Estimated Liberty Global HU Working Capital”	means the CEE Seller’s good faith estimate of what the aggregate Liberty Global Working Capital in respect of the Liberty Global HU Target Group will be at the Effective Time;
“Estimated Liberty Global RO Net Debt”	means the CEE Seller and the RO Minority Seller’s good faith estimate of what the aggregate Liberty Global Net Debt in respect of the Liberty Global RO Target Group will be at the Effective Time;

“Estimated Liberty Global RO Working Capital”	means the CEE Seller and the RO Minority Seller’s good faith estimate of what the aggregate Liberty Global Working Capital in respect of the Liberty Global RO Target Group at the Effective Time;
“Estimated Transferring Inter-Company Loan Payable”	means the Sellers’ good faith estimate of each of the Transferring Inter-Company Loan Payables as it will be at Completion;
“Estimated Transferring Inter-Company Loan Receivable”	means the Sellers’ good faith estimate of each of the Transferring Inter-Company Loan Receivables as it will be at Completion;
“European Union State”	means any country or state which is a member of the European Union;
“Exchange Rate”
means, with respect to a particular currency, the spot rate of exchange (mid-point) for that currency into Euro at 4.00 p.m. London time on the Market Data Date as published by Bloomberg on the BFIX service;

“Existing Brand License”	means the agreements at documents 6.14.11 of the “Czech Republic” section, 6.14.3 and 6.14.37 of the “Hungary” section and 6.14.15 of the “Romania” section of the Data Room of the Data Room;
“Existing DE Litigation”	means the litigation described in folder 6.6.8 in the “Clean Team Germany” section of the Data Room;
“Existing DE Litigation Consideration”	means an amount in cash equal to 50 per cent of the aggregate of any Litigation Proceeds;
“Existing Revolving Credit Facilities”
means (a) the €420,000,000 senior facilities agreement and (b) the €80,000,000 super senior facilities agreement, in each case originally dated 25 July 2014 and as most recently amended and restated on 19 June 2017, and made between, among others, Unitymedia Hessen GmbH & Co. KG as the original borrower and The Bank of Nova Scotia as facility agent;

“fairly disclosed”
means, in relation to the Warranties and the Completion Business Warranties, disclosed in such a manner and with sufficient detail to enable the Purchasers to reasonably accurately assess the nature and scope of the fact, matter or other information disclosed;

“Feed-in Tariffs Litigation”
means the litigation (i) concerning payments owed by the public broadcasting companies for the year 2013, and in case of "arte" and "Deutschlandradio / Deutschlandfunk" for the years 2014 / 15, under feed-in contracts with Unitymedia NRW GmbH, Unitymedia Hessen GmbH & Co. KG and Unitymedia BW GmbH and (ii) between Unitymedia NRW GmbH, Unitymedia Hessen GmbH & Co. KG and Unitymedia BW GmbH as claimants and public broadcasting companies as defendants where the claimants requested a declaratory judgment that they are not obliged to transmit must-carry programmes without a feed-in contract and / or payment of feed-in fees, as set out in folder 6.6.4 of the “Germany” section of the Data Room;

“Final Consideration”	has the meaning set out in sub-clause 3.5 (Estimated Consideration);

“Final Determination”
in relation to the Existing DE Litigation, means that any Settlement has become unconditional or decision of a court has been given from which either no appeal lies or in respect of which no appeal has been made within the applicable time limit;

“Financing Facilities”
means any debt facilities, bonds, arrangements, instruments, trust deeds, note purchase agreements, indentures, commercial paper facilities or overdraft facilities with banks, other financial institutions or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit, notes, bonds, debentures or other financial indebtedness;

“Firm”	has the meaning set out in paragraph 5 of Part C of Schedule 9 (Post-Completion Financial Adjustments);
“First Call Date”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);
“Fundamental Termination Warranties”
means the Warranties at:
(i) paragraph 1 (Capacity of the Seller) (excluding paragraph 1.6), paragraphs 2.1 and 2.10 (Target Group structure and corporate matters), and paragraph 10  (Insolvency) (excluding paragraph 10.3) of Part A;
(ii) paragraph 1 of Part B (Warranties applicable to the DE Target Group) (excluding paragraphs 1.5 to 1.11 (inclusive));
(iii) paragraph 1 of Part C (Warranties applicable to the CZ Target Group) (excluding paragraphs 1.4 to 1.8 (inclusive));
(iv) paragraph 1 of Part D (Warranties applicable to the HU Target Group) (excluding paragraphs 1.6 to 1.8 (inclusive)); and
(v) paragraph 1 of Part E (Warranties applicable to the RO Target Group) (excluding paragraphs 1.5 and 1.6), in each case, of Schedule 3 (Warranties);

“Fundamental Warranties”
means the Warranties at:
(i) paragraphs 1 (Capacity of the Seller) (excluding paragraph 1.6), 2.1, 2.2, 2.3, 2.5, 2.7, and 2.10 (Target Group structure and corporate matters) and 10 (excluding paragraph 10.3) (Insolvency) of Part A;
(ii) paragraph 1 of Part B (Warranties applicable to the DE Target Group) (excluding paragraphs 1.5 and 1.8 (except limbs (i), (ii), (iii) and (v)) and 1.9 and 1.11 (inclusive));
(iii) paragraph 1 of Part C (Warranties applicable to the CZ Target Group) (excluding paragraphs 1.6 and 1.8);
(iv) paragraph 1 of Part D (Warranties applicable to the HU Target Group) (excluding paragraphs 1.6 and 1.8); and
(v) paragraph 1 of Part E (Warranties applicable to the RO Target Group) (excluding paragraph 1.5), in each case, of Schedule 3 (Warranties);

“FVTPL Derivative Related Debt”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);
“FVTPL Derivative Related Debt Accrued Interest”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);
“GDPR”	means Regulation (EU) 2016/679 (General Data Protection Regulation);
“GDPR Regulator”	means any Governmental Entity responsible for enforcing GDPR;
“German Audit”	means the German tax audit ongoing as of the date of this Agreement in relation to years 2011 to 2014 in relation to certain members of the Liberty Global DE Target Group;
“German State Media Authority”	means a Landesmedienanstalt;
“Governmental Entity”
means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, including the European Union and any Tax Authority;

“HC Derivative Related Debt”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);

“HFM Accounts”
means the unaudited HFM management accounts for the 12 month period ended on the Accounts Date comprising for the avoidance of doubt only the balance sheet, the income statement and the cash flow statement (on a consolidated basis to the extent applicable) from each of the following:
(i) the Liberty Global DE Target Group, set out in documents 3.1.17 and 3.1.18 of the “Germany” section and documents 3.1.1 of the “Clean Team Germany” section of the Data Room;
(ii) the Liberty Global CZ Target Group, set out in document 3.1.5 of the “Czech Republic” section and documents 3.1.1 and 3.1.6 of the “Clean Team Czech Republic” section of the Data Room;
(iii) the Liberty Global HU Target Group, set out in document 3.1.2 of the “Hungary” section and documents 3.1.1 and 3.1.3 of the “Clean Team Hungary” section of the Data Room; and
(iv) the Liberty Global RO Target Group, set out in document 3.1.3 of the “Romania” section and documents 3.1.1 and 3.1.3 of the “Clean Team Romania” section of the Data Room.

“Hungarian GAAP”	means the generally accepted accounting standards, principles and practices in Hungary;
“Hungarian Quota Transfer Declaration”	means the share transfer agreement amongst the CEE Seller and the HU Purchaser in respect of the sale and purchase of the Liberty Global HU Shares, in the agreed form;
“Indemnified Termination Costs”	has the meaning set out in clause 9.14 (Undertakings and indemnities);
“Information Technology”	means information technology services, software, computer hardware, network and telecommunications equipment;
“Intellectual Property”
means patents, trademarks, rights in designs, copyrights, domain names and database rights (whether or not any of these are registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Intellectual Property Assignment Agreement”	means the intellectual property assignment agreement between Liberty Global Europe Holding B.V. and the Liberty Global DE Target Company to be entered into at Completion in the agreed form;

“Inter-Company Loan Payables”
means, in relation to each member of a Target Group, any amounts owed by that member to any member of the Sellers’ Retained Group (which are not Inter-Company Trading Balances or Transferring Inter-Company Loan Payables), in each case together with accrued interest in the applicable currency, if any, up to the Effective Time on the terms of the applicable debt and for the avoidance of doubt the amounts shall be calculated gross of any withholding or deduction for or on account of Tax required by law from such amounts and shall also take account of any additional amounts payable as a consequence of such withholding or deduction to the relevant member of the Sellers’ Retained Group;

“Inter-Company Loan Receivables”
means any amounts owed to any member of a Target Group by any member of the Sellers’ Retained Group (which are not Inter-Company Trading Balances or Transferring Inter-Company Loan Receivables), in each case together with accrued interest in the applicable currency, if any, up to the Effective Time on the terms of the applicable debt and for the avoidance of doubt the amounts shall be calculated gross of any withholding or deduction for or on account of Tax required by law from such amounts and shall also take account of any additional amounts payable as a consequence of such withholding or deduction to the relevant member of the Target Group;

“Inter-Company Trading Balances”
means all amounts owed, outstanding or accrued in the ordinary course of trading, including any amounts in respect of VAT comprised in such amounts, as between any member of the Sellers’ Group and any member of a Target Group as at the Completion Time in respect of inter-company trading activity and the provision of services, facilities and benefits between them (and for the avoidance of doubt the amounts shall be calculated gross of any withholding or deduction for or on account of Tax required by law from such amounts and shall also take account any additional amounts payable as a consequence of such withholding or deduction), excluding amounts due in respect of matters which have the characteristics of an intra-group loan;

“Intra-Group Arrangements”	has the meaning set out in clause 17.1 (Intra-Group Arrangements);
“Intra-Group Services Contracts”	means any Techtix Agreement and the Existing Brand License;
“KEK”	means the Kommission zur Ermittlung der Konzentration im Medienbereich;

“Leakage”
means (a) with respect to the DE Seller, any of the following items in relation to the Liberty Global DE Target Group; (b) with respect to the CEE Seller, any of the following items in relation to the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group; and (c) with respect to the RO Minority Seller, any of the following items in relation to the Liberty Global RO Target Group:
(i) any dividend or distribution (whether in cash or in kind) declared, paid or made or agreed to be paid or made by that Target Group to the relevant Seller or any member of the Sellers’ Retained Group;
(ii) any payments made or agreed (whether in cash or in kind) to be made by that Target Group to the relevant Seller or any member of the Sellers’ Retained Group in respect of any share capital of any member of that Target Group being redeemed, purchased or repaid, or any other return of capital (whether by reduction of capital or redemption or purchase of shares) by any member of that Target Group to the relevant Seller or any member of the Sellers’ Retained Group;
(iii) the assumption, indemnification or incurrence (including under any guarantee, indemnity or other security) of any liability by that Target Group to or for the benefit of the relevant Seller or any member of the Sellers’ Retained Group;
(iv) the payment or incurrence of any professional or third party fees by that Target Group in connection with the transactions contemplated by the Transaction Documents;

(v) the waiver, deferral or release by any member of that Target Group of any amount owed by the relevant Seller or any member of the Sellers’ Retained Group;

(vi) the incurrence of any additional financial indebtedness (whether though existing or new arrangements) by that Target Group to the relevant Seller or any member of the Sellers’ Retained Group;

(vii) any sale, transfer, surrender or other disposal (whether in whole or part) by, or waiver of any assets, rights or other benefits of, that Target Group for the benefit of the Seller or the Sellers’ Retained Group;

(viii) any transaction by a member of a Target Group with the relevant Seller or any member of the Sellers’ Retained Group (including the sale, purchase, transfer or disposal of any asset to such person);

(ix) any agreement or arrangement made or entered into by any member of that Target Group to do or give effect to any matter referred to in (i) to (viii) inclusive above; and

(x) any Tax payable (at any time) by any member of that Target Group in respect of or in consequence of any of the matters referred to in paragraphs (a) to (e) inclusive above, save to the extent that the Tax is actually reduced by any Relief available to any member of that Target Group which arose before the Effective Time and was not reflected as an asset taken into account as “Cash”, “Debt” or “Working Capital” in the Completion Accounts but only to the extent that any member of the Target Group has actually obtained such Relief at the time payment is made by the relevant Seller to the relevant Purchaser under sub-clause 7.6 (Completion);
but, in each case, does not include Permitted Leakage;

“LG Accounting Manual”	means the Liberty Global Accounting Manual as it was at 31 December 2017, which is in accordance with US GAAP;
“Liberty Global Capex Shortfall”
means, in relation to each Target Group, the amount (if any) (excluding any amount in respect of VAT comprised therein) by which the Liberty Global Capex Spend in respect of that Target Group is less than the Target Liberty Global Capex Spend in respect of that Target Group;

“Liberty Global Capex Spend”
means, in relation to each Target Group, the aggregate amount of capital expenditure incurred and capitalised by members of that Target Group on the balance sheet of the relevant member of the Target Group in line with the accounting principles set out in Part A of Schedule 9 (Post-Completion Financial Adjustments) during the period from 1 April 2018 up to the Effective Time but excluding:
(i) in the case of each Target Group, expenditure relating to customer-premises equipment;
(ii) in the case of the Liberty Global DE Target Group only, of expenditure related to Level 4 upgrade capital expenditure;
(iii) in the case of the Liberty Global DE Target Group only, expenditure related to Business to Business customers;
(iv) in the case of each Target Group, centrally incurred expenditure by the Libra Retained Group which has been recharged to the relevant Target Group, unless such recharge results in an asset being recognised on the balance sheet of the relevant Target Group; and
(v) in the case of each Target Group, expenditure related to the implementation of the Accenture GDPR Implementation Plan.
For the purposes of items (i), (ii) and (iii) above, the relevant expenditure shall be calculated on a consistent basis with the Budget and Long Range Plan.

“Liberty Global Cash”
means, in relation to each Target Group:
(i) the aggregate of its cash and its cash equivalents, including all interest accrued thereon, as per the reconciled cash book balance of the Target Group;
(ii) the aggregate of any Inter-Company Loan Receivables of that Target Group;
(iii) the aggregate of any Transferring Inter-Company Loan Receivables of that Target Group; and
(iv) (without double counting) the line items identified in the column headed “Cash” in the reference balance sheets referred to in Part B of Schedule 10 (Financial Adjustments: Amounts),
in each case, as at the Effective Time, derived from the reference balance sheet in Part B of Schedule 10 and the application of Schedule 9 (Post-Completion Financial Adjustments) and Schedule 11 (Agreed Treasury Principles). Liberty Global Cash shall exclude any amount included in the calculation of Liberty Global Debt or Liberty Global Working Capital for that Target Group;

“Liberty Global CEE Target Group”	means the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group (taken together);
“Liberty Global CZ Infrastructure Shares”
means 100% of the ownership interest in the Liberty Global CZ Infrastructure Target Company corresponding to the contribution to the registered capital of the Liberty Global CZ Infrastructure Target Company in the amount of CZK 116,781,600;

“Liberty Global CZ Infrastructure Target Company”	means UPC Infrastructure s.r.o., basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);
“Liberty Global CZ Shares”
means 100% of the ownership interest in the Liberty Global CZ Target Company corresponding to the contribution to the registered capital of the Liberty Global CZ Target Company in the amount of CZK 116,781,600;

“Liberty Global CZ Target Business”
means the business carried on by the Liberty Global CZ Target Group in the Czech Republic, being the UPC business of operating, maintaining and providing fixed line and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in the Czech Republic but excluding the DTH Business;

“Liberty Global CZ Target Company”	means UPC Ceska republica s.r.o., basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);

“Liberty Global CZ Target Group”
means the Liberty Global CZ Target Company, the Liberty Global CZ Infrastructure Target Company and all of their Subsidiaries (as they will be following completion of the Liberty Global Pre-Completion Reorganisation);

“Liberty Global DE Intercreditor Agreements”
means:
(i) the intercreditor agreement dated 20 November 2009 and made between, among others, the DE Seller, the Liberty Global DE Target Company and the DE Security Trustee (as amended from time to time); and
(ii) the intercreditor agreement dated 17 December 2014 and made between, among others, the DE Seller, the Liberty Global DE Target Company and the DE Security Trustee (as amended from time to time);

“Liberty Global DE Share Pledges”
means the junior-ranking share pledge agreements between, among others, the DE Seller and the DE Security Trustee dated: (i) 23 December 2015; and (ii) 16 December 2014, each as amended from time to time;

“Liberty Global DE Shares”	means the entire issued share capital of the Liberty Global DE Target Company;
“Liberty Global DE Target Business”
means the business carried on by the Liberty Global DE Target Group in Germany, being the Unitymedia business of operating, maintaining and providing fixed line, mobile and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in Germany;

“Liberty Global DE Target Company”	means Unitymedia GmbH, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);
“Liberty Global DE Target Group”	means the Liberty Global DE Target Company and all of its Subsidiaries (as they will be following completion of the Liberty Global Pre-Completion Reorganisation);

“Liberty Global Debt”
means, in relation to each Target Group, the aggregate borrowings and indebtedness in the nature of borrowing owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, or any other third party, or any member of the Sellers’ Retained Group, including:
(i) all outstanding principal and accrued and unpaid interest;
(ii) all obligations by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money;
(iii) the aggregate of the Inter-Company Loan Payables of that Target Group;
(iv) the aggregate of any Transferring Inter-Company Loan Payables of that Target Group;
(v) vendor financing liabilities;
(vi) any Liberty Global Capex Shortfall;
(vii) an amount equal to any Leakage from (but excluding) the Effective Time to (and including Completion); and
(viii) (without double-counting) the line items identified in the column headed “Debt” in the reference balance sheets referred to in Part B of Schedule 10 (Financial Adjustments: Amounts),
in each case as at the Effective Time, derived from the reference balance sheet in Part B of Schedule 10 and the application of Schedule 9 (Post-Completion Financial Adjustments) and Schedule 11 (Agreed Treasury Principles). Liberty Global Debt shall exclude any amount included in the calculation of Liberty Global Cash or Liberty Global Working Capital for that Target Group;

“Liberty Global Existing Rights”	has the meaning set out in sub-clause 9.7 (Undertakings and indemnities);
“Liberty Global HU Shares”	means the quota comprising the entire issued share capital of the Liberty Global HU Target Company;

“Liberty Global HU Target Business”
means the business carried on by the Liberty Global HU Target Group in Hungary, being the UPC business of operating, maintaining and providing fixed line, mobile and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in Hungary but excluding the DTH Business;

“Liberty Global HU Target Company”	means UPC Magyarorszag, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);
“Liberty Global HU Target Group”	means the Liberty Global HU Target Company and all of its Subsidiaries (as they will be following completion of the Liberty Global Pre-Completion Reorganisation);
“Liberty Global Net Debt”	means, in relation to each Target Group, the Liberty Global Cash less the Liberty Global Debt;
“Liberty Global Participants”	means those employees of the Target Groups who are participants in the Liberty Global Share Schemes immediately prior to Completion;
“Liberty Global Pre-Completion Reorganisation”	has the meaning set out in sub-clause 6.1 (Pre-Completion steps);
“Liberty Global Quarterly Update”	has the meaning set out in sub-clause 3.1 (Estimated Consideration);
“Liberty Global RO External Services Shares”	means all of the shares in UPC External Services S.R.L. not owned by a member of the Liberty Global RO Target Group;
“Liberty Global RO Majority Shares”	means 23,672,400 shares in Liberty Global RO Target Company, which together with the Liberty Global RO Minority Shares comprise the entire issued share capital of the Liberty Global RO Target Company;
“Liberty Global RO Minority Shares”	means 27,600 shares in Liberty Global RO Target Company, which together with the Liberty Global RO Majority Shares comprise the entire issued share capital of the Liberty Global RO Target Company;
“Liberty Global RO Services Shares”	means all of the shares in UPC Services S.R.L. not owned by a member of the Liberty Global RO Target Group;
“Liberty Global RO Target Business”
means the business carried on by the Liberty Global RO Target Group in Romania, being the UPC business of operating, maintaining and providing fixed line and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in Romania but excluding the DTH Business;

“Liberty Global RO Target Company”	means UPC Romania Srl, basic information concerning which is set out in Part A of Attachment 1 (Basic information about the Target Companies);
“Liberty Global RO Target Group”	means the Liberty Global RO Target Company and all of its Subsidiaries (as they will be following completion of the Liberty Global Pre-Completion Reorganisation);

“Liberty Global Share Schemes”	means any share based incentive schemes which any member of the Sellers’ Group has in place from time to time;
“Liberty Global Shares”	means shares in the share capital of any member of the Sellers’ Group;
“Liberty Global Working Capital”
means in relation to each Target Group, the net total of the line items identified in the column headed “Working Capital” as at the Effective Time, derived from the reference balance sheet in Part B of Schedule 10 (Financial Adjustments: Amounts) and the application of Schedule 9 (Post-Completion Financial Adjustments) and Schedule 11 (Agreed Treasury Principles). Liberty Global Working Capital shall exclude any amount included in the calculation of Liberty Global Cash or Liberty Global Debt for that Target Group. For the avoidance of doubt, Liberty Global Working Capital includes any Inter-Company Trading Balances;

“Litigation Proceeds”	has the meaning set out in paragraph 1 of Schedule 15 (Existing DE Litigation Consideration);
“Long Stop Date”
means:
(i) the date falling 18 months after the date of this Agreement; unless
(ii) commitments have been agreed by any of the Purchasers with a Relevant Regulatory Authority in relation to the fulfilment of the condition set out in Schedule 1 (Condition to Completion), the implementation of which requires a binding agreement to be entered into with a third party and approval of the terms of such agreement by the Relevant Regulatory Authority prior to the sale and purchase of the Shares pursuant to this Agreement, in which case “Long Stop Date” shall mean the date falling 24 months after the date of this Agreement;

“Major Contract”
means:
(i) in the case of the Liberty Global DE Target Group, any written contract to which a member of the Liberty Global DE Target Group will be a party following the Pre-Completion Reorganisation with an actual or estimated spend or revenue in any one year in excess of €15,000,000; and

(ii) in the case of the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group, any written contract to which a member of those Target Groups will be a party following the Pre-Completion Reorganisation with an actual or estimated spend or revenue in any one year in excess of €2,000,000 million, in each case excluding any Financing Facility;
“Management Accounts”
means the unaudited monthly reports comprised of the profit and loss accounts of each of the Liberty Global DE Target Group (as set out in document 3.4.7 of the “Clean Team Germany” section of the Data Room), the Liberty Global CZ Target Group (as set out in document 3.1.13 of the “Clean Team Czech Republic” section of the Data Room), the Liberty Global HU Target Group (as set out in document 3.1.10 of the “Clean Team Hungary” section of the Data Room) and the Liberty Global RO Target Group (as set out in document 3.1.7 of the “Clean Team Romania” section of the Data Room) for the period commencing 1 January 2018 and ending 31 March 2018;

“Market Data Date”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);
“Material Contract”
means:
(i) in the case of the Liberty Global DE Target Group, any written contract to which a member of the Liberty Global DE Target Group is party with an actual or estimated spend or revenue in any one year in excess of €10,000,000; and

(ii) in the case of the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group, any written contract to which a member of those Target Groups is party with an actual or estimated spend or revenue in any one year in excess of €1,500,000, in each case excluding any Financing Facility;
“Material Financing Facilities”
means:
(i) in the case of Financing Facilities of the Liberty Global DE Target Group, Financing Facilities with a principal amount exceeding €50,000,000; and
(ii) in the case of Financing Facilities of the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group, Financing Facilities with a principal amount exceeding €10,000,000;

“Material Licences”	has the meaning set out in paragraph 11.1 (Licenses) of Part A of Schedule 3;

“Material Litigation”
means:
(i) in the case of the Liberty Global DE Target Group, any litigation, arbitration or other dispute resolution process commenced where the monetary amounts reasonably expected to be recovered or settled, or where the reasonably expected monetary cost, exceeds €10,000,000;
(ii) in the case of the Liberty Global CEE Target Group, any litigation, arbitration or other dispute resolution process commenced where the monetary amounts reasonably expected to be recovered or settled, or where the reasonably expected monetary cost, exceeds €1,500,000;
 (iii) any criminal proceedings; and
(iv) any litigation, arbitration or other dispute resolution process commenced by a consumer association, where that may reasonably be expected to have a material adverse effect on the Target Group;

“Material MDU Contract”
means (i) the top 10 concession agreements of the Liberty Global DE Target Group with housing associations and (ii) the top 10 concessions agreements of the Liberty Global DE Target Group with level 4 operators and other carriers, in each case of (i) and (ii) relating to multi dwelling units and by revenue in 2017;

“Material Proceedings”
means:
(i) in the case of the Liberty Global DE Target Group, any litigation, arbitration or other dispute resolution process commenced where the monetary amounts reasonably expected to be recovered or settled, or where the reasonably expected monetary cost, exceeds €20,000,000;
(ii) in the case of the Liberty Global CEE Target Group, any litigation, arbitration or other dispute resolution process commenced where the monetary amounts reasonably expected to be recovered or settled, or where the reasonably expected monetary cost, exceeds €3,500,000;
 (iii) any criminal proceedings;
(iv) the Existing DE Litigation;
(v) the Feed-in Tariffs Litigation; and
(vi) any litigation, arbitration or other dispute resolution process commenced by a consumer association, where that may reasonably be expected to have a material adverse effect on the Target Group;

“Material RO Leases”	means leasehold Property leased by the Liberty Global RO Target Group with an annual rent in excess of €100,000 in each case at any point between the date of this Agreement and Completion;
“Merger Regulation”	has the meaning set out in paragraph 1 of Schedule 1 (Condition to Completion);
“Migration Escrow Account”
means the migration escrow account to be established at the Escrow Agent in the joint names of the Purchaser’s Representative and the Sellers’ Representative (or such other parties as the Purchasers and the Sellers may agree);

“Migration Escrow Agreement”	has the meaning set out in sub-clause 6.15 (“Pre-Completion Steps”);
“Migration Escrow Amount”
means €175,000,000 or in the event that not all Planning Milestones have been Achieved (as such terms are defined in Schedule 11 (Migration, Integration and Development Projects) of the Transitional Services Agreement on or before the Effective Date, €200,000,000;

“Migration Escrow Notice”	means a notice given by in accordance with paragraph 3 of Schedule 11 of the Transitional Services Agreement;

“Minimum Liquidity Agreement”
means the letter agreement to be entered into on or around the date of this Agreement amongst the Vodafone Guarantor, Vodafone Investments Luxembourg S.à r.l., the Liberty Global Guarantor, the DE Seller and the CEE Seller in relation to the liquidity of the Vodafone Guarantor;

“Minimum Service Levels”	has the meaning given in the Transitional Services Agreement;
“Network”	has the meaning set out in paragraph 16.1 of Schedule 3 (Warranties);
“New CEE Seller”	has the meaning set out in clause 21.4 (Assignment);
“Non-disclosure Agreement”	means the letter agreement (and amendment thereto) entered into and currently in force between the Vodafone Guarantor and Liberty Global Guarantor in connection with a potential transaction;
“Non-solicit employee”
means in respect of:
(i) each Target Group, any member of the management board of that Target Group;
(ii) the Liberty Global DE Target Group, any employee with a base annual salary (including any guaranteed bonus) of €125,000 or more;
(iii) the Liberty Global CZ Target Group, any employee with a base annual salary (including any guaranteed bonus) of €70,000 or more;
(iv) the Liberty Global HU Target Group, any employee with a base annual salary (including any guaranteed bonus) of €60,000 or more; and
(v) the Liberty Global RO Target Group, any employee with a base annual salary (including any guaranteed bonus) of €90,000 or more.

“Ongoing Security”
means the security granted over the shares of, or partnership interests in, members of the Liberty Global DE Target Group under the documents contained at documents 11.6.1.21 - 11.6.1.64, and 11.6.1.175 - 11.6.1.177, 11.11.1.1 - 11.11.1.6 and 11.6.14 of the “Germany” section of the Data Room;

“parent company”
means any company that in relation to another company (its “subsidiary”):
(i) holds a majority of the voting rights in the subsidiary;
(ii) is a member of the subsidiary and has the right to appoint or remove a majority of its board of directors;
(iii) is a member of the subsidiary and controls a majority of the voting rights in it under an agreement with the other members; or
(iv) has the right to exercise a dominant influence over the subsidiary under the subsidiary’s articles or a contract authorised by them, in each case whether directly or indirectly through one or more companies;

“Pay Television Services”
means services providing television programming by means of a signal to paying subscribers who are provided with consumer premises equipment, and such signal being transmitted over a platform designed and operated for the specific purpose of transmitting such programming signal (excluding the activities described in sub-clauses (v) to (ix) of sub-clause 14.1(B) and not, for the avoidance of doubt, including any form of over-the-top (OTT) services);

“Pension Scheme”	means the pension schemes listed in Schedule 13 (Pension Schemes);

“Permitted Leakage”
means:
(i) any payments to or transactions with a Seller or a member of the Sellers’ Retained Group under arrangements for the provision of services by the Sellers’ Retained Group to the relevant Target Group (excluding any payment under or in respect of any Techtix Agreement), provided that:
(a) such arrangement is on arms’ length terms;
(b) such payments or transactions are made in the ordinary course of business and are consistent with the past practice of the relevant Target Group in the 12 months prior to the date of this Agreement; and
(c) such payments or transactions shall only constitute Permitted Leakage up to a maximum of €500,000 per day in aggregate in respect of all of the Target Groups; and]
(ii) any payments for any amounts accrued, reserved or provisioned for as Liberty Global Debt or in Liberty Global Working Capital;
(iii) any Leakage, to the extent that it is subsequently refunded to that Target Group on or prior to Completion;
(iv) any matter which the Purchasers and the Sellers agree in writing shall be Permitted Leakage from time to time; and
(v) any Tax payable by any member of that Target Group in respect of or in consequence of the matters set out at (i) above.

“Postponed Long Stop Date”	means the Long Stop Date as postponed in accordance with sub-clause 4.13 (Conditions);
“Pre-Completion Liberty Global CZ Working Capital Adjustment”
means an amount equal to the difference between the Estimated Liberty Global CZ Working Capital and the Target Liberty Global CZ Working Capital and, if the Estimated Liberty Global CZ Working Capital is greater than the Target Liberty Global CZ Working Capital, such amount shall be expressed as a positive number (or, if the Estimated Liberty Global CZ Working Capital is less than the Target Liberty Global CZ Working Capital, such amount shall be expressed as a negative number);

“Pre-Completion Liberty Global DE Working Capital Adjustment”
means an amount equal to the difference between the Estimated Liberty Global DE Working Capital and the Target Liberty Global DE Working Capital and, if the Estimated Liberty Global DE Working Capital is greater than the Target Liberty Global DE Working Capital, such amount shall be expressed as a positive number (or, if the Estimated Liberty Global DE Working Capital is less than the Target Liberty Global DE Working Capital, such amount shall be expressed as a negative number);

“Pre-Completion Liberty Global HU Working Capital Adjustment”
means an amount equal to the difference between the Estimated Liberty Global HU Working Capital and the Target Liberty Global HU Working Capital and, if the Estimated Liberty Global HU Working Capital is greater than the Target Liberty Global HU Working Capital, such amount shall be expressed as a positive number (or, if the Estimated Liberty Global HU Working Capital is less than the Target Liberty Global HU Working Capital, such amount shall be expressed as a negative number);

“Pre-Completion Liberty Global RO Working Capital Adjustment”
means an amount equal to the difference between the Estimated Liberty Global RO Working Capital and the Target Liberty Global RO Working Capital and, if the Estimated Liberty Global RO Working Capital is greater than the Target Liberty Global RO Working Capital, such amount shall be expressed as a positive number (or, if the Estimated Liberty Global RO Working Capital is less than the Target Liberty Global RO Working Capital, such amount shall be expressed as a negative number);

“Pre‑contractual Statement”	has the meaning set out in sub-clause 24.3 (Entire agreement);
“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;
“Property Owner”	means, in relation to any Relevant Property, the person referred to as the owner in Attachment 2 (Relevant Properties);
“Purchaser Regulatory Warranty”	has the meaning set out in sub-clause 10.4 (Purchasers’ and Guarantors’ warranties);
“Purchaser Obligation”
means any representation, covenant, warranty, indemnity or undertaking to indemnify or pay an amount equal to the amount required to indemnify given by any Purchaser to any Seller under this Agreement or under the Tax Covenant;

“Purchasers’ Group”	means the Vodafone Guarantor and its subsidiaries and subsidiary undertakings from time to time, including following Completion the members of the Target Groups;
“Purchaser’s Relief”	has the meaning set out in the Tax Covenant;
“Purchaser’s Repayment”	has the meaning set out in the Tax Covenant;
“Purchasers’ Representative”	has the meaning set out in sub-clause 27.4 (Sellers’ Representative and Purchasers’ Representative);
“Regulatory Clean Team Agreement”	means the regulatory clean team confidentiality agreement entered into between the Vodafone Guarantor and the Liberty Global Guarantor on 19 April 2018;

“Relevant Period”
means:
(i) in respect of any member of the Liberty Global DE Target Group, five years before the Accounts Date;
(ii) in respect of any member of the Liberty Global CZ Target Group, three years before the Accounts Date;
(iii) in respect of any member of the Liberty Global HU Target Group, four years before the Accounts Date;
(iv) in respect of any member of the Liberty Global RO Target Group, three years before the Accounts Date;

“Relevant Property”	means the each of the Properties referred to in Attachment 2 (Relevant Properties);
“Relevant Regulatory Authority”
means the European Commission, the German Federal Cartel Office (Bundeskartellamt), the Office for the Protection of Competition (Úřad pro ochranu hospodářské soutěže) in the Czech Republic, the Hungarian Competition Authority and the Romanian Competition Council (Consiliul Concurentei);

“Relevant Target Group”
means:
(i) in the case of any member of the Liberty Global DE Target Group, the Liberty Global DE Target Group; and
(ii) in the case of any member of the Liberty Global CZ Target Group, the Liberty Global HU Target Group or the Liberty Global RO Target Group, the Liberty Global CEE Target Group;

“Relief”	has the meaning set out in the Tax Covenant;
“Representatives”
means, in relation to a party, members of the Purchasers’ Group or Sellers’ Group (as applicable) and the directors, officers, employees, agents, advisers, accountants and consultants of that party and members of the Purchasers’ Group or Sellers’ Group (as applicable), provided they have been actively involved in the sale of the Shares or ancillary matters on behalf of the relevant party;

“Restricted Business”	has the meaning set out in sub-clause 14.1(B) (Protective Covenants);
“Romanian GAAP”	means the generally accepted accounting standards, principles and practices in Romania;
“Romanian Share Transfer Agreement”
means the share transfer agreement amongst the CEE Seller, the RO Minority Seller, the RO Majority Purchaser and the RO Minority Purchaser in respect of the sale and purchase of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares in the agreed form;

“Sellers’ Affiliate”
means any entity that is not a member of the Sellers’ Group but in respect of which a member of the Sellers’ Group holds more than 25% (but less than a majority) of the voting rights or rights to distributions;

“Sellers’ Affiliate Contract”
means any entity that is not a member of the Sellers’ Group but in respect of which a member of the Sellers’ Group holds more than 25% (but less than a majority) of the voting rights or rights to distributions;

“Seller Obligation”
means any representation, covenant, warranty, indemnity or undertaking to indemnify or pay an amount equal to the amount required to indemnify given by any Seller to any Purchaser under this Agreement or under the Tax Covenant;

“Sellers’ Group”	means the Liberty Global Guarantor and its subsidiaries and subsidiary undertakings from time to time, excluding following Completion the members of the Target Groups;
“Sellers’ Representative”	has the meaning set out in clause 27 (Sellers’ Representative and Purchasers’ Representative);
“Sellers’ Retained Group”	means Liberty Global plc and its subsidiaries and subsidiary undertakings from time to time, excluding the members of the Target Groups;
“Senior Employee”	means any member of the management board of any member of each Target Group and any employee of any member of each Target Group with a base annual salary of €150,000 or more;
“Separation”	has the meaning set out in Schedule 14 (Separation);
“Separation Document”
means documents 10.2.3 of the “Germany” section, 10.2.5 of the “Czech Republic” section, 10.2.5 of the “Hungary” Section, 10.2.5 of the “Romania” section, 4.3 and 4.4 of the “Corporate” section and 3.1, 3.2, 3.5, 3.6 and 3.8 of the “Clean Team Corporate” section of the Data Room;

“Service Document”	means a claim form, application notice, order or judgment;
“Settlement”	means any agreement, settlement or compromise with the Defendants in relation to the Existing DE Litigation or any discontinuation of the Existing DE Litigation;
“Share Purchase Documents”	means this Agreement and the Ancillary Documents;
“Shares”
means the Liberty Global DE Shares, the Liberty Global CZ Shares, the Liberty Global CZ Infrastructure Shares, the Liberty Global HU Shares, the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares;

“Slovakia Business”
means the business carried on by the Sellers’ Retained Group in Slovakia, being the UPC business of operating, maintaining and providing fixed line and broadband telecommunications, television and video services to or for retail, enterprise and wholesale customers in Slovakia but excluding the DTH Business;

“Smart Sourcing Consideration”	has the meaning set out in paragraph 1.1 of Schedule 7 (Liberty Global Pre-Completion Reorganisation);

“SPA Novation Agreement”	means the novation agreement substantially in the agreed form;
“Special Call Date”	has the meaning set out in Schedule 11 (Agreed Treasury Principles);
“Specific Accounting Treatments”	has the meaning set out in paragraph 2 of Part A of Schedule 9 (Post-Completion Financial Adjustments);
“Subsidiary”
means at any relevant time any then subsidiary or subsidiary undertaking of a Target Company, basic information concerning each current subsidiary and subsidiary undertaking of each Target Company being set out in Part B of Attachment 1 (Basic information about the Subsidiaries);

“subsidiary”	has the meaning set out in the definition of “parent company”;
“subsidiary undertaking”	has the meaning set out in section 1162 of the UK Companies Act 2006;
“Target Businesses”
means the Liberty Global DE Target Business, the Liberty Global CZ Target Business, the Liberty Global HU Target Business and the Liberty Global RO Target Business and “Target Business” shall mean any of them;

“Target Companies”
means the Liberty Global DE Target Company, the Liberty Global CZ Target Company, the Liberty Global CZ Infrastructure Target Company, the Liberty Global HU Target Company and the Liberty Global RO Target Company and “Target Company” shall mean any of them;

“Target Groups”	means the Liberty Global DE Target Group, the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group and “Target Group” shall mean any of them;
“Target Liberty Global Capex Spend”	means, in relation to each Target Group, the Target Liberty Global Capex Spend set out in relation to that Target Group in Part D of Schedule 10 (Financial Adjustments: Amounts);
“Target Liberty Global CZ Working Capital”	means the amount set out as the Target Liberty Global CZ Working Capital in in Part D of Schedule 10 (Financial Adjustments: Amounts);
“Target Liberty Global DE Working Capital”	means the amount set out as the Target Liberty Global DE Working Capital in in Part D of Schedule 10 (Financial Adjustments: Amounts);
“Target Liberty Global HU Working Capital”	means the amount set out as the Target Liberty Global HU Working Capital in in Part D of Schedule 10 (Financial Adjustments: Amounts);
“Target Liberty Global RO Working Capital”	means the amount set out as the Target Liberty Global RO Working Capital in in Part D of Schedule 10 (Financial Adjustments: Amounts);
“Tax”	has the meaning set out in the Tax Covenant;

“Tax Authority”	has the meaning set out in the Tax Covenant;
“Tax Covenant”	means the Tax Covenant in the agreed form;
“Tax Matters”	has the meaning set out in the paragraph 9 of Schedule 5;
“Tax Period”	has the meaning set out in the Tax Covenant;
“Tax Return”	has the meaning set out in the Tax Covenant;
“Tax Warranties”	means the Warranties set out in paragraphs 23 to 32 of Part A of Schedule 3 (Warranties), and “Tax Warranty” shall be construed accordingly;
“Techtix Agreements”
means the agreements at 6.14.13 of the “Czech Republic” section, 6.14.2.1 and 6.14.2.5 of the “Germany” section, 6.14.1 and 6.14.35 of the “Hungary” section and 6.14.16, 6.14.28 and 6.14.29 of the “Romania” section of the Data Room;

“Telco Dispute”	has the meaning set out in the Tax Covenant;
“Territories”	means each of Germany, Romania, Hungary and the Czech Republic;
“Third Party Consent”	has the meaning set out in sub-clause 9.5 (Undertakings and indemnities);
“Third Party Guarantee”	has the meaning set out in sub-clause 9.1 (Undertakings and indemnities);
“Third Party Provisions”	has the meaning set out in clause 34 (Contracts (Rights of Third Parties) Act 1998);
“Third Party Right”
means any right to acquire, option or right of pre-emption or conversion or any mortgage, charge, encumbrance, pledge, lien, assignment, hypothecation, security interest, title retention, sub-participation or any other security agreement or arrangement or third party right or claim, or any agreement to create any of the above;

“Transferring Inter-Company Loan Payables”
means any amounts owed by a member of the Target Groups to a member of the Sellers’ Retained Group under each Transferring Inter-Company Loan Payables Agreement, in each case excluding any accrued interest up to the Completion Time;

“Transferring Inter-Company Loan Payables Agreements”
means the following loan agreements:
(i) the master loan agreement between UPC Broadband Holding BV and the Liberty Global CZ Infrastructure Target Company dated 29 November 2016;
(ii) the master loan agreement between UPC Broadband Holding BV and the Liberty Global HU Target Company dated 1 July 2007 as amended and restated on 31 January 2017; and
(iii) the master loan agreement between UPC Broadband Holding BV and the Liberty Global RO Target Company dated 1 July 2007 as amended and restated on 31 January 2017;

“Transferring Inter-Company Loan Payables Transfer Agreement”	means each transfer agreement for the transfer and assignment of the Transferring Inter-Company Loan Payables Agreements, in the agreed form;
“Transferring Inter-Company Loan Receivable”
means the amounts owed by a member of the Sellers’ Retained Group to a member of the Target Group under the Transferring Inter-Company Loan Receivables Agreements, in each case excluding any accrued interest up to the Completion Time;

“Transferring Inter-Company Loan Receivable Agreement”
means:
(i) the amended and restated master (loan) agreement in respect of UPC Germany Holding BV between Unitymedia Germany Holding BV and the Liberty Global DE Target Company dated 24 April 2018;
(ii) the amended and restated master (loan) agreement between UPC Germany Holding BV and the Liberty Global DE Target Company dated 31 December 2015;
(iii) the master (loan) agreement between the Liberty Global DE Target Company and UPC Germany Holding BV dated 30 June 2016; and
(iv) the master (loan) agreement between the Liberty Global DE Target Company and UPC Germany Holding BV as amended on 7 December 2016.

“Transferring Inter-Company Loan Receivable Transfer Agreement”	means the transfer agreement for the transfer and assignment of the Transferring Inter-Company Loan Receivables Agreements, in the agreed form;

“Transitional Services Agreement”	means the transitional services agreement between Liberty Global BV, the Vodafone Guarantor and members of the Purchasers’ Group to be entered into on or around Completion, in the agreed form;
“TSA Service Credit Escrow Account”
means the TSA service credit escrow account to be established at the Escrow Agent in the joint names of the Purchaser’s Representative and the Sellers’ Representative (or such other parties as the Purchasers and the Sellers may agree);

“TSA Service Credit Escrow Agreement”	has the meaning set out in sub-clause 6.15 (Pre-Completion steps);
“TSA Service Credit Escrow Amount”	means €130,000,000;
“TSA Service Credit Escrow Notice”	means a notice given by in accordance with paragraph 13 of the schedule 12 to the Transitional Services Agreement;
“TSA Services”	means the services set out in schedule 1 (Services) to the Transitional Services Agreement;
“US GAAP”	means the generally accepted accounting standards, principles and practices in the United States in effect as at 31 December 2017;
“Utility Tax”	means any tax levied in accordance with Hungarian Act CLXVIII of 2012;
"VAT"
means:
(i) any Tax charged in accordance with the Value Added Tax Act 1994, as may be amended or substituted from time to time;
(ii) within the European Union, any Tax imposed by any Member State in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC); and

(iii) outside the European Union, any Tax corresponding to, or substantially similar to, the Tax referred to in paragraphs (i) or (ii) of this definition.
“Vodafone CZ Knowledge Group”	has the meaning set out in paragraph 8 of Schedule 5 (Limitations on the Sellers’ liability);
“Vodafone DE Knowledge Group”	has the meaning set out in paragraph 8 of Schedule 5 (Limitations on the Sellers’ liability);
“Vodafone RO Knowledge Group”	has the meaning set out in paragraph 8 of Schedule 5 (Limitations on the Sellers’ liability);
“Warranties”	means the warranties set out in Schedule 3 (Warranties) given by the Sellers and “Warranty” shall be construed accordingly;

“Wider Corporate Effect Clause”
means a term of a contract or arrangement of the Target Group which affects or purports to affect agreements or arrangements with members of the corporate group of which the relevant Target Group counterparty forms part from time to time (other than, for the avoidance of doubt, in respect of other members of the Target Group);

“Works Councils”	has the meaning set out in sub-clause 6.13(A); and
“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Agreement, unless otherwise specified or the context otherwise requires:

(A)
references to clauses, sub-clauses, paragraphs, sub-paragraphs, Schedules and Attachments are to clauses, sub-clauses, paragraphs and sub-paragraphs of, and Schedules and Attachments to, this Agreement;

(B)
references to any document in the “agreed form” means that document in a form agreed by the Sellers and the Purchasers and initialled for the purposes of identification on behalf of each of the Sellers and the Purchasers, as validly amended from time to time;

(C)	the singular shall include the plural and vice versa, and use of any gender includes the other genders;

(D)
except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to: (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made before or after the date of this Agreement under that enactment as amended, consolidated or re-enacted as described in paragraph (i) or paragraph (ii) above, except to the extent that any of the matters referred to in paragraph (i) to paragraph (iii) above occurs after the date of this Agreement and increases or alters the liability of a Seller or a Purchaser under this Agreement;

(E)	references to a “company” shall be construed so as to include any corporation or other body corporate, wherever and however incorporated or established;

(F)
references to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate (wherever incorporated), limited liability company, government, state or agency of a state, local or municipal authority or government body or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(G)	any reference to a “day” (including the phrase “Business Day”) shall mean a period of 24 hours running from midnight to midnight;

(H)	references to times are to Central European Time;

(I)
references to "costs" and/or "expenses" suffered or incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses for which either that person or, if relevant, any other member of the VAT group to which that person belongs is entitled to credit as input tax;

(J)	references to “writing” shall include any modes of reproducing words in a legible and non-transitory form;

(K)	references to “including” or “includes” shall mean including or includes without limitation;

(L)	references to “greater” shall be construed so that, for example, 10 represents a greater amount than 5, and -5 represents a greater amount than -10;

(M)	references to “less” shall be construed so that, for example, 5 represents a lesser amount than 10, and -10 represents a lesser amount than -5;

(N)
references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(O)	the table of contents and all headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Agreement;

(P)	the formulation “to the extent that” shall be read as meaning “if, but only to the extent that”;

(Q)
the Schedules and Attachments form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules and Attachments;

(R)
where an amount is expressed in sub-clause 5.2 or Schedule 6 in Euro and the parties need to know the equivalent amount in another currency, such amount shall be converted to an amount in such other currency as is required at the spot rate of exchange (mid-point) for that currency into Euro at 4.00pm London time on the date of this Agreement as published by Bloomberg on the BFIX service;

(S)
references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying on an after-Tax basis and where any undertaking to pay is given under this Agreement where the amount to be paid is calculated by reference to the amount that would be required to indemnify any person against any circumstance (including without limitation under clause 9) such amount shall be calculated on an after-Tax basis;

(T)
any indemnity or obligation to pay (the “Payment Obligation”) being given or assumed on an “after-Tax basis” or expressed to be “calculated on an after-Tax basis” means that the amount payable pursuant to such Payment Obligation (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment;

(ii)	the amount and timing of any additional Tax which becomes payable as a result of the Payment being subject to Tax; and

(iii)	the amount and timing of any Tax benefit which is obtained, to the extent that such Tax benefit is attributable to the matter giving rise to the Payment Obligation, the recipient of the Payment is in the same position as that in which it would have been if the matter giving rise to the Payment Obligation had not occurred (or, in the case of a Payment Obligation arising by reference to a matter affecting a person other than the recipient of the Payment, the recipient of the Payment and that other person are, taken together, in the same position as that in which they would have been had the matter giving rise to the Payment Obligation not occurred), provided that the amount of the Payment shall not exceed that which it would have been if it had been regarded for all Tax purposes as received solely by the recipient and not any other person; and

(U)
references in this Agreement to any person shall, when construing any provision in relation to VAT or amount in respect of VAT, be deemed at any time when such person is a member of a group for VAT purposes in relation to such VAT or amount in respect of VAT to include a reference, where appropriate, to any other member of such group for VAT purposes at such time.

2.	Sale and Purchase

2.1	On and subject to the terms and conditions of this Agreement, at Completion:

(A)	the DE Seller shall sell, and the DE Purchaser shall purchase, the Liberty Global DE Shares;

(B)	the CEE Seller shall sell, and the CZ Purchaser shall purchase, the Liberty Global CZ Shares and the Liberty Global CZ Infrastructure Shares;

(C)	the CEE Seller shall sell, and the HU Purchaser shall purchase, the Liberty Global HU Shares;

(D)	the CEE Seller shall sell, and the RO Majority Purchaser shall purchase, the Liberty Global RO Majority Shares;

(E)	the RO Minority Seller shall sell, and the RO Minority Purchaser shall purchase, the Liberty Global RO Minority Shares; and

(F)	the CEE Seller shall procure that UPC France BV shall sell, and the RO Majority Purchaser shall purchase, the Liberty Global RO Services Shares and the Liberty Global RO External Services Shares,
in each case free from Third Party Rights (save for any Ongoing Security in respect of the Liberty Global DE Shares) with effect from Completion and with all rights attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the relevant Shares after Completion. The sale and purchase of the Shares shall be on the terms set out in this Agreement.

2.2	The Sellers shall procure that, on or prior to Completion, any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

3.	Estimated Consideration

3.1
Prior to Completion, the Sellers undertake to keep the Purchasers reasonably informed of their estimates as to the Estimated Liberty Global DE Net Debt, the Pre-Completion Liberty Global DE Working Capital Adjustment, the Estimated Liberty Global CZ Net Debt, the Pre-Completion Liberty Global CZ Working Capital Adjustment, the Estimated Liberty Global HU Net Debt, the Pre-Completion Liberty Global HU Working Capital Adjustment, the Estimated Liberty Global RO Net Debt and the Pre-Completion Liberty Global RO Working Capital Adjustment including by:

(A)
(unless the Purchasers agree otherwise) providing the Purchasers with updates within 15 Business Days of the end of each calendar quarter (31 March, 30 June, 30 September and 31 December) of the Sellers’ estimates as to the Liberty Global Net Debt and Liberty Global Working Capital of each Target Group as at the end of the relevant calendar quarter in the format set out in Part C of Schedule 10 (Financial Adjustments: Amounts), (together, a “Liberty Global Quarterly Update”) accompanied by reasonable supporting evidence for such estimates; and

(B)	at the reasonable request of the Purchasers, meeting with the Purchasers’ representatives to discuss any Liberty Global Quarterly Update within 15 Business Days of such request.

3.2
On the third Business Day following the date on which the condition listed in Schedule 1 (Condition to Completion) is fulfilled or such other date as the parties may agree, the Sellers shall notify the Purchasers of the Estimated Liberty Global DE Net Debt, the Pre-Completion Liberty Global DE Working Capital Adjustment, the Estimated Liberty Global CZ Net Debt, the Pre-Completion Liberty Global CZ Working Capital Adjustment, the Estimated Liberty Global HU Net Debt, the Pre-Completion Liberty Global HU Working Capital Adjustment, the Estimated Liberty Global RO Net Debt and the Pre-Completion Liberty Global RO Working Capital Adjustment and of each of the Estimated Inter-Company Trading Payables, Estimated Inter-Company Trading Receivables, Estimated Inter-Company Loan Payables, Estimated Inter-Company Loan Receivables, Estimated Transferring Inter-Company Loan Payables and Estimated Transferring Inter-Company Loan Receivables in respect of each Target Group (in each case (a) all estimates being made in good faith, (b) estimated on a basis consistent with the provisions set out in Schedule 9 (Post-Completion Financial Adjustments), and (c) accompanied by reasonable supporting evidence for such estimates including an explanation of material movements since the last Liberty Global Quarterly Update).

3.3	At Completion, the Purchasers shall pay to the Sellers an amount equal to the aggregate of the Estimated Consideration.

3.4	Immediately following Completion, the Sellers shall pay:

(A)	the Migration Escrow Amount into the Migration Escrow Account to be held in accordance with Schedule 17 (Escrows) and the Migration Escrow Agreement; and

(B)	the TSA Service Credit Escrow Amount into the TSA Service Credit Escrow Account to be held in accordance with Schedule 17 (Escrows) and the TSA Service Credit Escrow Agreement.

3.5
Following Completion, the Estimated Consideration shall be adjusted as set out in Schedule 9 (Post-Completion Financial Adjustments) and the “Final Consideration” shall be the Estimated Consideration as adjusted by any payments required to be made under Part D of Schedule 9 (Post-Completion Financial Adjustments), subject to further adjustment, if applicable, pursuant to sub-clauses 3.7 and 3.8.

3.6	The parties agree to the terms of Schedule 12 (Consideration Allocation).

3.7
Any payment to be made by a Purchaser to a Seller or by a Seller to a Purchaser, as the case may be, in respect of any Seller Obligation or any Purchaser Obligation shall be treated (so far as possible) as taking effect by way of an adjustment of the Final Consideration paid to that Seller by that Purchaser and to the extent of any excess shall be treated as taking effect by way of an adjustment of any remaining Final Consideration.

3.8
The consideration payable by the DE Purchaser to the DE Seller in respect of the Liberty Global DE Shares in accordance with sub-clauses 3.3 and 3.6 (as adjusted in accordance with sub-clauses 3.5 and 3.7) shall (if applicable) be further adjusted after Completion by the DE Purchaser paying to the DE Seller any Existing DE Litigation Consideration in accordance with Schedule 15 (Existing DE Litigation Consideration).

4.	Conditions

4.1	The sale and purchase of the Shares shall be conditional on the condition set out in Schedule 1 (Condition to Completion) having been fulfilled in accordance with this Agreement.

4.2
The Purchasers will use all reasonable endeavours to fulfil or procure the fulfilment of the condition set out in Schedule 1 (Condition to Completion) before the Long Stop Date and the Purchasers will notify the Sellers promptly of the fulfilment of such condition.

4.3
The Purchasers shall accept, and the Vodafone Guarantor shall procure that each member of the Purchasers’ Group shall accept, such remedies and commitments as are required to satisfy the Purchasers’ obligations under sub-clause 4.2 (Conditions).

4.4	Each of the Sellers and the Purchasers shall:

(A)	cooperate in good faith regarding the preparation and filing of the notifications necessary for the fulfilment of the condition set out in paragraph 1 of Schedule 1 (Condition to Completion); and

(B)
use all reasonable endeavours to provide promptly all information that is requested pursuant to a request by any Relevant Regulatory Authority in connection with the transactions contemplated by the Share Purchase Documents.

4.5
Each of the Sellers shall use all reasonable endeavours to promptly provide to the Purchasers such information relating to the Target Groups and assistance as may be reasonably requested by the Purchasers for the purposes of the preparation and filing of any submissions to be made to a Relevant Regulatory Authority in connection with the transactions contemplated by the Share Purchase Documents or the fulfilment of the condition set out in paragraph 1 of Schedule 1 (Condition to Completion).

4.6	The Purchasers shall:

(A)	promptly inform the Sellers of any substantive communication or request for additional information from any Relevant Regulatory Authority;

(B)	notify the Sellers sufficiently in advance of any substantive document or communication which it proposes to make or submit to any Relevant Regulatory Authority and:

(i)	provide the Sellers with copies of such substantive documents or communication in draft form, including any supporting documentation or information reasonably requested by the Sellers; and

(ii)	provide the Sellers with a reasonable opportunity to provide comments on such drafts prior to their submission and give reasonable consideration to those comments;

(C)
give the Sellers prompt notice of and reasonable opportunity for the Sellers (or their representatives) to attend all meetings and telephone calls with any Relevant Regulatory Authority (except where the Relevant Regulatory Authority requests that the Sellers should not attend all or part of the meeting or the telephone call), provided that the Purchasers (and their representatives) shall lead all discussions at such meetings or telephone calls; and

(D)
keep the Sellers promptly and fully informed as to the progress of any substantive communications, notifications or filings which are made with a view to obtaining the relevant consent, approval or action from each Relevant Regulatory Authority including openly copying the Sellers’ external anti-trust counsel on all written filings and other substantive correspondence with any Relevant Regulatory Authority.

4.7
Nothing in sub-clauses 4.2 to 4.6 (Conditions) shall require any of the parties to provide another party with any competitively sensitive information other than in accordance with the Regulatory Clean Team Agreement.

4.8
The Sellers shall not, and shall procure that each member of the Sellers’ Group shall not, without the prior written consent of the Purchasers (not to be unreasonably withheld or delayed), make any filings, notifications or submissions to, or have or make any material communication with or to, any Relevant Regulatory Authority in respect of the transactions contemplated by the Share Purchase Documents or the fulfilment of the condition set out in paragraph 1 of Schedule 1 (Condition to Completion).

4.9
Each of the Sellers and the Purchasers shall be responsible for the accuracy of the contents of any submissions to any Relevant Regulatory Authority that exclusively relate to itself or, in the case of the Sellers, the Sellers’ Group, or, in the case of the Purchasers, any member of the Purchasers’ Group.

4.10
To the extent the Sellers and Purchasers are not already aware as a result of the participation in, or receipt of, communications with a Relevant Regulatory Authority by them or their respective representatives, each Seller and Purchaser undertakes to:

(A)
promptly disclose in writing to the Purchasers or Sellers (as applicable) any indication of which it becomes aware following signing of the Agreement that, in its reasonable opinion, suggests a Relevant Regulatory Authority is reasonably likely to withhold its approval of, raise an objection to or impose any condition on or following the sale and purchase of the Shares pursuant to this Agreement; and

(B)
provide any information that may be requested by any Purchaser or Seller where, in the reasonable opinion of the party providing the information, such information is necessary to assess the impact of any remedies or commitments that may be required to be made by the Purchasers in accordance with its obligations under sub-clauses 4.2 or 4.3 (Conditions).

4.11
The Purchasers undertake that between the date of this Agreement and fulfilment of the condition set out in Schedule 1 (Condition to Completion) they will not, and shall procure that no member of the Purchasers’ Group will, either alone or acting in concert with others:

(A)	acquire or offer to acquire (or cause another person acting on its behalf to acquire or offer to acquire); or

(B)
execute any agreement (or cause another person acting on its behalf to execute any agreement), whether or not that agreement is conditional or unconditional, that, if completed, would result in the acquisition of, any company or business that competes with the business of the Target Groups or the Purchasers’ Group in the Territories where that acquisition could reasonably be expected to materially prejudice or delay, or result in the imposition of any condition in connection with, the fulfilment of the condition set out in Schedule 1 (Condition to Completion) by the Long Stop Date (or, if applicable, the Postponed Long Stop Date).

4.12
The Sellers undertake that between the date of this Agreement and fulfilment of the condition set out in Schedule 1 (Condition to Completion) they shall procure that no member of the Target Groups will, either alone or acting in concert with others:

(A)	acquire or offer to acquire (or cause another person acting on its behalf to acquire or offer to acquire); or

(B)
execute any agreement (or cause another person acting on its behalf to execute any agreement), whether or not that agreement is conditional or unconditional, that, if completed, would result in the acquisition of, any company or business that competes with the business of the Target Groups where that acquisition could reasonably be expected to materially prejudice or delay, or result in the imposition of any condition in connection with, the fulfilment of the condition set out in Schedule 1 (Condition to Completion) by the Long Stop Date (or, if applicable, the Postponed Long Stop Date).

4.13
If the condition set out in Schedule 1 (Condition to Completion) is not fulfilled on or before 5.00 p.m. on the Long Stop Date then the Sellers and the Purchasers may postpone the Long Stop Date by agreement between them in writing (the Long Stop Date, as so postponed, being the “Postponed Long Stop Date”).

4.14	If, in the circumstances set out in sub-clause 4.13 (Conditions), either:

(A)	the Long Stop Date is not postponed; or

(B)	the condition set out in Schedule 1 (Condition to Completion) remains to be fulfilled by 5.00 p.m. on the Postponed Long Stop Date, subject to sub-clauses 4.16 and 4.17 (Conditions), this Agreement shall be capable of termination by the Sellers or the Purchasers immediately on written notice to the other parties, provided that:

(i)	the Purchasers shall not be entitled to terminate this Agreement pursuant to this sub-clause 4.14 (Conditions) if any of the Purchasers have breached any of their obligations under:

(a)	sub-clauses 4.2 and/or 4.3 (Conditions); or

(b)
sub-clauses 4.4, 4.10 and/or 4.11 (Conditions) (interpreted in accordance with sub-clause 4.7 (Conditions)) where such breach or breaches directly resulted in the condition set out in Schedule 1 (Condition to Completion) not being fulfilled by the Long Stop Date or Postponed Long Stop Date (as applicable); and

(ii)
the Sellers shall not be entitled to terminate this Agreement pursuant to this sub-clause 4.14 (Conditions) if any of the Sellers have breached any of their obligations under sub-clauses 4.4, 4.5, 4.8 and/or 4.12 (Conditions) (interpreted in accordance with sub-clause 4.7 (Conditions)) and such breach or breaches directly resulted in the condition set out in Schedule 1 (Condition to Completion) not being fulfilled by the Long Stop Date or Postponed Long Stop Date (as applicable), and provided further that sub-clauses (i) and (ii) above shall only apply to the Purchasers and the Sellers (as applicable) if: (A) the Sellers (in the case of sub-clause (i)) or the Purchasers (in the case of sub-clause (ii)) have notified the Purchasers or the Sellers (as applicable) in writing as soon as reasonably practicable following becoming aware of any relevant breach; and (B) the Purchasers (in the case of sub-clause (i)) and the Sellers (in the case of sub-clause (ii)) have had a reasonable period of not less than 10 Business Days or, if shorter, the period between the date of notice in (A) and the Long Stop Date or Postponed Long Stop Date (as applicable) in which to remedy any relevant breach and have failed to do so.

4.15
The Sellers, with the prior written consent of the Purchasers (not to be unreasonably withheld or delayed), or the Purchasers, with the prior written consent of the Sellers (not to be unreasonably withheld or delayed), may terminate this Agreement immediately at any time prior to Completion if, in the reasonable opinion of the Sellers or the Purchasers (as applicable), the condition set out in Schedule 1 (Condition to Completion) will not be fulfilled in accordance with the terms of this Agreement.

4.16	If:

(A)	the European Commission has issued a decision under the Merger Regulation declaring the transactions set out in the Share Purchase Documents incompatible with the internal market; and/or

(B)
if any aspect of the transactions set out in the Share Purchase Documents is referred to a competent authority of a European Union State or more than one such competent authorities under Article 4(4) or Article 9 of the Merger Regulation and if any such competent authority has issued a decision that the transactions set out in the Share Purchase Documents may not proceed, in each case, this Agreement shall be capable of termination by the Sellers or the Purchasers immediately on written notice to the other parties.

4.17
If this Agreement terminates in accordance with sub-clauses 4.14, 4.15 or 4.16 (Conditions), and without limiting any party’s rights to claim damages in respect of the period prior to termination, all obligations of the parties under this Agreement shall end (except for the provisions of this sub-clause 4.17 and 4.18 (Conditions) and clauses 1 (Interpretation), and 20 (No double recovery) to 37 (Agent for service) inclusive, but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

4.18
If this Agreement terminates pursuant to sub-clauses 4.14, 4.15 or 4.16 (Conditions), the Purchasers shall pay to the Liberty Global Guarantor (or such other entity to act as nominee for the Liberty Global Guarantor incorporated and tax resident in the UK as the Sellers may notify to the Purchasers two or more Business Days in advance of such payment being due) by way of compensation for any loss suffered an amount equal to €250,000,000 (the “Compensation Payment”) in accordance with sub-clause 4.19 (Conditions) and clause 31 (Payments) within five Business Days of the Compensation Payment becoming payable unless the failure by the Sellers to comply with their obligations under sub-clauses 4.4, 4.5, 4.8 and/or 4.12 (Conditions) (interpreted in accordance with sub-clause 4.7) directly resulted in the condition set out in Schedule 1 (Condition to Completion) not being fulfilled and provided that: (A) the Purchasers have notified the Sellers in writing promptly following becoming aware of any relevant breach; and (B) the Sellers have had a reasonable period (of not less than 30 days (or, if shorter, the period between the date of notice under (A) and the Long Stop Date or Postponed Long Stop Date (as applicable)) in which to remedy any relevant breach and failed to do so.

4.19
The parties anticipate that the Compensation Payment, if paid, being compensatory in nature, shall not be treated in whole or in part as consideration for a supply for VAT purposes, and the parties shall use reasonable endeavours to procure that, if such amount becomes payable, it will not be treated as consideration for a supply for VAT purposes. If, however, the Compensation Payment is treated by any Tax Authority to be in whole or in part consideration for a taxable supply then the Compensation Payment shall be exclusive of applicable VAT and each Purchaser that made a payment in respect of any part of the Compensation Payment in accordance with sub-clause 4.18 (Conditions) above shall (to the extent that the Liberty Global Guarantor or other relevant recipient is required to account for any VAT incurred in respect of such payment to a Tax Authority), on receipt of a valid VAT invoice, pay to the Liberty Global Guarantor or other relevant recipient the amount of any such VAT together with any interest or penalties incurred by the Liberty Global Guarantor (but excluding any interest or penalties arising as a result of the unreasonable delay or default of the Liberty Global Guarantor in accounting for such VAT to a Tax Authority after the Purchasers have accounted to the Liberty Global Guarantor for an amount equal to such VAT pursuant to this sub-clause 4.19).

5.	Conduct of business before Completion

5.1
Subject to applicable law and to sub-clause 5.2 (Conduct of business before Completion), the: (i) DE Seller shall procure that no member of the Liberty Global DE Target Group will; (ii) CEE Seller shall procure that no member of the Liberty Global CZ Target Group or the Liberty Global HU Target Group will; and (iii) the CEE Seller and the RO Minority Seller shall procure that no member of the Liberty Global RO Target Group will, in each case between the date of this Agreement and Completion:

(A)	undertake any act which is, in any material respect, outside the ordinary course of the business of such Target Group member as carried on at the date of this Agreement; or

(B)	undertake any of the acts or matters listed in Schedule 6 (Conduct of business before Completion), in each case, without the prior written consent of the Purchasers (such consent not to be unreasonably withheld or delayed), which consent states that it is being given for the purposes of this sub-clause 5.1 (Conduct of business before Completion).

5.2	Neither sub-clause 5.1 (Conduct of business before Completion) nor Schedule 6 (Conduct of business before Completion) shall operate so as to restrict or prevent:

(A)
implementation of the Liberty Global Pre-Completion Reorganisation in accordance with sub-clause 6.1 (Pre-Completion Steps) and implementation of Separation in accordance with Schedule 14 (Separation);

(B)	any matter reasonably undertaken by any member of the Sellers’ Group in the case of an emergency or disaster or other serious incident or circumstance with the intention of minimising any adverse effect on the relevant Target Group (and of which the Purchasers will be notified as soon as reasonably practicable);

(C)
any matter, other than those restricted by paragraphs (X) to (BB) of Schedule 6 (Conduct of Business before Completion) to the extent that it is provided for in the 2018 Budget or that the Sellers can demonstrate, to the reasonable satisfaction of the Purchasers, that it was taken into account in the preparation of the 2018 Budget;

(D)
completion or performance of any obligation undertaken pursuant to or in connection with any contract or arrangement entered into by or relating to any member of a Target Group before the date of this Agreement and on arm’s length terms in the ordinary course of business;

(E)
any matter provided for in, or undertaken pursuant to or in connection with, any contract or arrangement entered into between any member of the Target Group and any member of the Sellers’ Group before the date of this Agreement which has been fairly disclosed in the section of the Data Room relating to that Target Group;

(F)	the incurrence of financial indebtedness:

(i)	under the Existing Revolving Credit Facilities, including any borrowing of new loans, repayments and reborrowing of amounts available thereunder;

(ii)
under additional revolving credit loans, term loans, letters of credit and/or ancillary facilities under one or more Financing Facilities in an aggregate principal amount in respect of all Target Groups not to exceed €1,000,000,000 (equivalent), provided that any such loans are repayable or prepayable at a price not to exceed 100% of the aggregate principal amount thereof, or within six months of the date of such agreement or date of funding, as applicable, at a price not to exceed 101% of the aggregate principal amount thereof;

(iii)
under additional revolving credit loans, term loans, letters of credit and/or ancillary facilities under one or more Financing Facilities in connection with the refinancing, repayment, prepayment, amendment or other modification of any indebtedness of the Target Groups incurred and outstanding under revolving credit loans, term loans, letters of credit and/or ancillary facilities (a “Refinancing”); provided that, in the case of this sub-clause 5.2(F)(iii):

(a)	either:

(1)
the price or margin of the revolving credit loans, term loans, letters of credit and/or ancillary facilities in connection with such Refinancing is lower than the price or margin of such revolving credit loans, term loans, letters of credit and/or ancillary facilities being so refinanced, repaid, prepaid, amended or otherwise modified; or

(2)
the maturity of the revolving credit loans, term loans, letters of credit and/or ancillary facilities in connection with such Refinancing is later, and the price or margin of such revolving credit loans, term loans, letters of credit and/or ancillary facilities is equal to or lower, than the maturity and price or margin, as applicable, of such revolving credit loans, term loans, letters of credit and/or ancillary facilities being so refinanced, repaid, prepaid, amended or otherwise modified;

and

(b)
any revolving credit loans, term loans, letters of credit and/or ancillary facilities in connection with such Refinancing are repayable or prepayable at a price not to exceed 100% of the aggregate principal amount thereof, or within six months of the date of such agreement or date of funding, as applicable, at a price not to exceed 101% of the aggregate principal amount thereof, and, in each case, any matter related to the preparation for, or the implementation of, such incurrence;

(G)	any matter related to the preparation for the incurrence of financial indebtedness under bonds, and/or indentures approved pursuant to sub-clause 5.1 (Conduct of business before Completion);

(H)
the entry into, amendment, modification, extension, novation or termination of any Derivative in a manner consistent with the Target Group’s past practice in the 12 months prior to the date of this Agreement and including, for the avoidance of doubt, any novation of parties, the addition of new counterparties and entry into new ISDA agreements except as restricted under paragraph (BB) of Schedule 6 unless approved pursuant to sub-clause 5.1 (Conduct of business before Completion);

(I)
any vendor financing with a maturity of 360 days or less and the entry into any amendment, modification or termination of any vendor financing arrangement, provided that any such vendor financing, or any such amendment, modification or termination of any vendor financing arrangement, is consistent with the vendor financing arrangements utilised by the relevant Target Group in the 12 months prior to the date of this Agreement;

(J)
the entry into, completion or performance of any obligation under or in connection with any operational or capital lease (but excluding any lease entered into as part of any sale and leaseback arrangements) and any amendment, modification, assignment or termination thereof or waiver thereunder entered into in the ordinary course of business consistent with the Target Group’s past practice in the 12 months prior to the date of this Agreement;

(K)
any ordinary course cash management activities by members of the Target Group or the Seller’s Group as at the date of this Agreement, including upstreaming and downstreaming of funds by way of inter-company loans, dividends, distributions and equity contributions within each Target Group or between members of the Target Groups and members of the Sellers’ Group;

(L)
the entry into any amendments or modifications of any Financing Facilities of the Target Groups, except any amendment or modification which has the effect of (i) increasing the aggregate principal amount of financial indebtedness outstanding under such Financing Facility, (ii) increasing the price or margin of such Financing Facility (including the value of any premium payable upon an early repayment or prepayment of such Financing Facility); or (iii) reducing the maturity date of such Financing Facilities;

(M)
except to the extent restricted by paragraph (N) of Schedule 6 (Conduct of Business before Completion) any increase in emoluments of any category of employees of any member of a Target Group linked to inflation or prevailing employment market conditions or carried out as part of an annual review process consistent with past practice;

(N)	any increase in the proportion of variable compensation (versus base salary) for any employee where such amendment does not increase in aggregate the emoluments payable to such employee;

(O)
the granting or payment of any transaction or retention bonuses to management or any employee of any member of a Target Group in connection with the implementation of the transactions set out in the Share Purchase Documents to the extent they are provided for in the Agreed Management Retention Arrangements or any amendments or additions thereto in accordance with sub-clause 9.9 (Undertakings and indemnities);

(P)
the payment of any Tax liability, the due date for payment of which falls on or before the Completion Date, or the utilisation or set-off of any Tax relief where, but for such utilisation or set-off, any Tax liability would have arisen of which the due date of payment would have fallen on or before the Completion Date;

(Q)
a payment to a member of the Sellers’ Group to reimburse a payment of any Tax liability made on behalf of a member of the Target Group, where the due date for payment to the Sellers’ Group member falls on or before the Completion Date to the extent that the Tax liability is attributable to that member of the Target Group;

(R)	the conduct, or settlement in respect, of the Existing DE Litigation, provided that:

(i)	no rights or benefits of any member of the Liberty Global DE Target Group in respect of the Existing DE Litigation may be assigned or otherwise transferred or granted to any person; and

(ii)
any settlement or other agreement in respect of the Existing DE Litigation shall not adversely change or affect the terms of any ongoing arrangements between any member of the Liberty Global DE Target Group and any member of the DE Litigation Defendants Group where the adverse effect is on any member of the Liberty Global DE Target Group (and save for any de minimis changes);

(S)	the conduct, or settlement in respect, of the Feed-in Tariffs Litigation, provided that:

(i)	no rights or benefits of any member of the Liberty Global DE Target Group in respect of the Feed-in Tariffs Litigation may be assigned or otherwise transferred or granted to any person; and

(ii)	any settlement or other agreement in respect of the Feed-in Tariffs Litigation is effected in the best interests of the Liberty Global DE Target Group;

(T)	the conduct or settlement of the Telco Dispute;

(U)	any other matter required or expressly permitted by the Share Purchase Documents; or

(V)	any matter required to be undertaken in order to comply with any law or regulation (including the requirements of any relevant Governmental Entity).

5.3
Notwithstanding the provisions of clause 26 (Notices) and 27 (Sellers’ Representative and Purchasers’ Representative), any request for consent under sub-clause 5.1 (Conduct of business before Completion) shall be made only by e-mail to any two of the following e-mail addresses:

(A)	[ ];

(B)	[ ];

(C)	[ ];

(D)	[ ];

(E)	[ ]; and

(F)	any Additional Vodafone Persons notified to the Sellers at least three Business Days before the date on which the relevant consent or notice is made, and copied to:

(i)	[ ];

(ii)	[ ];

(iii)	[ ]; and

(iv)	[ ].

5.4
The consent of the Purchasers for the purposes of sub-clause 5.1 (Conduct of business before Completion) may only be given from any of the e-mail addresses identified in sub-clauses 5.3(A) to 5.3(F) (Conduct of business before Completion).

5.5
From time to time, the Purchasers may notify the Sellers of other e-mail addresses for the purposes of sub-clause 5.3 (each an “Additional Vodafone Person”), provided that the relevant individual to whom the e-mail address relates is employed by the Purchasers’ Group at the group level and has no operational or other decision making role in the Territories. The Purchasers shall notify the Sellers of one Additional Vodafone Person promptly following any of the individuals identified in sub-clauses 5.3(A) to 5.3(E) (Conduct of business before Completion) or any Additional Vodafone Person ceasing to be employed by any member of the Purchasers’ Group.

5.6
Consent under sub-clause 5.1 (Conduct of business before Completion) shall be deemed to have been given to the relevant Seller if such consent has neither been granted nor denied by the Purchasers within 10 Business Days of the relevant Seller making a request for consent in accordance with sub-clause 5.3 (Conduct of business before Completion).

5.7
Without prejudice to clause 29 (Confidentiality), the parties agree that any information to be communicated to the Purchasers as a basis for the exercise of any consent right pursuant to sub-clause 5.3 (Conduct of business before Completion):

(A)	shall be held in confidence by the Purchasers and used exclusively for the purpose of preserving the value of the Target Groups; and

(B)	where necessary, shall be communicated in accordance with appropriate clean team arrangements.

5.8
Subject to sub-clause 5.9 (Conduct of Business before Completion), the: (i) DE Seller shall procure that the Liberty Global DE Target Group will; (ii) CEE Seller shall procure that each of the Liberty Global CZ Target Group and the Liberty Global HU Target Group will; and (iii) the CEE Seller and the RO Minority Seller shall procure that the Liberty Global RO Target Group will, in each case between the date of this Agreement and Completion:

(A)	comply with applicable law so far as material to the Relevant Target Group;

(B)
operate, maintain and invest in the telecommunication, cable and signal distribution networks and systems which are operated for the purposes of its business (the “Business Network”) and any necessary associated software (owned by or licensed to any member of the Target Group or provider of the Business Network) in a manner materially consistent with the Budget and Long Range Plan of that Target Group and otherwise materially in accordance with the Target Group’s past practice in the 12 months prior to the date of this Agreement, including (for the avoidance of doubt) complying with the terms of any of the Target Group’s agreements with Deutsche Telekom AG (and its affiliates) relating to the construction, lease, upgrade, service and maintenance of telecommunication lines and related infrastructure (such as cable ducts);

(C)	in relation to the Information Technology owned by, or used by, or for the benefit of, the Target Group:

(i)
operate, maintain and invest in such Information Technology in a manner materially consistent with the 2018 Budget and Long Range Plan and otherwise in a manner which is consistent with the Target Group’s past practice in the 12 months prior to the date of this Agreement; and

(ii)
implement technical and organisational measures for the purpose of ensuring the security and integrity of all such Information Technology in accordance with the Target Group’s past practice in the 12 months prior to the date of this Agreement.

5.9
Sub-clause 5.8 (Conduct of Business before Completion) shall not operate so as to restrict or prevent the matters set out in sub-clauses 5.2(A) and 5.2(B) or any matter required by the Share Purchase Documents.

5.10
No Seller shall be liable for any claim for breach of sub-clause 5.8 (Conduct of Business before Completion) or the Completion Business Warranties to the extent that any damage or loss to the Target Groups and the Purchasers’ Group resulting from such breach is remedied prior to Completion at no cost to the Target Groups or the Purchasers’ Group (unless such cost is paid by the Target Groups prior to the Effective Time or is provided for as Liberty Global Debt or in Liberty Global Working Capital). The Purchasers shall, and shall procure that any relevant member of the Target Group shall, take all reasonable steps following Completion to mitigate any damage or loss that may result from any claim or complaint against, or regulatory investigation of, or any potential claim or complaint against, or potential regulatory investigation of, any member of the Target Group or the Purchasers’ Group that may reasonably be likely to result in a claim by the Purchasers for breach of sub-clause 5.8 (Conduct of Business before Completion).

5.11
To the extent permitted by applicable law, each Seller undertakes, subject to the implementation of appropriate clean team arrangements if necessary and without prejudice to clause 29 (Confidentiality), to keep the Purchasers reasonably informed of the Target Groups’ trading updates prior to Completion including (unless otherwise agreed between the Sellers and the Purchasers):

(A)	providing the Purchasers with copies of its Target Group's monthly management accounts and key KPIs within 15 Business Days of the end of each calendar month, substantially in the form of:

(i)
the “CAR Level 1” financial reports at documents 3.2.1 of the “Germany” section, 3.2.1 of the “Clean Team Hungary” section, 3.2.1 of the “Clean Team Czech Republic” section, and 3.2.1 of the “Clean Team Romania” section of the Data Room;

(ii)	in respect of the Liberty Global DE Target Group, the financial information set out at documents 3.1.1 of the “Clean Team Germany” and 3.1.17 of the “Germany” section of the Data Room; and

(B)	at the reasonable request of the Purchasers, meeting with the Purchasers’ representatives no more frequently than once each quarter-year to discuss such management accounts and KPIs.

5.12
To the extent permitted by applicable competition law, the Sellers undertake, subject to implementation of appropriate clean team arrangements if necessary and without prejudice to clause 29 (Confidentiality), that, prior to Completion, they shall and shall procure that the Target Groups shall provide such cooperation and assistance (including the provision of information and making available employees of the Sellers’ Group for meetings) as the Purchasers may reasonably request for the purposes of:

(A)
planning in respect of (but not implementation of) the integration of the Target Groups with the Purchasers’ Group (including the re-branding of the Target Business with the brand of the Purchasers’ Group), provided that the provision of such cooperation and assistance in that respect does not materially disrupt the day to day running of the Target Business;

(B)	developing and (with the prior written consent of the Sellers, not to be unreasonably withheld or delayed) implementing arrangements to retain the Target Groups’ employees post-Completion;

(C)
post-Completion planning in respect of the Financing Facilities of the Purchasers’ Group and the Target Groups, including assistance with arranging discussions regarding this between the Purchasers’ Group and the relevant financing providers and bond or security trustees; and

(D)
communications with ratings agencies in respect of the status of the Purchasers’ Group following Completion (provided that all such communications which contain confidential information relating to the Target Groups are made with the prior written consent of the Sellers, not to be unreasonably withheld or delayed), provided that any such information provided by the Sellers to the Purchasers shall not be used for any purpose other than as above (including to conduct further due diligence in relation to the Target Groups).

5.13
The Sellers undertake to, prior to Completion, to the extent permitted by applicable law and subject to implementation of appropriate clean team arrangements if necessary and without prejudice to clause 29 (Confidentiality), provide the Purchasers with the monthly actual outstanding vendor financing and Derivative balances of the Target Groups within 10 Business Days after such balances become available.

5.14
The Sellers undertake to, prior to Completion, subject to the implementation of appropriate clean team arrangements if necessary and without prejudice to clause 29 (Confidentiality), provide the Purchasers with copies of any written communication between the Target Groups and any of: (i) the National Media and Infocommunications Authority of Hungary; (ii) the Hungarian Competition Authority; (iii) the Romanian National Audiovisual Council; (iv) any German State Media Authority; (v) the KEK; and (vi) the Czech Telecommunication Office, in each case where such communication is material to that Target Group.

5.15
In the event of the occurrence of any transaction or event described in sub-clauses 5.2(F)(i), 5.2(F)(ii), 5.2(F)(iii) and 5.2(H) after the date of this Agreement up to and including Completion, the Sellers shall within 10 Business Days of such occurrence inform the Purchasers of such and provide such information in relation thereto as is reasonably requested by the Purchasers; provided that, in the case of sub-clause 5.2(H), where such event relates to the entry into any Derivative with an aggregate notional value greater than €200 million (equivalent), the Sellers shall inform the Purchasers of such and provide such information promptly thereafter.

6.	Pre-Completion Steps
Liberty Global Pre-Completion Reorganisation

6.1
Before Completion, the Sellers shall carry out the pre-Completion steps (or procure that such steps are carried out) set out in, and in accordance with, Schedule 7 (Liberty Global Pre-Completion Reorganisation) (together, and including any approved amendments and additional actions, the “Liberty Global Pre-Completion Reorganisation”) subject to such amendments and additional actions as may be notified from time to time by the Sellers to the Purchasers and approved by the Purchasers (such approval not to be unreasonably withheld or delayed). The parties agree that it would be unreasonable for the Purchasers to withhold or delay their consent where the proposed amendments are required (in the reasonable opinion of the Sellers) as a result of changes in law, provided that the proposed amendment or additional action is not prejudicial to the interests of the Purchasers (taking into account that the Purchasers will own the Target Groups following Completion).

Regulatory submissions – Germany

6.2
The DE Seller shall procure that the Liberty Global DE Target Company submits a notification to any relevant German State Media Authority promptly following receipt by the DE Seller of written notice from the DE Purchaser requesting such notification (such notice to include all information which the DE Purchaser reasonably considers to be necessary for the DE Seller to complete such notification) and receipt of such information as is subsequently requested by the DE Seller pursuant to clause 6.3(A)(i) and procure that the Liberty Global DE Target Company responds to any further requests for information from the German State Media Authority or the KEK as soon as reasonably practicable.

6.3	Without prejudice to clause 29 (Confidentiality) and subject to the limitations of applicable competition law:

(A)
the DE Purchaser shall as soon as reasonably practicable, provide to the DE Seller all information that is reasonably requested by the DE Seller in relation to (i) any notifications to a German State Media Authority or the KEK or (ii) any subsequent requests for information from a German State Media Authority or the KEK; and

(B)
the DE Seller shall provide such information relating to the notification process and any subsequent review by a German State Media Authority or the KEK as the DE Purchaser may reasonably request, including copies of all substantive written communications with any German State Media Authority or the KEK in relation to such notification process.

Regulatory submissions – Czech Republic

6.4	The CEE Seller shall procure the filing of the request for registration of the proposed transfer of the Liberty Global CZ Shares pursuant to this Agreement with the Czech Council for

Radio and TV Broadcasting (Rada pro rozhlasové a televizni vysíláni) as soon as reasonably practicable following the date of this Agreement.

6.5	Without prejudice to clause 29 (Confidentiality) and subject to the limitations of applicable competition law:

(A)
the CZ Purchaser shall, as soon as reasonably practicable, provide to the CEE Seller all information that is reasonably requested by the CEE Seller in relation to the request referred to in clause 6.4 or any subsequent requests for information from the Czech Council for Radio and TV Broadcasting; and

(B)	the CEE Seller shall provide such information to the CZ Purchaser relating to the registration process as the CZ Purchaser may reasonably request.
Regulatory submissions – Romania

6.6
Without prejudice to clause 29 (Confidentiality) and subject to the limitations of applicable competition law, as soon as reasonably practicable following the date of this Agreement, the RO Majority Purchaser and the RO Minority Purchaser shall inform the Romanian Competition Council of the transactions contemplated by the Share Purchase Documents in view of the Romanian Competition Council notifying the Romanian Supreme Council of National Defence of the same, in accordance with the applicable law.

6.7
Subject to sub-clause 6.10, as soon as reasonably practicable after the completion of step 2.1(A)(iv) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) or, where the CEE Seller Novation is not completed within three months of the date of this Agreement, as soon as reasonably practicable following the expiry of such period:

(A)
the CEE Seller and the RO Minority Seller shall apply for registration of a resolution of the general meeting of shareholders of the Liberty Global RO Target Company approving, in principle and subject to Completion, the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares to the RO Majority Purchaser and the RO Minority Purchaser respectively pursuant to this Agreement with the Bucharest Trade Register Office; and

(B)
the CEE Seller shall procure that UPC France BV shall apply for registration of a resolution of the general meeting of shareholders of each of UPC Services S.R.L. and UPC External Services S.R.L. approving, in principle and subject to Completion, the transfer of all of its shares in UPC Services S.R.L. and UPC External Services S.R.L. (as applicable) to the RO Majority Purchaser with the Bucharest Trade Register Office.

6.8
Subject to clause 6.9, the RO Majority Purchaser, the RO Minority Purchaser, the CEE Seller and the RO Minority Seller shall cooperate in good faith to agree the approach to any objection filed with the Bucharest Trade Register Office in connection with the applications made pursuant to sub-clause 6.7, provided that any out of pocket costs payable in connection with the defence against such objection which are incurred as a result of actions agreed with, or directed by, the Purchasers shall be borne by the Purchasers.

6.9	In the event that an objection is filed with the Bucharest Trade Register Office in connection with:

(A)
the applications made pursuant to sub-clause 6.7(A) and is not dismissed or withdrawn within two months (or, if earlier, by the date falling two months prior to the Long Stop Date or Postponed Long Stop Date, as applicable), on written notice by any such party to the other such parties, the RO Majority Purchaser, the RO Minority Purchaser, the CEE Seller and the RO Minority Seller shall agree and implement such alternative structure as necessary for the RO Majority Purchaser and the RO Minority Purchaser to acquire the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares respectively without the shares in the Liberty Global RO Target Company transferring directly; or

(B)
the applications made pursuant to sub-clause 6.7(B) and such objection is not dismissed or withdrawn within two months (or, if earlier, by the date falling two months prior to the Long Stop Date or Postponed Long Stop Date, as applicable), on written notice by any such party to the other such parties, the RO Majority Purchaser and the CEE Seller shall agree and implement such alternative structure as necessary for the RO Majority Purchaser to acquire all of UPC France B.V.’s shares in UPC Services S.R.L. and UPC External Services S.R.L. without the shares in those entities transferring directly, or in each case such alternative structure as may be agreed between the Sellers and the Purchasers. If such alternative structure involves the acquisition of a different entity by the Purchasers, the CEE Seller and RO Minority Seller: (i) shall procure that such entity shall be newly incorporated for this purpose and have no assets, liabilities or trading history; and (ii) warrant to the Majority RO Purchaser and the Minority RO Purchaser on the terms set out in the Fundamental Warranties, with references to the Liberty Global RO Target Company being to such new entity and references to the Shares being to the shares of the new entity. Further, this Agreement shall be deemed, to the extent possible, to be amended such that references to such shares to be transferred shall be read as references to the shares in any new holding company.

6.10
If pursuant to step 2.1(B)(ii) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) the Liberty Global RO Target Company is converted into a joint stock company, the obligations set forth under sub-clause 6.7 to sub-clause 6.9 shall no longer have to be observed.

6.11
The CEE Seller and the RO Minority Seller shall, as soon as reasonably practicable following the completion of step 2.1(A)(iv) of Schedule 7 (Liberty Global Pre‑Completion Reorganisation), submit or procure the submission of the relevant documentation to the Romanian National Audiovisual Council in relation to obtaining the prior consent for the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares to the RO Majority Purchaser and the RO Minority Purchaser respectively pursuant to this Agreement.

6.12	Without prejudice to clause 29 (Confidentiality) and subject to the limitations of applicable competition law:

(A)
the RO Majority Purchaser and the RO Minority Purchaser shall promptly provide to the CEE Seller and the RO Minority Seller all information that is reasonably requested by the CEE Seller and the RO Minority Seller in relation to:

(i)	the applications referred to in sub-clause 6.7 or any subsequent requests for information from the Bucharest Trade Register Office; and

(ii)	the submission referred to in sub-clause 6.11 or any subsequent requests for information from the Romanian National Audiovisual Council; and

(B)
the RO Majority Purchaser, the RO Minority Purchaser, the CEE Seller and the RO Minority Seller shall, in the context of the procedures referred to in sub-clauses 6.6 to 6.11 (inclusive), promptly inform each other of any material developments in respect of those procedures and provide each other with copies of all substantive communications sent to or received from the relevant regulatory authorities.

Works Council Processes

6.13	The Sellers shall, and shall procure that the relevant members of the Sellers’ Group shall:

(A)
consult with (i) the European Works Council of the Sellers’ Group, (ii) the competent works council (Betriebsräte) of the Liberty Global DE Target Group (or any competent economic committee (Wirtschaftsausschuss)), (iii) the Employee Representation Body of Telecommunications Workers of Monor and (iv) if applicable, any Dutch works councils ((i) to (iv) (inclusive) together, the “Works Councils”) in relation to the transactions contemplated by the Share Purchase Documents as required by applicable law;

(B)	provide the Purchasers with such information in respect of such consultations as the Purchasers may reasonably request; and

(C)
obtain the consent of the Purchasers (not to be unreasonably withheld or delayed) before any material undertakings or commitments are made to, or agreements entered into or amended with, any Works Council following such consultations, in each case, that have a binding effect on any member of the Target Groups.

Works Council Consultation

6.14
In connection with the consultation with employee representatives within the Sellers’ Group including the European Works Council of the Sellers’ Group referred to in sub-clause 6.13(A), the Purchasers shall provide the Sellers if and when requested with all information and assistance reasonably requested by the Sellers to conduct such processes. The parties acknowledge that the outcome of the consultation procedure should still be able to have a meaningful impact on the transaction contemplated by this Agreement. Consequently, the parties will discuss the outcome of such consultation in good faith to agree the extent to which it would be appropriate to make changes to the Share Purchase

Documents to accommodate the outcome of such consultation, provided that no party shall be required to agree any such amendments.
Escrow

6.15	The Sellers and the Purchasers shall, as soon as reasonably practicable after the date of this Agreement and in any event prior to Completion:

(A)
establish the Migration Escrow Account and procure that the Sellers’ Representative and the Purchaser’s Representative shall (as agents for the Sellers and Purchasers respectively) seek to enter into an escrow agreement with the Escrow Agent on terms agreed in good faith by the Sellers and the Purchasers in accordance with sub-clause 6.16 (the “Migration Escrow Agreement”); and

(B)
establish the TSA Service Credit Escrow Account and procure that the Sellers’ Representative and the Purchaser’s Representative shall (as agents for the Sellers and Purchasers respectively) seek to enter into an escrow agreement with the Escrow Agent on terms agreed in good faith by the Sellers and the Purchasers in accordance with sub-clause 6.16 (the “TSA Service Credit Escrow Agreement”).

6.16	The Migration Escrow Agreement and the TSA Service Credit Escrow Agreement shall each:

(A)	contain terms reflecting the provisions of Schedule 17 (Escrows); and

(B)	otherwise be on customary and reasonable terms and provide for the funds to be held on an exclusively contractual basis.

6.17
If the Sellers and the Purchasers are unable to agree on the terms of the escrow agreement by five Completion Business Days prior to Completion, the Migration Escrow Agreement and the TSA Service Credit Escrow Agreement shall be entered into on the standard form escrow terms of the Escrow Agent (with such amendments as are required to reflect the provisions of Schedule 17 (Escrows)).

6.18
The Sellers and the Purchasers shall procure the provision of all such “Know-your-Client” information in respect of themselves and their corporate group as the Escrow Agent may require and any other information that the Escrow Agent might reasonably request in relation to the implementation and maintenance of the Migration Escrow Account and the TSA Service Credit Escrow Account

Post-Signing Obligations

6.19
If, following the date of this Agreement, the DE Purchaser requests the DE Seller to notify the DE Security Trustee of its entry into this Agreement and the sale of the Liberty Global DE Shares to the DE Purchaser at Completion subject to the security created under the Liberty Global DE Share Pledges, the DE Seller shall do so within 15 Business Days of notice of such request.

6.20	If the DE Purchaser so requests during the period between the date of this Agreement and Completion, the DE Seller shall cooperate in good faith with the DE Purchaser and the DE Seller and the DE Purchaser shall cooperate in good faith with the DE Security Trustee and/or the DE Senior Notes Indenture Trustees, as applicable, to agree such documents (the “DE Security Documents”) and processes (the “DE Security Processes”) as may be required to effect:

(A)	the transfer of the Liberty Global DE Shares by the DE Seller to the DE Purchaser at Completion, subject to the security granted under the Liberty Global DE Share Pledges;

(B)	the release and/or novation of the DE Seller with respect to the Liberty Global DE Share Pledges and the Liberty Global DE Intercreditor Agreements;

(C)
the accession of the DE Purchaser to the Liberty Global DE Share Pledges, the execution by the DE Purchaser of a new pledge agreement in respect of the Liberty Global DE Shares and/or the release and retaking of the security granted under the Liberty Global DE Share Pledges by the DE Purchaser; and

(D)	the accession of the DE Purchaser to the Liberty Global DE Intercreditor Agreements;
provided that the DE Seller shall not be required to provide any indemnity, guarantee, warranty, undertaking, certification, legal opinion or other protection to the Purchasers, the DE Security Trustee or any other person in connection with the DE Security Documents or the DE Security Processes, or otherwise subject itself, in its reasonable determination, to the risk of any loss, liability or other expense, in connection therewith, unless otherwise agreed between the DE Seller and the DE Purchaser in the DE Seller’s sole discretion.

7.	Completion

7.1
Completion shall take place at 10.00 a.m. on the first Completion Business Day of the month following the month in which fulfilment of the condition set out in Schedule 1 (Condition to Completion) takes place, except that where such fulfilment occurs less than five Completion Business Days before the last day of a month, Completion shall take place on the first Completion Business Day of the second month following the month in which such condition is fulfilled (or, in any event, at such other location, time or date as may be agreed between the Sellers and the Purchasers).

7.2	At Completion, the parties shall comply with their respective obligations under Schedule 2 (Completion arrangements) and, in particular:

(A)	the Sellers shall do those things listed in Part A (Sellers’ obligations) of Schedule 2 (Completion arrangements);

(B)	the Purchaser shall do those things listed in Part B (Purchaser’s obligations) of Schedule 2 (Completion arrangements); and

(C)	each of the Liberty Global Guarantor and the Vodafone Guarantor shall do those things listed in Part D (Guarantor’s obligations) of Schedule 2 (Completion arrangements).

Completion shall take place in accordance with Part C (General) of Schedule 2 (Completion arrangements).

7.3
For the avoidance of doubt, the Purchasers shall not be obliged to complete the sale and purchase of any Shares unless the sale and purchase of all of the Shares is completed simultaneously in accordance with this Agreement.

7.4
If, on the date on which Completion is due to take place under sub-clause 7.1 (Completion), any Seller has not complied with its obligations under sub-clause 6.1 (Pre-Completion Steps) or any party has not complied with its obligations under sub-clause 7.2 (Completion) and Schedule 2 (Completion arrangements) (and such failure to comply is material in the context of this Agreement and the transactions contemplated thereby):

(A)	in the event of non-compliance by a Seller or the Liberty Global Guarantor, the Purchasers,

(B)	in the event of non-compliance by a Purchaser or the Vodafone Guarantor, the Sellers,
may elect to

(i)	defer Completion (so that the provisions of this clause 7 (Completion) shall apply to Completion as so deferred); or

(ii)	effect Completion as far as practicable; or

(iii)	terminate this Agreement by notice in writing to the other parties, provided that no person may be entitled to make an election pursuant to sub-clauses 7.4(B)(i) or (iii) where the non-compliance directly resulted from a breach of this Agreement by a Seller or the Liberty Global Guarantor (in the case of the rights of the Purchasers) or by a Purchaser or the Vodafone Guarantor (in the case of the rights of the Sellers).
For the avoidance of doubt, the decision by any party or parties to defer or effect Completion in accordance with sub-clauses 7.4(B)(i) or 7.4(B)(ii) above (as applicable) shall not constitute a waiver or limitation of any of its rights under this Agreement and the obligations of the non-compliant party or parties shall not be waived or otherwise released by Completion being deferred or effected.

7.5
If this Agreement is terminated in accordance with sub-clause 7.4 (Completion) (and without limiting any party’s right to claim damages in respect of the period prior to termination), all obligations of the parties under this Agreement shall end (except for the provisions of this sub-clause 7.5 (Completion) and clauses 1 (Interpretation), 16 (Guarantees) and 20 (No double recovery) to 37 (Agent for Service) inclusive) but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

7.6

(A)	The DE Seller covenants and undertakes to the DE Purchaser, in relation to the Liberty Global DE Target Group only;

(B)	The CEE Seller covenants and undertakes to:
(i)    the CZ Purchaser, in relation to the Liberty Global CZ Target Group only;
(ii)    the HU Purchaser, in relation to the Liberty Global HU Target Group only; and
(iii)    the RO Majority Purchaser, in relation to the Liberty Global RO Target Group only; and

(C)	The RO Minority Seller covenants and undertakes to the RO Minority Purchaser, in relation to the Liberty Global RO Target Group only, that from (but excluding) the Effective Time to (and including) Completion:

(X)	there shall be no Leakage; and

(Y)	if there is any Leakage from (but excluding) the Effective Time to (and including) Completion, then subject to sub-clause 7.7 (Completion), following Completion,

(i)	the DE Seller shall pay in cash to the DE Purchaser on demand of a sum equal (calculated on an after-Tax basis) to the amount of such Leakage;

(ii)	the CEE Seller shall pay in cash to the:

(a)	CZ Purchaser on demand of a sum equal (calculated on an after-Tax basis) to the amount of such Leakage;

(b)	HU Purchaser on demand of a sum equal (calculated on an after-Tax basis) to the amount of such Leakage; and

(c)	RO Majority Purchaser on demand of a sum equal (calculated on an after-Tax basis) to 99.8835% of the amount of such Leakage; and

(iii)	the RO Minority Seller shall pay to the RO Minority Purchaser on demand a sum equal (calculated on an after-Tax basis) to 0.1165% of the amount of such Leakage.
The Sellers shall not be liable to make any payment under this sub-clause 7.6 (Completion) to the extent that such amount is included in Liberty Global Debt as Leakage in accordance with paragraph 18(K) of Part B of Schedule 9.

7.7
The liability of each of the Sellers pursuant to sub-clause 7.6 (Completion) shall terminate on the date falling three months after Completion unless prior to that date the relevant Purchaser has notified the relevant Seller in writing of a breach by it of the undertaking set out in sub-clause 7.6 (Completion), setting out the amount and reasonable details of such Leakage together with reasonable evidence thereof, in which case, in relation to any relevant breaches so notified, that Seller shall remain liable until such relevant claims have been satisfied, settled or withdrawn.

7.8
If any Target Company actually obtains any Relief which arose before the Effective Time and would otherwise have been available to reduce any Tax payable under paragraph (x) of the definition of Leakage but for the fact it had not been obtained at the time payment was made by the relevant Seller to the relevant Purchaser under sub-clause 7.7, (Completion) then the relevant Purchaser shall refund to the relevant Seller an amount equal to the lower of the amount of (i) the amount of the Relief, and (ii) the amount of Tax previously paid by the relevant Seller to the relevant Purchaser under sub-clause 7.6(A) (Completion) provided that such Relief is obtained not later than the date falling three months after the sixth anniversary of the Completion Date.

8.	Sellers’ Warranties

8.1	Subject to sub-clauses 11.1 and 11.3 (Remedies and Sellers’ limitations on liability):

(A)
the DE Seller warrants to the DE Purchaser that each of the Warranties set out in Part A and Part B of Schedule 3 (Warranties) is true and accurate in all respects as at the date of this Agreement, with references in such Warranties to:

(i)	the Target Group, being to the Liberty Global DE Target Group;

(ii)	the Target Company, being to the Liberty Global DE Target Company;

(iii)	the Shares, being to the Liberty Global DE Shares;

(iv)	the Target Business, being to the Liberty Global DE Target Business; and

(v)	the Data Room, being to sections of the Data Room entitled “Corporate”, “Germany”, “Clean Team Corporate” and “Clean Team Germany”;

(B)
the CEE Seller warrants to the CZ Purchaser that each of the Warranties set out in Part A and Part C of Schedule 3 (Warranties) is true and accurate in all respects at the date of this Agreement, with references in such Warranties to:

(i)	the Target Group, being to the Liberty Global CZ Target Group;

(ii)	the Target Company, being to the Liberty Global CZ Target Company and the Liberty Global CZ Infrastructure Target Company;

(iii)	the Shares, being to the Liberty Global CZ Shares and the Liberty Global CZ Infrastructure Shares;

(iv)	the Target Business, being to the Liberty Global CZ Target Business; and

(v)	the Data Room, being to sections of the Data Room entitled “Corporate”, “Czech Republic”, “Clean Team Corporate” and “Clean Team Czech Republic”;

(C)
the CEE Seller warrants to the HU Purchaser that each of the Warranties set out in Part A and Part D of Schedule 3 (Warranties) is true and accurate in all respects at the date of this Agreement, with references in such Warranties to:

(i)	the Target Group, being to the Liberty Global HU Target Group;

(ii)	the Target Company, being to the Liberty Global HU Target Company;

(iii)	the Shares, being to the Liberty Global HU Shares;

(iv)	the Target Business, being to the Liberty Global HU Target Business; and

(v)	the Data Room, being to sections of the Data Room entitled “Corporate”, “Hungary”, “Clean Team Corporate” and “Clean Team Hungary”; and

(D)
the CEE Seller (and the RO Minority Seller only in relation to the warranties under paragraph 1 of Part A and paragraph 1 of Part E of Schedule 3 (Warranties) and any other Fundamental Warranties) warrants to the RO Majority Purchaser and the RO Minority Purchaser that each of the Warranties set out in Part A and Part E of Schedule 3 (Warranties) is true and accurate in all respects at the date of this Agreement, with references in such Warranties to:

(i)	the Target Group, being to the Liberty Global RO Target Group;

(ii)	the Target Company, being to the Liberty Global RO Target Company;

(iii)	the Shares, being to the Liberty Global RO Majority Shares (in the case of the CEE Seller) and the Liberty Global RO Minority Shares (in the case of the RO Minority Seller);

(iv)	the Target Business, being to the Liberty Global RO Target Business;

(v)
the Seller being to the CEE Seller, except for paragraph 1 of Part A and paragraph 1 of Part E of Schedule 3 (Warranties) and any other Fundamental Warranties, where references to the Seller are to the CEE Seller and the RO Minority Seller; and

(vi)	the Data Room, being to sections of the Data Room entitled “Corporate”, “Romania”, “Clean Team Corporate” and “Clean Team Romania”.

8.2	Subject to sub-clause 11.1 (Remedies and Sellers’ limitations on liability):

(A)
the DE Seller warrants to the DE Purchaser that, as at Completion, each of the Completion Business Warranties will be true and accurate in all respects, with references in such Completion Business Warranties to:

(i)	the Target Group, being to the Liberty Global DE Target Group; and

(ii)	the Target Business, being to the Liberty Global DE Target Business;

(B)
the CEE Seller warrants to the CZ Purchaser that, as at Completion, each of the Completion Business Warranties will be true and accurate in all respects, with references in such Completion Business Warranties to:

(i)	the Target Group, being to the Liberty Global CZ Target Group; and

(ii)	the Target Business, being to the Liberty Global CZ Target Business;

(C)
the CEE Seller warrants to the HU Purchaser that, as at Completion, each of the Completion Business Warranties will be true and accurate in all respects, with references in such Completion Business Warranties to:

(i)	the Target Group, being to the Liberty Global HU Target Group; and

(ii)	the Target Business, being to the Liberty Global HU Target Business;

(D)
the CEE Seller warrants to the RO Majority Purchaser and the RO Minority Purchaser that, as at Completion, each of the Completion Business Warranties will be true and accurate in all respects, with references in such Completion Business Warranties to:

(i)	the Target Group, being to the Liberty Global RO Target Group; and

(ii)	the Target Business, being to the Liberty Global RO Target Business.

8.3	Subject to sub-clauses 11.1 and 11.3 (Remedies and Sellers’ limitations on liability), each party acknowledges and agrees that:

(A)	any claim in respect of breach of any Warranty or any Completion Business Warranty given by a Seller to a Purchaser may only be brought (i) after Completion and (ii) by that Purchaser; and

(B)
any damages to the Purchaser in respect of breach of any Warranty or any Completion Business Warranty given by a Seller shall be assessed by reference to what the value of the relevant Target Group would have been had the breach of Warranty or Completion Business Warranty (as applicable) not occurred.

8.4
Each of the Warranties and the Completion Business Warranties shall be construed as being separate and independent and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or Completion Business Warranty.

8.5
Any Warranty or Completion Business Warranty qualified by the expression “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of:

(A)	in respect of the Warranties and Completion Business Warranties given by each Seller:

MD T&I
Group Technology Strategy & Insight Director
Strategy Consultant
Senior Corporate Counsel
Senior Corporate Counsel
MD, M&A and Corporate Development
Director, M&A and Corporate Development

(B)	in respect of the Tax Warranties given by each Seller:

VP, Tax

(C)	in respect of the Warranties and Completion Business Warranties given by the DE Seller to the DE Purchaser:

CEO
CFO
SVP Technology
SVP People & Transformation DE
Senior Vice President Legal

(D)	in respect of the Warranties and Completion Business Warranties given by the CEE Seller to the CZ Purchaser:

CFO CEE
CEO CEE
VP T&I
CEO
CFO
CEE VP HR
General Counsel

(E)	in respect of the Warranties and Completion Business Warranties given by the CEE Seller to the HU Purchaser:

CFO CEE
CEO CEE
VP T&I
CEO
CFO
CEE VP HR
General Counsel

(F)	in respect of the Warranties and Completion Business Warranties given by the CEE Seller and the RO Minority Seller to the RO Majority Purchaser and the RO Minority Purchaser:

CFO CEE
CEO CEE
VP T&I
CEO
CFO
CEE VP HR
Head of Legal

8.6	Each Seller undertakes to the Purchasers that, as soon as reasonably practicable upon it becoming aware, between the date of this Agreement and Completion, of any fact, matter or circumstance relating to that Seller or its Target Group which it is aware is or is reasonably likely to constitute a breach of any of the Fundamental Warranties as given at the date of this Agreement and/or immediately before Completion by reference to the facts and circumstances then subsisting, it will promptly disclose in writing such fact, matter or circumstance to the Purchasers.

8.7
Each of the Fundamental Warranties given by the Sellers under sub-clause 8.1 (Sellers’ Warranties) shall be deemed to be repeated immediately before Completion by that Seller by reference to the facts, circumstances and knowledge then existing as if references in the Fundamental Warranties to the date of this Agreement were references to the Completion Date.

8.8
The Purchasers shall not be permitted to bring any claim against the Sellers for any breach of or pursuant to this clause 8 (Sellers’ Warranties), and the Sellers shall not be permitted to bring any claim against the Purchasers for any breach of or pursuant to clauses 8 (Sellers’ Warranties) or 10 (Purchasers’ and Guarantors’ Warranties), in each case unless Completion has occurred.

9.	Undertakings and indemnities
Third party assurances

9.1
Each Seller undertakes, subject to Completion having occurred, in relation to each Target Group sold by such Seller to a Purchaser, to pay to such Purchaser such amount as is required in order to indemnify and hold harmless such Purchaser and/or each member of the Purchasers’ Group against all actions, claims, proceedings, loss, damage, payments, costs and expenses suffered or incurred by such Purchaser and each member of the Purchasers’ Group in relation to or arising out of any guarantee, indemnity or other contingent obligation (including any obligation to any third party with respect to a guarantee provided by that third party of the obligations of a member of that Target Group (a “Third Party Guarantee”)) given or undertaken by any member of that Target Group in relation to or arising out of any obligations or liabilities of any member of the Sellers’ Group.

9.2
Each Purchaser undertakes, subject to Completion having occurred, in relation to each Target Group purchased by such Purchaser from a Seller to pay to such Seller such amount as is required in order to indemnify and hold harmless such Seller and each member of the Sellers’ Group against all actions, claims, proceedings, loss, damage, payments, costs and expenses suffered or incurred by that Seller and each member of the Sellers’ Group in relation to or arising out of any guarantee, indemnity or other contingent obligation given or undertaken by that Seller and each member of the Sellers’ Group in relation to or arising out of any obligations or liabilities of any member of that Target Group.

9.3
The Sellers shall use reasonable endeavours to ensure that, at or as soon as possible following Completion, each member of the Target Groups is released in full from any guarantees (including any obligation with respect to a Third Party Guarantee), indemnities, counter indemnities and letters of comfort given to a third party by any member of the Target Groups in respect of any obligations or liabilities of a member of the Sellers’ Group.

9.4	The Purchasers shall, following Completion, use reasonable endeavours to ensure that, as soon as possible following Completion, each member of the Sellers’ Group is released in full from any guarantees, indemnities, counter indemnities and letters of comfort given to a third party by any member of the Sellers’ Group in respect of any obligations or liabilities of a member of the Target Groups.
Third party consents

9.5
Without prejudice to sub-clauses 6.2 to 6.12 (Pre-Completion Steps), Schedule 14 (Separation) and the Transitional Services Agreement, if as a result of the sale of the Shares pursuant to this Agreement a third party consent or waiver is required for any member of the Target Groups to continue to exercise following Completion material rights on a basis substantively equivalent to those rights as at the date of this Agreement pursuant to a Material Contract or Change of Control Contract (a “Third Party Consent”) the Sellers shall, on the written request of the Purchasers specifying the relevant Material Contract or Change of Control Contract, use their reasonable endeavours to obtain that Third Party Consent in a manner and on terms satisfactory to the Purchasers, provided that the Sellers shall not be required to incur any incremental cost which a Purchaser does not agree to reimburse on terms satisfactory to the Sellers (acting reasonably) or any other material burden nor otherwise take any action which is reasonably likely to be materially detrimental to the Sellers’ Retained Group.

CDT

9.6
The CEE Seller undertakes, subject to Completion having occurred and except to the extent included in Liberty Global Debt or Liberty Global Working Capital, to pay to the CZ Purchaser such amount as is required in order to indemnify and hold harmless the CZ Purchaser and/or each member of the Purchasers’ Group against all actions, claims, proceedings, loss, damage, payments and reasonable costs and expenses suffered or incurred by the CZ Purchaser and each member of the Purchasers’ Group in relation to or arising out of:

(A)	the incremental increase in the cost of providing services to the Affected Customers; and

(B)	the Liberty Global CZ Target Group being unable to provide services to the Affected Customers, in each case as a direct result of any termination of the CDT Contract or unavailability of the relevant fibre connection provided under the CDT Contract to the Liberty Global CZ Target Group, arising from or in connection with the purported termination of the CDT Contract by ČD Telematika a.s. in January 2016, provided that:

(i)	the liability of the CEE Seller under this sub-clause 9.6 (Undertakings and indemnities) shall not exceed €75,000,000;

(ii)	the CEE Seller shall not be liable to make any such payment unless the CZ Purchaser has provided written notice to the CEE Seller of the claim for payment within five years of Completion;

(iii)	the CZ Purchaser shall, and shall ensure that any relevant member of the Liberty Global CZ Target Group shall, take all reasonable steps following Completion to mitigate such increase in costs and inability to provide services, including taking reasonable steps to find an alternative supplier of a fibre connection in order to continue providing services to the Affected Customers. All reasonable costs incurred by the Purchasers’ Group in taking such actions shall be indemnified in accordance with sub-clause 9.6 (Undertakings and indemnities) above.
Share schemes

9.7
The Liberty Global Guarantor agrees to procure that, following Completion, the Liberty Global Participants shall, to the extent determined by the Liberty Global compensation committee in accordance with the Liberty Global Share Schemes, continue to be entitled to exercise any rights that they have under the Liberty Global Share Schemes immediately prior to Completion (including any rights to exercise any options that they may hold or realise any vested awards) in respect of Liberty Global Shares (the “Liberty Global Existing Rights”).

9.8
Each Seller undertakes, in relation to the Liberty Global Participants who are employees of each Target Group sold by such Seller to a Purchaser, to such Purchaser that it shall (except to the extent included as Liberty Global Debt or in Liberty Global Working Capital) pay to such Purchaser such amount as is required in order to indemnify and hold harmless such Purchaser and each member of the Purchasers’ Group against any and all costs and liabilities (including the cost of any Liberty Global Shares used to satisfy the relevant options or awards and any liability to account for employees’ social security contributions and income tax due under PAYE or any equivalent withholding system) suffered or incurred by such Purchaser or any member of the Purchasers’ Group associated with any exercise or realisation by such Liberty Global Participants of any Liberty Global Existing Rights (together with any interest or penalties suffered or incurred by such Purchaser or member of the Purchaser’s Group (but excluding any interest or penalties incurred by such Purchaser or member of the Purchaser’s Group arising as a result of the unreasonable delay or default by such Purchaser or member of the Purchaser’s Group in accounting for such employer’s social security contributions, employees’ social security contributions and income tax to a Tax Authority after the relevant Seller has accounted to such Purchaser or member of the Purchaser’s Group for an amount equal to such employer’s social security contributions, employees’ social security contributions and income tax pursuant to this sub-clause 9.8 (Undertakings and indemnities). The Purchasers shall use reasonable endeavours to procure that any amount of employees’ social security contributions or income tax that a Target Group Company is required to account for under PAYE or any equivalent withholding system as a result of any such exercise or realisation is promptly recovered from or otherwise made good by the relevant employees, and to the extent that such recovery or making good has been obtained within 2 years of Completion the relevant Purchaser shall refund to the relevant Seller an amount equal to any amount so recovered or made good

Management Retention Arrangements

9.9	The Sellers shall procure that arrangements for the retention of employees of the Target Groups are implemented in accordance with the Agreed Management Retention Arrangements.

9.10	The Sellers may, at any time prior to Completion, amend the Agreed Management Retention Arrangements with the written consent of the Purchasers, not to be unreasonably withheld or delayed.
GDPR

9.11	Each Seller:

(A)	shall procure that, prior to Completion:

(i)	each Target Group to be sold by such Seller to a Purchaser shall implement in full the actions set out in the Accenture GDPR Compliance Plan (all such actions to be taken by each Target Group);

(ii)
the Purchasers are provided with regular updates on a quarterly basis in relation to the progress of the implementation of the Accenture GDPR Compliance Plan and such information and documentation in relation to that implementation as they may reasonably request for the purposes of consultation; and

(B)
subject to Completion having occurred and except to the extent included as Liberty Global Debt or in Liberty Global Working Capital, undertakes to the Purchasers to pay to each Purchaser in relation to each Target Group sold by such Seller to a Purchaser such amount as is required in order to indemnify and hold harmless such Purchaser and each member of the Purchasers’ Group against all fines, liabilities, damages and third party costs and expenses suffered or incurred by the Purchasers’ Group in relation to or arising out of a regulatory investigation, proceeding or enforcement action by a GDPR Regulator and/or proceeding with, or compensation payment to, any customer of the Target Group (in each case) in relation to or arising out of any breach, or alleged breach, of the GDPR where such breach occurs between the date of this Agreement and the earlier of: (i) Completion; and (ii) the time at which the actions set out in the Accenture GDPR Compliance Plan have been implemented in full in relation to the relevant Target Group. Each Purchaser shall, and shall procure that any relevant member of a Target Group shall, take all reasonable steps following Completion to mitigate any such fines, liabilities, damages or third party costs and expenses.

9.12
To the extent any breach of sub-clause 5.8 results in any loss or damage being suffered or incurred by the Purchasers’ Group that are fines, liabilities, damages and third party costs and expenses for which the Purchasers’ Group is indemnified by the Sellers pursuant to the Data Protection Indemnity, no member of the Purchasers’ Group may bring a claim for breach of sub-clause 5.8 against any Seller in respect of such loss or damage.

9.13
The Purchasers shall, and shall procure that any relevant member of the Target Group shall, take all reasonable steps following Completion to mitigate any damage or loss that may result from any claim or complaint against, or regulatory investigation of, or any potential claim or complaint against, or potential regulatory investigation of, any member of the Target Group or the Purchasers’ Group that may reasonably be likely to result in a claim by the Purchasers under the Data Protection Indemnity.

Intra-group services

9.14
Each Seller, in relation to each Target Group sold by such Seller to a Purchaser, shall pay to such Purchaser such amount as is required to indemnify such Purchaser and each member of the Purchasers’ Group against all action, claims, proceedings, loss, damage, penalty, payments, costs or expenses (together the “Indemnified Termination Costs”) incurred by such Purchaser or any member of the Purchasers' Group in relation to or arising out of the termination of the Intra-Group Services Contracts to which any member of such Target Group is a party (including the payment of any termination fee by any member of such Target Group in respect of such termination), provided that for the avoidance of doubt the Sellers shall not be liable under this sub-clause 9.14 (Undertakings and indemnities): (i) for any Indemnified Termination Costs to the extent that they that arise as a result of or by reference to the non-deductibility and/or non-amortisation for Tax purposes of any termination fee in respect of the Intra-Group Services Contracts or any asset attributable to such termination fee; or (ii) to reimburse or otherwise refund any termination fee or other fee in lieu of notice itself (provided that such fee is paid prior to Completion or is reflected in Liberty Global Debt or Liberty Global Working Capital);

Insurance

9.15
The Sellers shall (and shall procure that any other relevant member of the Sellers’ Retained Group shall) not terminate or amend any insurance policy of the Sellers’ Retained Group with the intention of prejudicing any claim available to the Target Group under such policy in relation to the carrying on of Target Businesses before Completion and/or any matter or event occurring in relation to the Target Groups before Completion.

Programming

9.16
In the period to Completion, the Sellers shall operate the Target Businesses in relation to programming in the best interests of the Target Groups and in a manner consistent with the past practice of the Target Groups.

9.17	Subject to applicable law, the Sellers shall procure that the Target Group does not, prior to Completion;

(A)
enter into any agreement relating to the supply or distribution of programming which contains a Wider Corporate Effect Clause, other than a renewal or replacement of an existing agreement to which it is counterparty which contains a Wider Corporate Effect Clause; nor

(B)	amend any agreement to which it is a party to include a Wider Corporate Effect Clause, where such agreement did not previously contain a Wider Corporate Effect Clause.
RO Lease Agreements

9.18
Each of the CEE Seller and the RO Minority Seller shall use its reasonable endeavours to procure that the Liberty Global RO Target Group registers with the relevant Property’s land book held by the relevant territorial office of the National Agency of Real Estate and Cadastre (Agentia Nationala de Cadastru si Publicitate Imobiliara) all:

(A)	Material RO Leases currently in force, as soon as reasonably practicable after date of this Agreement; and

(B)	Material RO Leases entered into after the date of this Agreement but prior to Completion, as soon as reasonably practicable after entry into such Material RO Leases.
HU Freehold Property

9.19
The CEE Seller shall use its reasonable endeavours to procure that, in relation to all material freehold Property owned by any member of the Liberty Global HU Target Group, the relevant member of the Liberty Global HU Target Group is registered as owner of such freehold Property with the relevant Hungarian land registry:

(A)
in the case of freehold Property owned by a member of the Liberty Global HU Target Group at the date of this Agreement, as soon as reasonably practicable after the date of this Agreement and in any case prior to Completion; and

(B)	in the case of freehold Property acquired by a member of the Liberty Global HU Target Group between the date of this Agreement and Completion, as soon as reasonably practicable after such acquisition.
Undocumented HU Content Arrangements

9.20
The CEE Seller shall use its reasonable endeavours to procure that written contracts are entered into in accordance with applicable law with each relevant programming provider in relation to any arrangements for the provision of programming to the Liberty Global HU Target Group as at the date of this Agreement that are not currently governed by a written contract.

Purchasers’ Post-Completion Undertakings

9.21
Within five Business Days following Completion, the HU Purchaser shall use all reasonable endeavours to amend the Deed of Foundation of the Liberty Global HU Target Company to (a) delete the CEE Seller as sole member of the Liberty Global HU Target Company, (b) indicate the HU Purchaser as sole member of the Liberty Global HU Target Company, and (c) indicate any changes in the managing director(s), supervisory board members and/or auditor of the Liberty Global HU Target Company pursuant to paragraph 1.2 of Part A of Schedule 2 (Completion arrangements). As soon as practicable following the aforementioned amendment, but in any case within 20 Business Days following Completion, the HU Purchaser shall use all reasonable endeavours to procure that the following documents are filed with the Hungarian court of registration competent with respect to the Liberty Global HU Target Company: (i) the consolidated version of the amended Deed of Foundation of the Liberty Global HU Target Company containing at least the above changes, (ii) the other corporate documentation (including the application form) required by law for the deletion of the CEE Seller from the companies’ register as the sole member of the Liberty Global HU Target Company, (iii) the registration of the HU Purchaser as the new sole member of the Liberty Global HU Target Company, and (iv) the registration of any changes in the managing director(s), supervisory board members and/or auditor of the Liberty Global HU Target Company pursuant to paragraph 1.2 of Part A of Schedule 2

(Completion arrangements). The HU Purchaser shall use all reasonable endeavours to procure that the above changes are registered by the competent Hungarian court of registration as soon as reasonably practicable.
HU Commitments Compliance

9.22
The CEE Seller shall procure that, between the date of this Agreement and Completion, the Liberty Global HU Target Group complies in all material respects with the commitments given to the Hungarian Competition Authority in respect of the matters set out in decision No. Vj/15-146/2015 of the Hungarian Competition Authority.

10.	Purchasers’ and Guarantors’ warranties

10.1	Subject to sub-clause 10.4 (Sellers’ Warranties), the:

(A)	DE Purchaser warrants to the DE Seller;

(B)	CZ Purchaser warrants to the CEE Seller;

(C)	HU Purchaser warrants to the CEE Seller;

(D)	RO Majority Purchaser warrants to the CEE Seller; and
as at the date of this Agreement in the terms of the warranties set out in Schedule 4 (Purchaser Warranties).

10.2
Subject to sub-clause 10.4 (Sellers’ Warranties), the RO Minority Purchaser warrants to the RO Minority Seller as at the date of this Agreement in the terms of the warranties set out in paragraphs 1 to 5 of Schedule 4 (Purchaser Warranties).

10.3	The:

(A)	Liberty Global Guarantor warrants to the Purchasers and the Vodafone Guarantor; and

(B)	Vodafone Guarantor warrants to the Sellers and the Liberty Global Guarantor, as at the date of this Agreement in the terms of the warranties set out in paragraphs 1 to 5 of Schedule 4 (Purchaser Warranties), as if references to a Purchaser were to the relevant Guarantor.

10.4
Paragraphs 1 to 6 of Schedule 5 (Limitations on the Sellers’ liability) shall apply mutatis mutandis to the warranties set out in paragraphs 6 to 9 of Schedule 4 (Purchaser Warranties) given by each Purchaser (other than the RO Minority Purchaser) under sub-clause 10.1 above (the “Purchaser Regulatory Warranties”), with:

(A)
references to the Sellers meaning the Purchasers (with any reference to the DE Seller meaning the DE Purchaser and any reference to the CEE Seller meaning each of the CZ Purchaser, the HU Purchaser and the Majority RO Purchaser);

(B)	references to the Purchasers meaning the Sellers; and

(C)	references to a “Warranty” meaning a Purchaser Regulatory Warranty;.

10.5
A Purchaser shall not be liable under any Purchaser Regulatory Warranty in relation to any matter where (i) the fact, matter or circumstance underlying such breach of Purchaser Regulatory Warranty; and (ii) the existence of the breach of such Purchaser Regulatory Warranty are within the actual knowledge of any Seller on or before the date of this Agreement. For these purposes, the awareness of each Seller shall be limited to the actual knowledge of the persons listed at sub-clause 8.5 (Sellers’ warranties).

10.6	Any Purchaser Regulatory Warranty qualified by the expression “so far as the Purchaser is aware” or any similar expression shall be deemed to refer to the actual knowledge of:

(A)	in the case of the Purchaser Regulatory Warranty at paragraph 6 of Schedule 4 (Purchaser Warranties), the Vodafone DE Knowledge Group;

(B)	in the case of the Purchaser Regulatory Warranty at paragraph 7 of Schedule 4 (Purchaser Warranties), the Vodafone CZ Knowledge Group; and

(C)	in the case of the Purchaser Regulatory Warranty at paragraphs 8 and 9 of Schedule 4 (Purchaser Warranties), the Vodafone RO Knowledge Group.

11.	Remedies and Sellers’ limitations on liability

11.1
The Purchasers shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties or the Completion Business Warranties (excluding the Fundamental Warranties and Fundamental Termination Warranties) to be breached if it has been fairly disclosed in:

(A)	this Agreement;

(B)	the Disclosure Letter or pursuant to the Disclosure Letter (including any document referred to in the Disclosure Letter or delivered or deemed to be delivered with it); or

(C)	in the case of:

(i)
the Warranties and the Completion Business Warranties given by any of the Sellers, the sections entitled “Corporate” and “Clean Team Corporate” (excluding the information contained in the sub-folders of those sections detailed in the remaining sub-clauses of this sub-clause 11.1(C) (Remedies and Sellers’ limitations on liability, with such sections instead being disclosed specifically in sub-clauses (iii), (iv) and (v) below) and the DE Data Room;

(ii)
the Warranties and the Completion Business Warranties given by the DE Seller to the DE Purchaser, the sections of the Data Room entitled “Corporate”, “Germany”, “Clean Team Corporate” and “Clean Team Germany”;

(iii)
the Warranties and the Completion Business Warranties given by the CEE Seller to the CZ Purchaser, the sections of the Data Room entitled “Czech Republic” and “Clean Team Czech Republic”, the sub-folder entitled “UPC Finance Documents” of the section of the Data Room entitled “Corporate” and sub-folder 2.2 entitled “Czech Republic” of the HR section of the Data Room entitled “Clean Team Corporate”;

(iv)
the Warranties and the Completion Business Warranties given by the CEE Seller to the HU Purchaser, the sections of the Data Room entitled “Hungary” and “Clean Team Hungary”, the sub-folder entitled “UPC Finance Documents” of the section of the Data Room entitled “Corporate” and sub-folder 2.3 entitled “Hungary” of the HR section of the Data Room entitled “Clean Team Corporate”

(v)
the Warranties and the Completion Business Warranties given by the CEE Seller and/or the RO Minority Seller to the RO Majority Purchaser and/or the RO Minority Purchaser, the sections of the Data Room entitled “Romania” and “Clean Team Romania”, the sub-folder entitled “UPC Finance Documents” of the section of the Data Room entitled “Corporate” and sub-folder 2.4 entitled “Romania” of the HR section of the Data Room entitled “Clean Team Corporate”.

11.2
The Purchasers shall not be entitled to claim that any fact, matter or circumstance causes any of the Fundamental Warranties or Fundamental Termination Warranties to be breached if it has been fairly disclosed against a Fundamental Warranty in Annex 1 of the Disclosure Letter or in paragraphs 2.1(A)(iv), 2.1(B), 2.4 and 2.5 of Schedule 7 (Liberty Global Pre-Completion Reorganisation).

11.3
No liability shall attach to the Sellers in respect of claims under the Warranties if and to the extent that the limitations set out in Schedule 5 (Limitations on the Sellers’ liability) apply. No liability shall attach to the Sellers in respect of claims under the Tax Warranties if and to the extent that the limitations set out in clause 3 of the Tax Covenant apply to such claims.

11.4
None of the limitations contained in Schedule 5 (Limitations on the Sellers’ liability) shall apply to any claim to the extent that such claim arises or is increased as the consequence of fraud by any director or officer of any member of the Sellers’ Group or any person set out in clause 8.5 (Sellers’ Warranties).

11.5
Subject to sub-clause 11.6 (Remedies and Sellers’ limitations on liability) between the date of this Agreement and Completion, if any fact, matter or circumstance arises which would constitute a breach by the Sellers of the Fundamental Termination Warranties given pursuant to clause 8.7 (Sellers’ Warranties), the Purchasers shall be entitled at any time prior to Completion to terminate this Agreement by notice in writing from the Purchasers to the Sellers, provided that the Purchasers shall not be entitled to terminate this agreement as a result of breach by the Sellers of the Fundamental Termination Warranties set out at paragraph 1.4 of Part B of Schedule 3 (Warranties), paragraph 1.5 of Part C of Schedule 3 (Warranties), paragraph 1,4 of Part D of Schedule 3 (Warranties) and paragraph 1.4 of

Part E of Schedule 3 (Warranties) unless such breach of warranty results from an action taken by a member of the Sellers’ Group.

11.6
The Purchasers shall not be entitled to exercise their right to terminate pursuant to sub‑clause 11.5 (Remedies and Sellers’ limitations on liability) if such breach is remedied prior to Completion such that the Purchasers and the Target Groups are in no worse position than they would have been had there been no breach.

11.7
If this Agreement is terminated in accordance with sub‑clause 11.5 (Remedies and Sellers’ limitations on liability), all obligations of the parties under this Agreement shall end (except for the provisions of this clause 11.7 (Remedies and Sellers’ limitations on liability) and clauses 1 (Interpretation), 16 (Guarantees) and 20 (No double recovery) to 37 (Agent for service) inclusive but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

12.	Separation
The parties shall comply with, and be bound by, the terms of Schedule 14 (Separation).

13.	Sellers’ and Purchasers’ liability

13.1	The obligations of the Sellers under the Share Purchase Documents shall be several and not joint nor joint and several obligations.

13.2
Other than the joint and several obligation of the Purchasers to pay the Estimated Consideration in accordance with clause 3.3 (Estimated Consideration) and, to the extent applicable, any additional amount in respect of any payments required to be made under Part D of Schedule 9 (Post-Completion Financial Adjustments), the obligations of the Purchasers under the Share Purchase Documents shall be several and not joint nor joint and several obligations.

14.	Protective Covenants

14.1	Non-compete restriction

(A)
Subject to sub-clause 14.2 (Protective Covenants), the Liberty Global Guarantor undertakes to the Purchasers (on behalf of themselves and as agents for the Purchasers’ Group) that neither it nor any member of the Sellers’ Retained Group (for as long as such member is controlled directly or indirectly by the Liberty Global Guarantor) shall, either alone or in conjunction with or on behalf of any other person, be engaged or be directly or indirectly interested in carrying on, for itself or by means of investments in other entities, any Restricted Business.

(B)
For the purposes of this Agreement, “Restricted Business” means the business of operating and maintaining in Germany, Hungary, Romania and/or the Czech Republic, as a network operator, mobile virtual network operator, reseller or other provider, whether to retail, enterprise or wholesale customers:

(i)	fixed line telecommunications services;

(ii)	Pay Television Services;

(iii)	mobile telecommunications services; and

(iv)	fixed line or mobile broadband telecommunications services,
but shall not include:

(v)	free to air broadcasting;

(vi)	content production and ownership and programming sales;

(vii)	channel production, ownership and licensing to distributors;

(viii)	over the top (OTT) services (whether on a subscription or advertising business model or otherwise); or

(ix)
satellite telecommunications and associated services in Hungary, Romania and the Czech Republic (including, for the avoidance of doubt, pay television services and fixed line and mobile telecommunications services where such telecommunications services are offered to customers on the basis of wholesale access to the infrastructure of a third party network operator and on a bundled basis).

(C)	The undertakings given in sub-clause 14.1(A) (Protective Covenants) shall apply from Completion for the period of 18 months after the Completion Date.

14.2	Non-compete carve outs
The undertakings in sub-clause 14.1(A) (Protective Covenants) shall not prohibit the Sellers or any member of the Sellers’ Retained Group from:

(A)
owning securities, shares or similar interests (including equity securities, debt securities, convertible and exchangeable instruments) in any listed company that represent less than 15 per cent of the voting rights of the securities, shares or similar interests of that body corporate, provided that the Sellers’ Retained Group shall not be granted or receive any rights to nominate or appoint a director or other representative to the board of that body corporate or otherwise be able to exercise control over that body corporate;

(B)
acquiring and subsequently carrying on or being engaged in any body corporate or business (an “Acquired Business”) where at the time of the acquisition the activities of the Acquired Business include a Restricted Business (the “Acquired Restricted Business”), provided that the turnover attributed to the Acquired Restricted Business in its last financial year before the acquisition is less than 30 per cent. of the turnover of the Acquired Business as a whole;

(C)	providing any corporate, operational, technical, network infrastructure, warehousing, inventory management, back office support and related ancillary services provided to members of the Sellers’ Group from locations in any Territory; and/or

(D)	performing its obligations under the Share Purchase Documents and/or under any other agreement which any member of the Sellers’ Retained Group may enter into with a member of the Purchasers’ Group.

14.3	Employee non-solicit

(A)
Subject to sub-clauses 14.3(B) and 14.3(C) (Protective Covenants), the Liberty Global Guarantor undertakes to the Purchasers (on behalf of themselves and as agents for the Purchasers’ Group) that neither it nor any member of the Sellers’ Retained Group (for as long as such member is controlled directly or indirectly by the Liberty Global Guarantor and excluding Telenet Group Holding NV and its subsidiaries) shall, either alone or in conjunction with or on behalf of any other person, directly or indirectly solicit or entice away from the employment of any person who was a Non-solicit Employee at any time between the date of this Agreement and Completion.

(B)	The undertakings given by the Liberty Global Guarantor in sub-clause 14.3(A) (Protective Covenants) shall apply from Completion for a period of two years after the Completion Date.

(C)
The undertakings in sub-clause 14.3(A) (Protective Covenants) shall not prevent the Sellers’ Retained Group from considering and accepting an application made by an employee of any member of a Target Group or the Purchasers’ Group:

(i)
in response to a recruitment advertisement published generally and not specifically directed at employees of any Target Group(s) or the Purchasers’ Group or any member(s) of a Target Group or the Purchasers’ Group; or

(ii)	who contacts the Sellers’ Retained Group on their own initiative and without any direct or indirect solicitation from the Sellers or any member of the Sellers’ Retained Group.

14.4	Customer non-solicit
Without prejudice to any other obligations which it may have in relation to such confidential information, each Seller undertakes to the Purchasers (on behalf of themselves and as agents for the Purchasers’ Group) that neither it nor any member of the Sellers’ Retained Group (for so long as such member is controlled directly or indirectly by the Liberty Global Guarantor) shall, from Completion for a period of 18 months from the Completion Date, use any customer confidential data of the Target Groups to, either alone or in conjunction with or on behalf of any other person, send any communication specifically targeted at the customers of the Target Groups as at Completion soliciting their businesses in competition with the Target Businesses.

14.5	Each undertaking contained in this clause 14 (Protective Covenants) shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the parties.

15.	Books and records
For ten years following the Completion Date, to the extent permitted by applicable law (including applicable competition law) and without prejudice to the provisions of clause 29 (Confidentiality):

(A)
the Purchasers shall procure that each member of the Purchasers’ Group shall provide the Sellers (at the Sellers’ cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts, and all other records held by it after Completion to the extent that they relate to the Target Groups or the Target Businesses and, in either case, to the period up to Completion but only to the extent necessary for accounting, regulatory, litigation, disputes (excluding any litigation or disputes between the Purchasers’ Group and the Sellers’ Group) or Tax purposes and provided that any information obtained under this sub-clause 15(A) (Books and records) shall only be used for the purpose for which access was granted; and

(B)
the Sellers shall procure that each member of the Sellers’ Retained Group shall provide the Purchasers (at the Purchasers’ cost) with reasonable access at reasonable times to (and the right to take copies of) the books, accounts and all other records held by it after Completion to the extent that they relate to the Target Group or the Target Businesses but only to the extent necessary for accounting, regulatory, litigation, disputes (excluding any litigation or disputes between the Purchasers’ Group and the Sellers’ Group) or Tax purposes and provided that any information obtained under this sub-clause 15(B) (Books and records) shall only be used for the purpose for which access was granted.

16.	Guarantees

16.1
In consideration of the Sellers and the Purchasers entering into this Agreement (as applicable), the Vodafone Guarantor hereby unconditionally and irrevocably guarantees to the Sellers (and the Liberty Global Guarantor hereby unconditionally and irrevocably guarantees to the Purchasers) the due and punctual payment by the Purchasers or the Sellers (as applicable) of all amounts payable by them under or pursuant to this Agreement and the Tax Covenant and as an independent and primary obligation agrees to indemnify and hold harmless the Purchasers or the Sellers (as applicable) against all liabilities, losses, proceedings, claims, damages, costs and expenses that it may suffer or incur as a result of any failure or delay by the Purchasers or Sellers (as applicable) to pay any amount when due. The liability of the Vodafone Guarantor and the Liberty Global Guarantor (as applicable) under this Agreement, the Tax Covenant or any other document referred to in it shall not be prejudiced released, diminished or otherwise adversely affected by:

(A)	any variation or waiver of the terms of this Agreement or any other Share Purchase Document (whether or not agreed by the Vodafone Guarantor or the Liberty Global Guarantor, respectively);

(B)	any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance; or

(C)
any other act, event, neglect or omission (whether or not known to the Purchaser, the Sellers or either Guarantor) which would or might (but for this clause) operate to impair or discharge such liability or afford the relevant Guarantor any legal or equitable defence.

16.2
If and whenever a Purchaser or a Seller defaults for any reason whatsoever on the payment of any amount payable under or pursuant to this Agreement or the Tax Covenant, the Vodafone Guarantor or the Liberty Global Guarantor (as applicable) shall forthwith upon demand unconditionally pay (or procure payment of) the amount in regard to which such default has been made in the manner prescribed by this Agreement or the Tax Covenant and so that the same benefits shall be conferred on the Sellers or the Purchasers (as applicable) as would have been received if such payment had been duly and promptly made by that Purchaser or that Seller (as applicable).

16.3
Each guarantee is to be a continuing guarantee and accordingly is to remain in force until all the payment obligations of the Purchasers or the Sellers (as applicable) shall have been performed or satisfied. Each guarantee is in addition to, without limiting and not in substitution for, any rights or security which the Sellers or the Purchasers may now or after the date of this Agreement have or hold for the performance and observance of the obligations, commitments and undertakings of the Purchasers or the Sellers (as applicable) under or in connection with this Agreement and the Tax Covenant.

16.4
As a separate and independent stipulation, the Vodafone Guarantor and the Liberty Global Guarantor agree that any obligation of the Purchasers or the Sellers (as applicable) which may not be enforceable against or recoverable from the Purchasers or the Sellers (as applicable) by reason of any legal limitation, disability or incapacity on or of a Purchaser or a Seller (as applicable) or any fact or circumstance (other than any relevant limitation imposed by this Agreement or the Tax Covenant) shall nevertheless be enforceable against and recoverable from the Vodafone Guarantor or the Liberty Global Guarantor (as applicable) as though the same had been incurred by such Guarantor and that Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by that Guarantor on demand.

17.	Intra-Group Arrangements

17.1	The parties acknowledge that members of the Sellers’ Retained Group and members of the Target Groups:

(A)	are parties to various intra-group services agreements; and/or

(B)
provide or receive other services or support under other arrangements currently in place between members of the Sellers’ Retained Group and members of the Target Groups (whether documented or undocumented), any and all such agreements and arrangements, excluding any agreement or arrangement to the extent that it relates to any Inter-Company Loan Payables, Inter-Company Loan Receivables, Transferring Inter-Company Loan Payables or Transferring Inter-Company

Loan Receivables or Inter-Company Trading Balance without prejudice to Schedule 8 (Inter-Company Debt) being the “Intra-Group Arrangements”.

17.2
With effect from Completion, except as provided for in a Share Purchase Document, all Intra-Group Arrangements shall automatically terminate with immediate effect, and the Liberty Global Guarantor shall procure that the relevant parties to those Intra-Group Arrangements effectively terminate such Intra-Group Arrangements accordingly.

17.3
The parties agree that the termination of those Intra-Group Arrangements pursuant to sub-clause 17.2 (Intra-Group Arrangements) is designed to bring those arrangements to a final closure. Accordingly, the Libra Global Guarantor hereby agrees (for itself and as agent for each member of the Sellers’ Group) and the Purchasers hereby agree (for themselves and as agent for each member of the Purchasers’ Group) that, with effect from Completion and unless expressly provided for in a Share Purchase Document, it irrevocably and unconditionally waives all claims and rights which it may have against the other party (or any member of the Sellers’ Retained Group or any member of the Target Groups) under any of the Intra-Group Arrangements terminated in accordance with sub-clause 17.2 (Intra-Group Arrangements); provided that, for the avoidance of doubt, nothing in this clause 17.3 (Intra-Group Arrangements) shall affect the Warranties given under sub-clauses 8.1 and 8.2 (Sellers’ Warranties) or the parties’ respective obligations under Schedule 8 (Inter-Company Debt).

17.4	The Sellers and the Purchasers shall comply with their obligations in respect of inter-company debt as set out in Schedule 8 (Inter-Company Debt).

18.	Effect of Completion
Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all warranties and covenants and other undertakings contained in or entered into pursuant to this Agreement shall remain in full force and effect notwithstanding Completion.

19.	Remedies and waivers

19.1
Except as provided in clause 10 (Purchasers’ and Guarantors’ Warranties) and Schedule 5 (Limitations on the Sellers’ liability), no delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall:

(A)	affect that right, power or remedy; or

(B)	operate as a waiver of it.

19.2
Except as provided in clause 10 (Purchasers’ and Guarantors’ Warranties) and Schedule 5 (Limitations on the Sellers’ liability), the single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

19.3
The Sellers shall not, and shall procure that no member of the Sellers’ Group shall, following Completion bring any claim against any officer or employee of the Target Groups in respect of their actions in the period prior to Completion except in respect of any fraudulent actions, including any representation or other action taken into account by the Sellers’ Group in the preparation and agreement of the Share Purchase Documents. Such persons shall be entitled to rely on this sub-clause 19.3 (Remedies and waivers).

20.	No double recovery
The Purchasers and the Sellers shall be entitled to make more than one claim under this Agreement or any relevant Share Purchase Document arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover under this Agreement or any relevant Share Purchase Document or otherwise more than once in respect of the same loss, regardless of whether more than one claim arises in respect of it.

21.	Assignment

21.1
Subject to sub-clauses 21.2 and 21.3 (Assignment), no party may assign, transfer, sub‑licence, charge or deal in any way with its rights under this Agreement without the prior written consent of each of the other parties.

21.2
Any Purchaser may assign all or any of its rights and benefits under this Agreement to any member of the Purchasers’ Group provided (i) that if such assignee subsequently ceases to be a member of the Purchasers’ Group, that Purchaser shall procure that prior to its ceasing to be so, such assignee reassigns such rights and benefits under this Agreement as have been assigned to it to the relevant Purchaser or (upon giving written notice to the Sellers) to another member of the Purchasers’ Group; and (ii) that the liability of the Sellers and Liberty Global Guarantor under this Agreement following such assignment shall be no greater than their liability would have been had such assignment not occurred.

21.3
The DE Purchaser may novate prior to Completion the whole of its rights and obligations under this Agreement to an entity incorporated and tax resident in Germany which is wholly-owned, directly or indirectly, by the Vodafone Guarantor, provided that it gives written notice to the Sellers at least ten Business Days before the intended novation. Upon receipt of such written notice, each of the parties shall, and the Purchasers shall procure that the relevant transferee shall:

(A)	enter into a DE Deed of Novation as soon as reasonably practicable and in any case within five Business Days of receipt of the notice; and

(B)	carry out all other acts and/or execute all other documents as are reasonably requested by the DE Purchaser to effect such novation, provided that: (i) the liability of the Sellers and the Liberty Global Guarantor under this Agreement following such novation shall be no greater than their liability would have been had such novation not occurred; and (ii) only one such novation may take place.

21.4
The CEE Seller may, within three months of the date of this Agreement, novate the whole of its rights and obligations under this Agreement to an entity incorporated as a BV and tax resident in the Netherlands which is wholly-owned, directly or indirectly, by the Liberty

Global Guarantor (the “New CEE Seller”), provided that it gives written notice to the Purchasers at least ten Business Days before the intended novation. Upon receipt of such written notice, each of the parties shall, and the Sellers shall procure that the relevant transferee shall;

(A)	enter into a SPA Novation Agreement as soon as reasonably practicable and in any case within five Business Days of receipt of the notice; and

(B)	carry out all other acts and/or execute all other documents as are reasonably requested by the CEE Seller to effect such novation,
(the “CEE Seller Novation”) provided that: (i) the liability of the Purchasers and the Vodafone Guarantor under this Agreement following such novation shall be no greater than their liability would have been had such novation not occurred; and (ii) only one such novation may take place.

22.	Further assurance
Insofar as it is able to do so after Completion, each of the parties shall, on being requested to do so by any of the other parties, do all acts and/or execute all documents (and (i) in the case of the Sellers, procure that the Sellers’ Group; and (ii) in the case of the Purchasers, procure that the Purchasers Group, do all acts and/or execute all documents) as such party may reasonably consider necessary for transferring the Shares to the Purchasers or otherwise giving effect to the transactions set out in the Share Purchase Documents.

23.	Conflict with other agreements
If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties and as between any members of the Sellers’ Group and any members of the Purchasers’ Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Sellers and the Purchasers are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

24.	Entire agreement

24.1	The Share Purchase Documents constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

24.2	Each party agrees that, except in the case of fraud:

(A)	in entering into the Share Purchase Documents it is not relying upon any Pre-contractual Statement which is not repeated in any Share Purchase Document;

(B)
no party shall have any right of action against any other party to this Agreement arising out of or in connection with any Pre-contractual Statement except to the extent that it is repeated in any Share Purchase Document;

(C)
any terms or conditions implied by law in any jurisdiction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived; and

(D)
the only rights of action or remedies of any party in relation to any provision of this Agreement or any other Share Purchase Document shall be for breach of this Agreement or the relevant Share Purchase Document.

24.3
For the purposes of this clause, “Pre‑contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to this Agreement becoming legally binding.

25.	Variation
This Agreement may only be varied in writing signed by each of the parties.

26.	Notices

26.1
A notice under this Agreement shall only be effective if it is in writing and in English. Notice by e-mail shall be effective, provided that such notice is also served in physical hard copy delivered to the relevant address (in which case notice shall be deemed to be duly given by the relevant e-mail and not the physical hard copy).

26.2	Notices under this Agreement shall be sent to a party (or a Sellers’ Representative or Purchasers’ Representative) at its addresses for the attention of the individuals set out below, provided that:

(A)	a party may change its notice details on giving notice to the other parties of the change in accordance with this clause 26 (Notices); and

(B)
the failure to provide notice to all relevant parties shall not affect the validity of such notice provided that: (i) in the event of a notice of any claim under this Agreement, notice must be provided to each party against whom that claim is made; and (ii) such notices are, if required by sub-clauses 26.6 and 26.7, sent to the Sellers’ Representative and Purchasers’ Representative.

Party/Representative and titles of individuals	Address	E-mail addresses

UPC Germany Holding B.V. UPC CEE Holding B.V. UPC Poland Holding B.V. Liberty Global plc For the attention of: Chief Development Officer [ ] and Deputy General Counsel [ ]	Griffin House, 161 Hammersmith Road, London W6 8BS With a copy (which shall not constitute notice) to: [ ], Freshfields Bruckhaus Deringer LLP, 65 Fleet Street, London EC4Y 1HS	[ ] [ ] With a copy (which shall not constitute notice) to: [ ] [ ]
Vodafone Investments Luxembourg S.à r.l. For the attention: General Manager [ ]	15 rue Edward Steichen 2540 Luxembourg With a copy (which shall not constitute notice) to: [ ] Slaughter and May, One Bunhill Row, London EC1Y 8YY	[ ] With a copy (which shall not constitute notice) to: [ ] [ ]
Vodafone Czech Republic a.s. For the attention of: General Counsel [ ]	namesti Junkovych 2, Prague 5, Česká republika, 155 00, Czech Republic With a copy (which shall not constitute notice) to: [ ], Slaughter and May, One Bunhill Row, London EC1Y 8YY	[ ] With a copy (which shall not constitute notice) to: [ ] [ ]

Vodafone Magyarország Mobil Távközlési Zártkörűen Működő Részvénytársaság For the attention of: [ ]	H-1096 Budapest, Lechner Ödön fasor 6, Hungary With a copy (which shall not constitute notice) to: [ ], Slaughter and May, One Bunhill Row, London EC1Y 8YY	[ ] With a copy (which shall not constitute notice) to: [ ] [ ]
Vodafone România S.A. For the attention of: Head of Legal [ ]	201 Barbu Vacarescu, 8th Floor, 2nd District, Bucharest, Romania With a copy (which shall not constitute notice) to: [ ], Slaughter and May, One Bunhill Row, London EC1Y 8YY	[ ] With a copy (which shall not constitute notice) to: [ ] [ ]
Vodafone Europe B.V. For the attention of: Tax & Treasury Manager [ ] and Legal Counsel & Company Secretary [ ]	Rivium Quadrant 173, 15th Floor, 2909 LC, Capelle aan den IJssel, The Netherlands With a copy (which shall not constitute notice) to: [ ], Slaughter and May, One Bunhill Row, London EC1Y 8YY	[ ] [ ] With a copy (which shall not constitute notice) to: [ ] [ ]

Vodafone Group plc For the attention: General Counsel and Company Secretary [ ]	One Kingdom Street, Paddington Central, London, W2 6BY With a copy (which shall not constitute notice) to: [ ], Slaughter and May, One Bunhill Row, London EC1Y 8YY	[ ] With a copy (which shall not constitute notice) to: [ ] [ ]

26.3
Any notice given under this Agreement shall, in the absence of earlier receipt, be deemed to have been duly given to all individuals set out against the name of the relevant party in sub-clause 26.2 (Notices) above, as follows:

(A)	if delivered personally, on delivery;

(B)	if sent by first class inland post, two clear Business Days after the date of posting;

(C)	if sent by airmail, six clear Business Days after the date of posting; and

(D)	if sent by e-mail, when sent.

26.4
Any notice given under this Agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

26.5	Each party shall notify the other parties in writing of any change to its details in sub-clause 26.2 (Notices) above from time to time.

26.6
The service to the Sellers’ Representative of any notice to be served to any Seller under this Agreement or the Tax Covenant shall constitute service of notice to that Seller. Any notice served to a Seller under this Agreement or the Tax Covenant shall also be required to be served, at the same time, to the Sellers’ Representative.

26.7
The service to the Purchasers’ Representative of any notice to be served to any Purchaser under this Agreement or the Tax Covenant shall constitute service of notice to that Purchaser. Any notice served to a Purchaser under this Agreement or the Tax Covenant shall also be required to be served, at the same time, to the Purchasers’ Representative.

27.	Sellers’ Representative and Purchasers’ Representative
Sellers’ Representative

27.1
Each of the Sellers hereby appoints the Liberty Global Guarantor (the “Sellers’ Representative”) as its representative for the purposes of this Agreement and the Tax Covenant. The Sellers’ Representative may represent each Seller in relation to any matter, step, action or decision which is expressly reserved to, or permitted to be undertaken or agreed to by, that Seller under or in respect of this Agreement or the Tax Covenant save in respect of the making or receipt of any payments and the service of any notice of process.

27.2	Each Seller shall be bound by any such action and shall not seek to challenge and/or overturn any such action taken by the Sellers’ Representative.

27.3
The Sellers may, upon five Business Days’ written notice to the other parties (which cannot be given by the Sellers’ Representative), replace the Sellers’ Representative, provided that the notice details of the new Sellers’ Representative for the purposes of clause 26 (Notices) are provided in that written notice.

Purchasers’ Representative

27.4
Each of the Purchasers hereby appoints the Vodafone Guarantor (the “Purchasers’ Representative”) as its representative for the purposes of this Agreement and the Tax Covenant. The Purchasers’ Representative may represent each Purchaser in relation to any matter, step, action or decision which is expressly reserved to, or permitted to be undertaken or agreed to by, that Purchaser under or in respect of this Agreement or the Tax Covenant save in respect of the making or receipt of any payments and the service of any notice of process.

27.5	Each Purchaser shall be bound by any such action and shall not seek to challenge and/or overturn any such action taken by the Purchasers’ Representative.

27.6
The Purchasers may, upon five Business Days’ written notice to the other parties (which cannot be given by the Purchasers’ Representative), replace the Purchasers’ Representative, provided that the notice details of the new Purchasers’ Representative for the purposes of clause 26 (Notices) are provided in that written notice.

28.	Announcements
The Sellers and the Purchasers shall procure that public announcements concerning the sale of the Shares and the terms thereof are only made by or on behalf of the Sellers’ Group or the Purchasers’ Group if:

(A)
a draft of any such announcement is provided to the Sellers (in the case of an announcement by any member of the Purchasers’ Group) or the Purchasers (in the case of an announcement by any member of the Sellers’ Group) in advance of publication of such announcement; and

(B)
in the case of any such announcement after the date of this Agreement, that announcement does not contain any details of the terms of this Agreement or the Share Purchase Documents that are not already in the public domain (otherwise than through a breach of clauses 28 (Announcements) and/or 29 (Confidentiality).

29.	Confidentiality

29.1
The Purchasers shall procure that the Purchasers’ Group shall, and the Sellers shall procure that the Sellers’ Group shall, from the date of this Agreement until the second anniversary of Completion, treat as confidential and not disclose (other than as permitted by clause 28 (Announcements) or sub-clause 29.2 (Confidentiality)) all information obtained as a result of negotiating, entering into or performing this Agreement which relates to the provisions of this Agreement, including:

(A)	the provisions of this Agreement or the Share Purchase Documents (other than as announced in any public announcement that complies with clause 28 (Announcements));

(B)	the negotiations relating to this Agreement, the Share Purchase Documents and any other potential transaction between the Sellers’ Group and the Purchasers’ Group prior to the date of this Agreement;

(C)
(in relation to the obligations of the Purchasers and the Vodafone Guarantor) any information received or held by the Purchasers or the Vodafone Guarantor (or any of their respective Representatives) relating to the Sellers’ Group or, before Completion, the Target Groups; and

(D)
(in relation to the obligations of the Sellers and the Liberty Global Guarantor) any information received or held by the Sellers or the Liberty Global Guarantor (or any of their respective Representatives) relating to the Purchasers’ Group or, following Completion, the Target Groups, and includes written information and information transferred or obtained orally, visually, electronically or by any other means and any information which the party has determined from information it has received including any forecasts or projections.

29.2
Notwithstanding anything to the contrary in this clause 29 (Confidentiality), the Sellers shall not disclose, and shall procure that no member of the Sellers’ Group discloses, any confidential information relating to the Target Groups to any prospective or actual purchaser of all or the majority of the DTH Business or the Slovakia Business, except for information relating to separation and transitional services in connection with the sale of the Shares to the extent it relates to the DTH Business or the Slovakia Business (as applicable).

29.3	Notwithstanding the other provisions of this clause, a party may disclose any such confidential information:

(A)
to the extent required by law, regulation or by any securities exchange or Governmental Entity to which that party is subject or subsists, wherever situated, including any Tax Authority, the Financial Conduct Authority, the London Stock Exchange plc, The Panel on Takeovers and Mergers, the SEC or NASDAQ, whether or not the requirement for information has the force of law, provided that, except in connection with disclosure to a Tax Authority, the disclosing party shall, to the extent practicable, first use its reasonable endeavours (subject to compliance with applicable law or the requirements of the relevant securities exchange or Governmental Entity) to inform the other parties of its intention to disclose such information and take into account the reasonable comments of the other parties in relation to such disclosure;

(B)	to a Tax Authority in connection with the Tax affairs of any member of the Sellers’ Group or any member of the Purchasers’ Group;

(C)
in connection with, or in any offering or other document relating to, any transaction permitted under sub-clauses 5.2(F) to 5.2(K) (Conduct of business before Completion), provided that where such disclosure is to be made by a Seller or a member of the Sellers’ Group and includes information relating to the Purchasers’ Group, the Sellers shall notify the Purchasers, and the Purchasers shall have the right to review and comment on the wording of such disclosure, prior to such disclosure being made;

(D)	for the purpose of any dispute or judicial proceedings relating to a Share Purchase Document;

(E)	to its professional advisers, auditors, financial advisers, bankers, financing providers and ratings agencies provided they have a duty to keep such information confidential;

(F)	to any purchaser or prospective purchaser (in the reasonable opinion of the disclosing party) of all or the majority of the Liberty Global Guarantor or the Vodafone Guarantor;

(G)
other than information relating to the Target Groups, to the extent the information was lawfully in the possession of the disclosing party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy before its being received or held;

(H)	to the extent the information has come into the public domain through no fault of that party or any of its Representatives;

(I)	to the extent necessary to implement the Share Purchase Documents; or

(J)
to the extent the disclosure of such confidential information is expressly consented to in writing by the Sellers’ Representatives and the Purchasers’ Representative (or, if the information relates only to: (i) the Purchasers’ Group, only the Purchasers’ Representative; or (ii) the Sellers’ Retained Group, only the Sellers’ Representative) prior to such disclosure being made.

29.4
If this Agreement terminates, the Sellers shall procure that each member of the Sellers’ Group (on request by the Purchasers) and the Purchasers shall procure that each member of the Purchasers’ Group (on request by the Sellers) shall:

(A)
return to the requesting party all written documents and other materials relating to any member of the Sellers’ Group and any Target Company (in the case of a request by the Sellers) any member of the Purchasers’ Group (in the case of a request by the Purchasers) or (in either case) this Agreement (including any confidential information) which the requesting party (or its Representatives) have provided to it (or its respective Representatives) without keeping any copies thereof;

(B)	destroy all information or other documents derived from such confidential information;

(C)	so far as it is practicable to do so, expunge such confidential information from any computer, word processor or other device; and

(D)	if the requesting party so requests in writing, confirm in writing to the requesting party that the requirements of this sub-clause 29.4 (Confidentiality) have been complied with, provided however that the requirement for the destruction or return of confidential information does not apply to such information:

(i)
stored electronically pursuant to an existing routine data back-up exercise on servers or back-up sources so long as it is deleted from local hard drives and no attempt is made to recover from such servers or back-up sources;

(ii)
which is required to be retained for the purposes of complying with any regulation or law (including the rules of a professional body or securities exchange), for audit or internal compliance purposes or for the purposes of conducting or defending any third party proceedings; or

(iii)	to the extent that the information is contained in the minutes or supporting papers relating to any board or committee meeting of the relevant party (or their respective Representatives).
The provisions of this clause 29 (Confidentiality) shall continue to apply to any confidential information retained in accordance with this sub-clause 29.4 (Confidentiality).

29.5
The Liberty Global Guarantor and the Vodafone Guarantor agree that the Non-disclosure Agreement is hereby terminated but (for the avoidance of doubt) all rights and liabilities of the Liberty Global Guarantor and the Vodafone Guarantor which have accrued before such termination shall continue to exist.

30.	Costs and expenses

30.1
Except as otherwise stated in the Share Purchase Documents, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale of the Shares and any ancillary matters and the preparation, execution and carrying into effect of the Share Purchase Documents. The costs of the DE Notary and the CZ Notary shall be borne by the Purchasers (but for the avoidance of doubt, the costs of Dr. Norbert Impelmann in relation to the deposit of the electronic copy of the DE Data Room shall be borne equally by the Purchasers (on one hand) and the Sellers (on the other hand)).

30.2
The Purchasers shall bear all stamp duty, stamp duty reserve tax, stamp duty land tax, real estate transfer tax or other documentary, transfer or registration duties or taxes (including in each case any related interest or penalties and excluding any such duties, taxes, interest or penalties arising as a result of the Liberty Global Pre-Completion Reorganisation or the Separation) arising as a result of the entry into or implementation of this Agreement or any of the other Share Purchase Documents.

31.	Payments

31.1
Any payment to be made pursuant to this Agreement to the Purchasers or any other member of the Purchasers’ Group shall be made to such account(s) held by a Purchaser as may be notified to the payer by the Purchasers from time to time. Any Purchaser receiving such payment agrees to receive such payment as agent for each member of the Purchasers’ Group that is entitled to it (or part thereof) and, where a payment made pursuant to this Agreement is received as agent or nominee on behalf of a Purchaser, the liability of the Sellers and the Liberty Global Guarantor under this Agreement shall be no greater than their liability would have been had such payment been made to the relevant Purchaser.

31.2
Any payment to be made pursuant to this Agreement to the Sellers or any other member of the Sellers’ Group shall be made to such account(s) held by a Seller as may be notified to the payer by the Sellers from time to time. Any Seller receiving such payment agrees to receive such payment as agent for each member of the Sellers’ Group that is entitled to it (or part thereof) and, where a payment made pursuant to this Agreement is received as agent or nominee on behalf of a Seller, the liability of the Purchasers and the Vodafone Guarantor under this Agreement shall be no greater than their liability would have been had such payment been made to the relevant Seller.

31.3
Payments made under sub-clauses 31.1 to 31.2 (Payments) shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

31.4
If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

31.5
All sums payable under or for breach of this Agreement shall be paid free and clear of all deductions or withholdings for or on account of Tax, save only as may be required by law and, if any such deduction or withholding is required, the party required to make that withholding or deduction shall provide such evidence satisfactory to the payee, acting reasonably, that such deduction or withholding has been made and appropriate payment paid to the relevant Tax Authority.

32.	Counterparts
This Agreement may be executed in any number of counterparts, and by the parties to it on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

33.	Invalidity

33.1	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

33.2
If any such provision is held to be or becomes invalid or unenforceable under the law of any jurisdiction, each of the parties shall use all reasonable efforts to replace it with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

34.	Contracts (Rights of Third Parties) Act 1999

34.1
Clauses 9 (Undertakings and indemnities), 14 (Protective Covenants), 19 (Remedies and Waivers) and 21 (Assignment) and paragraphs 3.11 to 3.15 of Schedule 14 (Separation) confer a benefit on certain members of the Sellers’ Group and the Purchasers’ Group (including certain of their directors and employees) (the “Third Party Provisions”) and, subject to the remaining provisions of this clause 34 (Contracts (Rights of Third Parties) Act 1999), are intended to be enforceable by such persons by virtue of the Contracts (Rights of Third Parties) Act 1999.

34.2
The parties do not intend that any term of this Agreement, apart from the Third Party Provisions, should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise, by any person who is not a party.

34.3	Notwithstanding the provisions of sub-clauses 34.1 and 34.2, this Agreement may be varied or amended by the parties to this Agreement without the consent of any other person.

35.	Choice of governing law
This Agreement is to be governed by and construed in accordance with English law without reference to or application of any conflict of laws rules, the application of which might result in the application of the laws of any other jurisdiction. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

36.	Jurisdiction
The English courts shall have exclusive jurisdiction in relation to all disputes arising out of or in connection with this Agreement (including claims for set-off and counterclaims), including disputes arising out of or in connection with: (i) the creation, validity, effect, interpretation, performance or non-performance of, or the legal relationships established by, this Agreement; and (ii) any non-contractual obligations arising out of or in connection with this Agreement. For such purposes, each party irrevocably submits to the jurisdiction of the English courts and waives any objection to the exercise of such jurisdiction.

37.	Agent for Service

37.1	Each of the Sellers and the Purchasers irrevocably appoints the following respective party to be its agent for the receipt of Service Documents:

DE Seller:	Liberty Global Europe Limited (FAO Deputy General Counsel)
c/o Liberty Global plc (FAO General Counsel)
Griffin House, 161 Hammersmith Road, London, W6 8BS

CEE Seller:	Liberty Global Europe Limited (FAO Deputy General Counsel)
c/o Liberty Global plc (FAO General Counsel)
Griffin House, 161 Hammersmith Road, London, W6 8BS

RO Minority Seller:	Liberty Global Europe Limited (FAO Deputy General Counsel)
c/o Liberty Global plc (FAO General Counsel)
Griffin House, 161 Hammersmith Road, London, W6 8BS
DE Purchaser:                 Vodafone Group Services Limited
c/o Vodafone Group Corporate Legal Team
1 Kingdom Street, London W2 6BY
[ ]
CZ Purchaser:                 Vodafone Group Services Limited
c/o Vodafone Group Corporate Legal Team
1 Kingdom Street, London W2 6BY
[ ]

HU Purchaser:                 Vodafone Group Services Limited
c/o Vodafone Group Corporate Legal Team
1 Kingdom Street, London W2 6BY
[ ]
RO Majority Purchaser:         Vodafone Group Services Limited
c/o Vodafone Group Corporate Legal Team
1 Kingdom Street, London W2 6BY
[ ]
RO Minority Purchaser:         Vodafone Group Services Limited
c/o Vodafone Group Corporate Legal Team
1 Kingdom Street, London W2 6BY
[ ]

37.2
Each party agrees that any Service Document may be effectively served on it in connection with proceedings in England and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

37.3
If any agent at any time ceases for any reason to act as such, the relevant appointing party shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification:

(A)	in the case of any Purchaser, the Sellers shall be entitled by notice to the parties to appoint a replacement agent on that party’s behalf; and

(B)	in the case of any Seller, the Purchasers shall be entitled by notice to the parties to appoint a replacement agent on that party’s behalf.

37.4	The provisions of this clause 37 (Agent for Service) applying to the service on an agent shall apply equally to service on a replacement agent.

37.5	A copy of any Service Document served on an agent shall be sent by post to the relevant party. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

Schedule 1
(Condition to Completion)

1.	Competition consents

(A)
The European Commission having issued a decision under Council Regulation (EC) No. 139/2004 (the “Merger Regulation”) (or being deemed to have done so under Article 10(6) of the Merger Regulation) declaring the transactions set out in the Share Purchase Documents compatible with the common market; and/or

(B)
if any aspect of the acquisition is referred to a competent authority of a European Union State or more than one such competent authorities under Article 9 of the Merger Regulation, (i) confirmation having been received from each such competent authority that the transactions set out in the Share Purchase Documents may proceed; or (ii) the statutory review period of such authorities having expired without any decision on the substance, and in each case (to the extent relevant) all conditions or obligations contained in such decisions and/or confirmations which in each case are necessary to allow consummation of the transactions set out in the Share Purchase Documents having been satisfied or complied with.

Schedule 2
(Completion arrangements)

Part A	(Sellers’ obligations)

1.	At Completion, the Sellers shall:

1.1	deliver or make available:

(A)
the Tax Covenant, the Brand Licence Agreement, the Transitional Services Agreement and the Intellectual Property Assignment Agreement to the other parties to each such agreement in the agreed form duly executed by each member of the Sellers’ Group who is to be a party to such document;

(B)
a certified copy of the minutes of a duly held meeting, or resolutions of, the directors, management board or supervisory board (or duly authorised committee thereof) of each member of the Sellers’ Group who is a party to a Share Purchase Document, authorising the execution of the relevant Share Purchase Documents by that member of the Sellers’ Group;

(C)	a certified copy of any power of attorney under which a Share Purchase Document has been executed by any member of the Sellers’ Group;

(D)	the register of members or shareholders of each Target Company which shall be written up to, but not including, the Completion Date; and

(E)
such documentation as is necessary or reasonably required by the Purchasers to evidence the irrevocable and unconditional release at Completion of all security interests granted in respect of any Financing Facility over the Liberty Global CZ Shares, the Liberty Global CZ Infrastructure Shares, the Liberty Global HU Shares, the Liberty Global RO Majority Shares, the Liberty Global RO Minority Shares and the assets of the Liberty Global CZ Target Group, the Liberty Global HU Target Group and the Liberty Global RO Target Group; and

1.2	to the extent requested by the Purchasers in writing no later than five Business Days prior to Completion in adequate detail to allow the Sellers to fulfil the necessary steps to:

(A)
procure the present directors, management board members, managing directors, supervisory board members and secretary (in each case where applicable) of each member of the Target Group to resign their offices as such and waive all claims against that member of the Target Group in respect of such appointment, in each case with effect immediately after Completion (other than any such person who the Purchasers may notify to the Sellers in writing who should continue in office or any representatives of the supervisory board who are not shareholder representatives) and arrange the passing of any necessary resolutions, discharges of liability and other formalities in relation to the termination of such appointments;

(B)	arrange the passing of the necessary resolutions and other formalities such that any new directors, managing directors, supervisory board members and secretary of any member of the Target Group nominated by the Purchasers are appointed as such with effect immediately after Completion; and

(C)	procure the present auditors of the members of the Target Group resign their office as such, such resignation to take effect as at Completion; and

1.3	carry out their obligations expressed to be carried out at Completion under Schedule 8 (Inter-Company Debt).

2.	At Completion, the DE Seller shall:

2.1
deliver or make available to the DE Notary a duly executed, authorised, notarised and, insofar as notarisation is performed by a non-German notary public, apostilled or legalised (as the DE Notary directs) power of attorney of the DE Seller under which the DE Share Transfer Deed will be executed before the DE Notary on behalf of the DE Seller and any other documentation required by the DE Notary to prove power of representation (Vertretungsmacht) for the DE Seller;

2.2	duly execute and deliver the DE Share Transfer Deed in front of the DE Notary;

2.3
immediately following payment of the Estimated Consideration pursuant to clause 3.3 (Estimated Consideration), duly execute and deliver the CP Notification (as defined in the DE Share Transfer Deed) to the DE Notary; and

2.4	deliver or make available to the DE Purchaser a duly executed power of attorney allowing the DE Purchaser or its nominee to vote the Liberty Global DE Shares without any restriction.

3.	At Completion, the CEE Seller shall:

3.1	in respect of the transfer of the Liberty Global CZ Shares and the Liberty Global CZ Infrastructure Shares:

(A)
deliver or make available to the CZ Purchaser a duly executed, authorised, notarised and, insofar as notarisation is performed by a non-Czech notary, a public, apostilled or legalised power of attorney of the CEE Seller under which the CZ Share Transfer Deed will be executed before the CZ Notary on behalf of the CEE Seller and any other documentation required to prove power of representation for the CEE Seller to the Czech Commercial Register;

(B)
deliver or make available to the CZ Purchaser a duly executed, authorised, notarised and, insofar as notarisation is performed by a non-Czech notary, a public, apostilled or legalised power of attorney of the CEE Seller under which the CZ Infrastructure Share Transfer Deed will be executed before the CZ Notary on behalf of the CEE Seller and any other documentation required to prove power of representation for the CEE Seller to the Czech Commercial Register;

(C)	duly execute and deliver the CZ Infrastructure Share Transfer Deed and the CZ Share Transfer Deed in front of the CZ Notary;

(D)
deliver or make available to the CZ Purchaser a duly executed, authorised, notarised and, insofar as notarisation is performed by a non-Czech notary, a public, apostilled or legalised power of attorney of the Liberty Global CZ Target Company under which the receipt of the duly executed CZ Share Transfer Deed will be acknowledged on behalf of the Liberty Global CZ Target Company and any other documentation required to prove power of representation for the Liberty Global CZ Target Company to the Czech Commercial Register;

(E)
deliver or make available to the CZ Purchaser a duly executed, authorised, notarised and, insofar as notarisation is performed by a non-Czech notary, a public, apostilled or legalised power of attorney of the Liberty Global CZ Infrastructure Target Company under which the receipt of the duly executed CZ Infrastructure Share Transfer Deed will be acknowledged on behalf of the Liberty Global CZ Infrastructure Target Company and any other documentation required to prove power of representation for the Liberty Global CZ Infrastructure Target Company to the Czech Commercial Register;

(F)
procure that the Liberty Global CZ Target Company acknowledges the receipt of the duly executed CZ Share Transfer Deed and delivers one original of the acknowledged CZ Share Transfer Deed to the CZ Purchaser;

(G)
procure that the Liberty Global CZ Infrastructure Target Company acknowledges the receipt of the duly executed CZ Infrastructure Share Transfer Deed and delivers one original of the acknowledged CZ Infrastructure Share Transfer Deed to the CZ Purchaser;

(H)
procure the delivery to the CZ Purchaser of the foundation deed of the Liberty Global CZ Target Company, duly updated to reflect the sale of the Liberty Global CZ Shares by the CEE Seller to the CZ Purchaser;

(I)
procure the delivery to the CZ Purchaser of the foundation deed of the Liberty Global CZ Infrastructure Target Company, duly updated to reflect the sale of the Liberty Global CZ Infrastructure Shares by the CEE Seller to the CZ Purchaser; and

(J)
deliver or make available to the CZ Purchaser such notarised, apostilled and/or legalised extracts from commercial registers (or the equivalent) evidencing the existence and status of the CEE Seller (and any of its corporate directors) and the authorised representatives or directors of such entities as the Czech Commercial Register may require;

3.2	deliver or make available to the HU Purchaser:

(A)
a waiver of statutory pre-emption rights in respect of the transfer of the Liberty Global HU Shares, duly executed by the Liberty Global HU Target Company, including a declaration that the Liberty Global HU Target Company waives its statutory pre-emption right and that it has not appointed or granted any right to any third party to exercise such statutory pre-emption right;

(B)
the member list of Liberty Global HU Target Company duly signed by the managing director of the Liberty Global HU Target Company (prior to any resignation required in accordance with this Schedule 2 (Completion arrangements) by the Purchasers) indicating that the HU Purchaser will, immediately following Completion, be the sole member of the Liberty Global HU Target Company;

(C)
a counterpart duly executed by the CEE Seller of a joint declaration by the CEE Seller and the HU Purchaser confirming that the Liberty Global HU Shares will be transferred to the HU Purchaser at Completion and under which the HU Purchaser declares that it is aware of the Liberty Global HU Target Company's deed of foundation and unconditionally accepts to be bound by its provisions; and

(D)
a zero tax certificate of the Liberty Global HU Target Company by the Hungarian Tax Authority (in Hungarian: “NAV”) issued a maximum of ten Business Days prior to the Completion Date evidencing that there is no outstanding tax payment in respect of the Liberty Global HU Target Company;

3.3
if pursuant to step 2.1(B)(ii) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) the Liberty Global RO Target Company is not converted into a joint stock company, deliver or make available to the RO Majority Purchaser and the RO Minority Purchaser:

(A)
a certified copy of the final unanimous decision by the CEE Seller and the RO Minority Seller, in their capacity as shareholders of the Liberty Global RO Target Company approving the transfer, subject to Completion, of the Liberty Global RO Majority Shares and Liberty Global RO Minority Shares to the RO Majority Purchaser and the RO Minority Purchaser pursuant to this Agreement; and

(B)	a counterpart duly executed by it of a share transfer agreement in respect of the transfer of the Liberty Global RO Majority Shares substantially in the form of the Romanian Share Transfer Agreement;

3.4
if pursuant to step 2.5(B) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) UPC External Services S.r.l. is not converted into a joint stock company, deliver or make available to the RO Majority Purchaser and the RO Minority Purchaser:

(A)
a certified copy of the final unanimous decision by the shareholders of the UPC External Services S.r.l. approving the transfer, subject to Completion, of the relevant shares to the RO Majority Purchaser pursuant to this Agreement; and

(B)	a counterpart duly executed by it of a share transfer agreement in respect of the transfer of the relevant shares substantially in the form of the Romanian Share Transfer Agreement;

3.5
if pursuant to step 2.5(B) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) UPC Services S.r.l. is not converted into a joint stock company, deliver or make available to the RO Majority Purchaser and the RO Minority Purchaser:

(A)
a certified copy of the final unanimous decision by the shareholders of the UPC Services S.r.l. approving the transfer, subject to Completion, of the relevant shares to the RO Majority Purchaser pursuant to this Agreement; and

(C)	a counterpart duly executed by it of a share transfer agreement in respect of the transfer of the relevant shares substantially in the form of the Romanian Share Transfer Agreement;

3.6	deliver or make available to the RO Majority Purchaser:

(A)
a certified copy of the final unanimous decision by the Liberty Global RO Target Company and UPC France BV, in their capacity as shareholders of UPC Services S.R.L. and UPC External Services S.R.L. approving the transfer, subject to Completion, of the shares held by UPC France BV in UPC Services S.R.L. and UPC External Services S.R.L. to RO Majority Purchaser pursuant to this Agreement; and

(B)
a counterpart duly executed by UPC France BV of a share transfer agreement (substantially in the form the Romanian Share Transfer Agreement, but updated to reflect the different entities and shares) in respect of the transfer by UPC France BV of all of its shares in UPC Services S.R.L. and UPC External Services S.R.L. to the RO Majority Purchaser.

4.
If pursuant to step 2.1(B)(ii) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) the Liberty Global RO Target Company is not converted into a joint stock company, at Completion the RO Minority Seller shall deliver or make available to the RO Minority Purchaser and the RO Majority Purchaser a counterpart duly executed by it of a share transfer agreement in respect of the transfer of the Liberty Global RO Minority Shares substantially in the form of the Romanian Share Transfer Agreement.

5.
If pursuant to step 2.1(B)(ii) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) the Liberty Global RO Target Company is converted into a joint stock company, the CEE Seller and the RO Minority Seller shall, at Completion, sign the Liberty Global RO Target Company’s shareholders’ register, to register the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares from the CEE Seller and the RO Minority Seller to the RO Majority Purchaser and the RO Minority Purchaser.

6.
If pursuant to step 2.5(B) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) the UPC Services S.r.l. and/or UPC External Services S.r.l. is converted into a joint stock company, the relevant shareholders shall, at Completion, sign the relevant shareholders’ register, to register the transfer of the shares.

Part B	(Purchaser’s obligations)

1.	At Completion, each Purchaser shall:

1.1
deliver or make available to the Sellers, duly executed by that Purchaser and by each other member of the Purchasers’ Group who is to be a party to such document, a counterpart of the Tax Covenant and any other Ancillary Document to which it or any member of the Purchasers’ Group is a party;

1.2
deliver to the Sellers a certified copy of the minutes of a duly held meeting, or resolutions of, the directors or supervisory board (or duly authorised committee thereof) of each member of the Purchasers’ Group who is a party to a Share Purchase Document, authorising the execution of the relevant Share Purchase Documents by that member of the Purchasers’ Group;

1.3	carry out their obligations expressed to be carried out at Completion under Schedule 8 (Inter-Company Debt); and

1.4	carry out its obligations under clause 3.3 (Estimated Consideration).

2.	At Completion, the DE Purchaser shall:

2.1
deliver or make available to the DE Notary an duly executed, authorised, notarised and, insofar as notarisation is performed by a non-German notary public, apostilled or legalised (as the DE Notary directs) power of attorney of the DE Purchaser under which the DE Share Transfer Deed will be executed before the DE Notary on behalf of the DE Purchaser and any other documentation required by the DE Notary to prove power of representation (Vertretungsmacht) for the DE Purchaser; and

2.2	duly execute and deliver the DE Share Transfer Deed in front of the DE Notary.

3.	At Completion, the CZ Purchaser shall:

3.1
deliver or make available to the CEE Seller a duly executed, authorised, notarised and, insofar as notarisation is performed by a non-Czech notary public, apostilled or legalised power of attorney of the CZ Purchaser under which the CZ Share Transfer Deed will be executed before the CZ Notary on behalf of the CZ Purchaser and any other documentation required to prove power of representation for the CZ Purchaser to the Czech Commercial Register;

3.2
deliver or make available to the CEE Seller a duly executed, authorised, notarised and, insofar as notarisation is performed by a non-Czech notary public, apostilled or legalised power of attorney of the CZ Purchaser under which the CZ Infrastructure Share Transfer Deed will be executed before the CZ Notary on behalf of the CZ Purchaser and any other documentation required to prove power of representation for the CZ Purchaser to the Czech Commercial Register; and

3.3	duly execute and deliver the CZ Infrastructure Share Transfer Deed and the CZ Share Transfer Deed in front of the CZ Notary.

4.
At Completion, the HU Purchaser shall deliver or make available to the CEE Seller a counterpart duly executed by the HU Purchaser of a joint declaration by the CEE Seller and the HU Purchaser confirming that the Liberty Global HU Shares will be transferred to the HU Purchaser at Completion and under which the HU Purchaser declares that it is aware of the Liberty Global HU Target Company's deed of foundation and unconditionally accepts to be bound by its provisions.

5.	At Completion, the RO Majority Purchaser and the RO Minority Purchaser shall deliver or make available to the CEE Seller and the RO Minority Seller:

5.1
if pursuant to step 2.1(B)(ii) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) the Liberty Global RO Target Company is not converted into a joint stock company, a counterpart duly executed by the RO Majority Purchaser and the RO Minority Purchaser of a share transfer agreement in respect of the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares to the RO Majority Purchaser and the RO Minority Purchaser respectively substantially in the form of the Romanian Share Transfer Agreement; and

5.2
a certified copy of the unanimous decision by the RO Majority Purchaser and the RO Minority Purchaser, in their capacity as shareholders of the Liberty Global RO Target Company (i) acknowledging the new shareholding structure upon the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares, (ii) acknowledging any resignations, appointments or releases of liability pursuant to paragraph 1.2 of Part A of Schedule 2, and (iii) approving the updated articles of association of the Liberty Global RO Target Company to reflect all of the foregoing.

6.
If pursuant to step 2.1(B)(ii) of Schedule 7 (Liberty Global Pre-Completion Reorganisation) the Liberty Global RO Target Company is converted into a joint stock company, the RO Majority Purchaser and the RO Minority Purchaser shall, at Completion, sign the Liberty Global RO Target Company’s shareholders’ register, to register the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares from the CEE Seller and the RO Minority Seller to the RO Majority Purchaser and the RO Minority Purchaser.

7.
At Completion, the RO Majority Purchaser shall deliver or make available to the CEE Seller a counterpart duly executed by it of a share transfer agreement in respect of the transfer by UPC France BV of all of its shares in UPC Services S.R.L and UPC External Services S.R.L. to the RO Majority Purchaser.

Part C	(General)

1.
Other than the powers of attorney delivered to the DE Notary, all documents and items delivered at Completion pursuant to this Schedule 2 (Completion arrangements) shall be held by the recipient to the order of the person delivering the same until such time as Completion shall be deemed to have taken place.

2.
Simultaneously with delivery of all documents and all items required to be delivered at Completion (or waiver of the delivery of it by the person entitled to receive the relevant document or item), the documents and items delivered in accordance with this Schedule 2 (Completion arrangements) shall cease to be held to the order of the person delivering them and Completion shall be deemed to have taken place.

Part D	(Guarantor’s obligations)

At Completion, each Guarantor shall deliver or make available each of the Ancillary Documents to which it is a party to the other parties to each relevant Ancillary Document duly executed by that Guarantor.

Schedule 3
(Warranties)
Part A    Warranties applicable to each Seller and Target Group
1.    Capacity of the Seller

1.1	The Seller has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation.

1.2	The Seller has the requisite power and authority to enter into and perform its obligations under the Share Purchase Documents to which it is a party.

1.3
The obligations of the Seller under this Agreement constitute, and the obligations of the Seller under the other Share Purchase Documents will, when executed and delivered, constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

1.4	The execution and delivery of, and the performance by the Seller of its obligations under, the Share Purchase Documents will not:

(A)	result in a breach of any provision of the articles of association (or equivalent constitutional documents) of the Seller;

(B)
result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound where such breach or default is material to its ability to perform its material obligations under the Share Purchase Documents

(C)	result in a breach of any applicable law or regulation by which the Seller is bound where such breach impacts its ability to perform its material obligations under the Share Purchase Documents;

(D)
result in a breach of any order, judgment or decree of any court or Governmental Entity to which the Seller is a party or by which the Seller is bound where such breach impacts its ability to perform its material obligations under the Share Purchase Documents; or

(E)	require the consent of its shareholders.

1.5
No proposal has been made (save for any proposal made by a third party which is frivolous and/or vexatious) or resolution adopted for the winding up, dissolution, administrative cancellation, liquidation or composition with creditors of the Seller.

1.6
So far as the Seller is aware, no circumstances exist which are reasonably likely to result in the winding up, dissolution, liquidation, administrative cancellation or composition with creditors of the Seller.

2.	Target Group structure and corporate matters

2.1
There is no agreement or commitment outstanding entered into by any member of the Target Group or the Sellers’ Group which validly calls for the issue or transfer of, or accords to any person the right to call for the issue or transfer of, any shares (including the Shares), quotas (in respect of the Liberty Global HU Target Group only), debentures in or securities of any member of the Target Group, except for such issuances and transfers to another member of that Target Group.

2.2
As far as the Seller is aware, there is no agreement or commitment outstanding entered into by any person other than a member of the Target Group or the Sellers’ Group which validly calls for the issue or transfer of, or accords to any person the right to call for the issue or transfer of, any shares (including the Shares), quotas (in respect of the Liberty Global HU Target Group only), debentures in or securities of any member of the Target Group, except for such issuances and transfers to another member of that Target Group.

2.3
Part B of Attachment 1 (Basic Information about the Subsidiaries) lists all the Subsidiaries of the Target Company and no member of the Target Group: (i) has any equity interest in any other body corporate, partnership, association (in respect of the Liberty Global DE Target Group and the Liberty Global CZ Target Group only) or other undertaking which is not a member of the Target Group and so listed; or (ii) is under any obligation or commitment to acquire any such interest.

2.4
The information given in Part A of Attachment 1 (Basic information about the Target Companies) and Part B of Attachment 1 (Basic information about the Subsidiaries) is true and accurate in all material respects.

2.5
No shares or other equity interest in the capital of any member of the Target Group have been issued and no transfer of shares or other equity interest in the capital of any member of the Target Group has been implemented or registered otherwise than in accordance with the constitutional documents of the relevant member of the Target Group from time to time in force.

2.6
No decision has been taken by the management, directors, supervisory board or shareholders of any member of the Target Group which might reasonably be expected materially to hinder or have a material impact on the transactions set out in the Share Purchase Documents.

2.7
Each member of the Target Group has been duly registered and is validly existing under the laws of the country in which it is incorporated or formed and has all requisite corporate or partnership powers and authority to conduct its business as presently conducted and to own its assets and properties as presently owned, and as contemplated to be owned upon Completion.

2.8	Copies of the articles of association, articles of incorporation or other like documents of each member of the Target Group are:

(A)	contained in the Data Room;

(B)	filed with the relevant registrar of companies or public company register (where required); and

(C)
complete and accurate in all material respects and, to the extent required by law, fully set out the rights and restrictions attaching to each class of share capital of, or equity interest in, the member of the Target Group to which they relate.

2.9	So far as the Seller is aware, the statutory books (including all registers but excluding the minute books and, for the avoidance of doubt, the accounting records) of each member of the Target Group have, for a period of two years prior to this Agreement, been properly kept and contain a record which is accurate and complete in all material respects and, so far as the Seller is aware, no notice or allegation that any of them is incorrect or should be rectified has been received by any member of the Sellers’ Group.

2.10
No proposal has been made (save for any proposal made by a third party which is frivolous and/or vexatious) or resolution adopted for the winding-up, dissolution, liquidation or composition with creditors of any member of the Target Group.

2.11	So far as the Seller is aware, no circumstances exist which may result in the winding-up, dissolution, liquidation or composition of any member of the Target Group.

2.12
There is no guarantee, letter of comfort, indemnity or other contingent obligation given or undertaken by any member of the Target Group in relation to or arising out of any obligations or liabilities of any member of the Sellers’ Group, including in respect of operational matters including equipment, procurement, network rollout and tenders for projects.

2.13
Other than in respect of the Liberty Global Pre-Completion Reorganisation, no member of the Sellers’ Group is party to any arrangement relating to a merger, demerger, split-off, hive-down or other similar corporate restructuring measure in relation to any member of the Target Group where the obligations or any other implementation measures under such arrangements have not been completed.

3.	Accounts and Management Accounts

3.1	No member of the Target Group has failed to fulfil its obligations to timely publish its annual accounts for the financial years 2015, 2016 and 2017.

3.2	The HFM Accounts of each Target Group were:

(A)
prepared using accounting policies consistent with the accounting policies, principles, practices, categorisations and monthly reporting procedures as consistently applied as set out in the LG Accounting Manual. To the extent there is a conflict the LG Accounting Manual will prevail; and

(B)
show with reasonable accuracy the state of affairs and the financial performance of the relevant Target Group as at the Accounts Date and for the 12 month period ended on the Accounts Date, are not misleading in any material respects and do not materially overstate the value of the assets, materially understate the value of the liabilities, materially overstate the profits or materially understate the losses of the relevant Target Group.

3.3
The Management Accounts have been prepared in a manner consistent with that adopted in the preparation of the management accounts of the Target Group for the equivalent periods during the 12 months prior to the Accounts Date using accounting policies consistent with the accounting policies, principles, practices, categorisations and monthly reporting procedures as consistently applied as set out in the LG Accounting Manual. On the basis of the accounting bases, practices and policies used in their preparation and having regard to the purpose for which they were prepared, the Management Accounts:

(A)	are not misleading in any material respect; and

(B)	do not materially overstate the profits or materially understate the losses of the Target Group in respect of the period to which they relate.

4.	Events since the Accounts Date

Since the Accounts Date:

(A)	there has been no material adverse change in the financial position of the Relevant Target Group taken as a whole;

(B)	the Target Business has been carried on, in all material respects, in the ordinary course of business;

(C)	no resolution in general meeting or written resolution of the shareholders or partners of any member of the Target Group has been passed;

(D)	no change in the accounting reference period of any member of the Target Group has been made;

(E)	no member of the Target Group has issued or agreed to issue any share or quota (in respect of the Liberty Global HU Target Group) or partnership interests; and

(F)	no dividend or other distribution of profits or assets has been declared or made by any member of the Target Group.

5.	Inter-Company Loan Payables and Inter-Company Loan Receivables
The balance of each of the Inter-Company Loan Payables, the Inter-Company Loan Receivables, the Transferring Inter-Company Loan Payables and the Transferring Inter-Company Loan Receivables outstanding as at 31 March 2018 are set out in the Disclosure Letter.

6.	Contracts and commitments

6.1	Other than as fairly disclosed in the Data Room, no member of the Target Group is a party to:

(A)	any agency, distributorship or management agreement other than any such agreements entered into in the ordinary course of business;

(B)
any non-compete or restraint of trade restriction which materially restricts its freedom to carry on its business in the relevant Territory or which materially restricts the freedom of its Affiliates to carry on their business in any part of the world in such manner as they may see fit;

(C)
any equity joint venture agreement or arrangement or any agreement or arrangement under which it participates in the equity of any incorporated entity (other than another member of the Target Group) with any other person in any business;

(D)	any material contract or arrangement which relates to matters not within the ordinary business of that member or is not on arm’s length terms;

(E)	any agreement with a member of the Sellers’ Retained Group which is material to the Relevant Target Group;

(F)	any Material Contract which can be terminated (or any benefit to the Target Group thereunder terminated or restricted) in the event of any change in the underlying ownership or control of that member

6.2	A copy of each:

(A)	Material Contract;

(B)	Sellers’ Affiliate Contract;

(C)	Material MDU Contract;

(D)	Transferring Inter-Company Loan Payables Agreements and Transferring Inter-Company Loan Receivables Agreements; and

(E)	contract entered into between a member of the Target Group and a member of the Sellers’ Retained Group which is material to the Relevant Target Group, which includes all of the material terms of the arrangements to which that contract relates is contained in the Data Room.

6.3	The Seller is not aware of any breach of any Material Contract which would have a material adverse effect on the Relevant Target Group.

6.4	So far as the Seller is aware:

(A)
all of the Material Contracts to which a member of the Target Group is party are in full force and effect and the terms thereof have been complied with in all material respects by the relevant member of the Target Group; and

(B)	there are no grounds for rescission or avoidance or repudiation by a third party of any of the Material Contracts to which a member of the Target Group is party.

6.5
No written notice of termination or of intention to terminate has been given or received in respect of any Material Contract during the 12 months prior to, or is otherwise subsisting at, the date of this Agreement and, so far as the Seller is aware, no counterparty to a Material Contract intends to serve such a notice, cease trading with the Target Group or seek to materially and adversely (for the Target Group) change its terms of trading with the Target Group.

6.6
There is no material inaccuracy in the Target Group’s customer data which, either singly or in the aggregate, would be reasonably likely to materially adversely affect the carrying on of the Target Business.

6.7
Neither the Seller nor any member of the Target Group has received any written complaints from any Governmental Entity, consumer association or competitive trade association in the 12 months prior to the date of this Agreement which relate to the Target Group and, individually or in aggregate, are or would reasonably be likely to be material to the Relevant Target Group.

6.8
So far as the Seller is aware, neither the Seller nor any member of the Target Group has received any written customer complaint in the 12 months prior to the date of this Agreement which relates to the Target Group and, by reference to the information available at the date of this Agreement, individually or in aggregate with other such customer complaints, are or would reasonably be likely to be material to the Relevant Target Group.

6.9	No Material MDU Contract provides for:

(A)	an obligation to dismantle any Network; or

(B)	payments outside the ordinary course from the Target Group to the respective housing association, multi dwelling unit administration company or their employees or consultants.

7.	Powers of attorney
No member of the Target Group has given any power of attorney or other written authority which is still outstanding or effective to any person to enter into any material contract or commitment on its behalf (other than to its directors, attorneys, officers, employees or advisers in the ordinary course of business).

8.	Insurances

8.1	The Target Group has in place, or benefits from, insurance which it considers is reasonably appropriate in respect of the business operated by that Target Group.

8.2	All material insurance policies are in full force and effect and, so far as the Seller is aware are not void or voidable.

8.3	No individual or related insurance claims for amounts in excess of:

(A)	€20,000,000 are outstanding under any insurance policy of the DE Target Group; and

(B)	€2,500,000 are outstanding under any insurance policy of the CEE Target Group.

9.	Borrowings

9.1
Copies of all Material Financing Facilities outstanding or available to a member of the Target Group are contained in the Data Room, which includes all of the material terms of the arrangements to which that contract relates. These agreements are currently in force and have not been waived by any members of the Target Group in any respect.

9.2
Details (including copies of relevant agreements which include all of the material terms of the arrangements) of all security granted over any assets of the Target Group in connection with any Material Financing Facilities are contained in the Data Room, other than any security created by operation of law or which will be removed at Completion.

9.3	Other than as set out in the Data Room,

(A)	no member of the Liberty Global DE Target Group owes any amount exceeding €20 million; and

(B)
no member of the Liberty Global CZ Target Group, the Liberty Global HU Target Group or the Liberty Global RO Target Group owes any amount exceeding €2.5 million, under any Financing Facilities to any person outside the Sellers’ Group.

9.4
Other than security granted over any assets of the Target Group in connection with any Financing Facilities, no Third Party Right (other than as created by operation of law) on, over or affecting the whole or any part of the business or material assets of any member of the Target Group (including any investment in any other member of the Target Group) is outstanding and there is no agreement or commitment to give or create any such Third Party Right and, so far as the Seller is aware, no written claim has been made by any person to be entitled to any.

9.5
No event which is a default or an event of default or a material breach of any of the terms of any Material Financing Facilities of the Target Group, and, so far as the Seller is aware, no fact or circumstance exists which will, in the reasonable opinion of the Sellers, give rise to such an event, has occurred or been alleged.

9.6
No member of the Sellers’ Group has received any written notice in the 12 months prior to the date of this Agreement to repay any Material Financing Facility of the Target Group which is repayable on demand in accordance with its terms.

10.	Insolvency

10.1	No member of the Target Group has been declared bankrupt or made subject to any insolvency proceedings.

10.2	No member of the Target Group is insolvent or has stopped paying or is unable to pay its debts as they fall due.

10.3
So far as the Seller is aware, no third party has applied for a declaration of bankruptcy or insolvency or any such similar arrangement for any member of the Target Group under the laws of any applicable jurisdiction.

11.	Licences

11.1
All regulatory licences, consents, permits and authorisations (including those relating to telecommunications and radio frequency) required pursuant to applicable laws and regulations for or in connection with the carrying on of the Target Business and the absence of which would have a material adverse effect on the Relevant Target Group (the “Material Licences”), are in full force and effect and true and accurate copies of the same that are in writing are contained in the Data Room.

11.2
Each member of the Target Group carries out its business in all material respects in accordance with the terms of the Material Licences. All sums due and payable from any member of the Target Group under the Material Licences, have been paid.

11.3
No written notice has been received by any member of the Target Group during the 24 months prior to the date of this Agreement in respect of any investigation, inquiry or proceeding initiated by any Governmental Entity which is reasonably likely to lead to the termination, revocation, suspension, non-renewal or material and adverse modification of such Material Licence. So far as the Seller is aware, there are no circumstances that are likely to lead to any investigation, inquiry or proceeding initiated by any Governmental Entity with respect to any of the Material Licences.

12.	Litigation

12.1	No member of the Target Group has commenced or received written notice of any Material Litigation which is currently in progress whether as claimant, defendant or otherwise.

12.2	No Material Litigation brought by or, so far as the Seller is aware, against any member of the Target Group are pending or threatened in writing.

12.3
No member of the Target Group has received written notice during the 12 months prior to the date of this Agreement of any proposed or pending investigation, inquiry or enforcement action by any Governmental Entity in respect of the business of that member of the Target Group that is likely to be material in the context of the Relevant Target Group.

13.	Data protection

In the 24 months before the date of this Agreement,

(A)
no member of the Target Group has received a written notice or request for information from any Governmental Entity alleging breach by it of any applicable data protection or electronic marketing law, rule or regulation;

(B)
so far as the Seller is aware, no individual has been awarded compensation from any member of the Target Group under applicable data protection or electronic marketing law, rule or regulation as a result of a material breach by the Target Group of such law, rule or regulation and where such breach has had a material adverse effect on the Target Group;

(C)
no order has been made against any member of the Target Group for the rectification, blocking, erasure or destruction of any data under applicable data protection or electronic marketing law, rule or regulation; and

(D)	no warrant has been issued under applicable data protection law authorising any data protection authority to enter any premises of any member of the Target Group.

14.	Competition and Grants/Allowances

14.1
So far as the Seller is aware, no member of the Target Group is or has in the five years before the date of this Agreement been a party to or is concerned with any agreement, or is conducting (or has conducted) itself in a manner which:

(A)	materially infringes Article 101 or 102 of the Treaty on the functioning of the European Union; or

(B)	materially infringes anti-trust legislation in the Territory; or

(C)
is unenforceable or void (whether in whole or in part) or renders any other member of the Target Group liable to civil, criminal or administrative proceedings by virtue of any antitrust or similar legislation or any undertakings given or orders made under such legislation in the Territory in each case, to a material extent.

14.2
So far as the Seller is aware, no member of the Target Group has in the five years before the date of this Agreement given a material undertaking to, or is subject to any order of or investigation by any domestic competent competition authority or the European Commission under any applicable anti-trust legislation.

14.3
No member of the Target Group has received any written ruling from, nor written notification that it is under investigation by, any Governmental Entity determining (in the case of a ruling) or suggesting (in the case of an investigation) that it has dominant market position or significant market power.

14.4
Details of all grants, allowances, aid or subsidies from any Governmental Entity to any member of the Target Group during the five years prior to the date of this Agreement are contained in the Data Room.

15.	Ownership and adequacy of assets and separation

15.1
Each of the material assets included in the Accounts or acquired by any member of the Target Group since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by the relevant member of the Target Group and each of those assets capable of possession is in the possession of the relevant member of the Target Group (save where in the possession of a third party in the normal course of business).

15.2
The Target Group will, as at Completion, own or be entitled to possess or use (when taken together with the services provided under the Transitional Services Agreement, rights licensed under the Brand Licence Agreement, rights assigned under the Intellectual Property Assignment Agreement and following the termination of the Intra-Group Arrangements in accordance with clause 17 (Intra-Group Arrangements)) all of the assets and rights that are necessary to carry out the Target Business as it has been carried out in the 24 months prior to the date of this Agreement in all material respects.

15.3
Each Separation Document was prepared in good faith and, so far as the Seller is aware, the information contained therein is not misleading in any material respect. Where any Separation Document contains financial information, such financial information is based on reasonable estimates (taking into account the circumstances at the time of the estimate).

15.4
So far as the Seller is aware, appendices 3 and 4 of Schedule 14 (Separation) list all of the Exclusive Contracts and the Shared Contracts (in each case as defined in Schedule 14 (Separation)) that are material in the context of the Target Business.

16.	Network

16.1
The telecommunication, cable and signal distribution networks and systems owned or used by the Target Group (the “Network”) which are operated for the purposes of the business of the Target Group and any necessary associated software (owned by or licensed to any member of the Target Group or provider of the Network) substantially perform in all material respects the functions which they are intended to perform in the manner in which they are presently being conducted.

16.2	The Network:

(A)	has been designed, planned, constructed, implemented, licensed and reasonably maintained in accordance with applicable laws and regulations in all material respects; and

(B)	is in proper operating condition (subject to normal wear and tear) and is fit in all material respects for the purpose for which it is intended, in each case, where failure to do or be so (as applicable) would have a material adverse effect on the Relevant Target Group.

16.3	The Network has not suffered any material service degradations or breakdowns during the past 12 months, which are material to the Relevant Target Group.

16.4	So far as material with respect to such purposes, the Target Group owns or has the right to use the Network for the purposes for which it is currently used.

16.5
So far as the Sellers are aware, no circumstances exist (including any disputes or challenges to the title and rights of the Target Group in relation to its ownership or operation of any material part of the Network) which materially compromise the Target Group’s ownership of or right to use the Network.

17.	Intellectual Property and Information Technology

17.1	Details of all registered Intellectual Property owned by any member of the Target Group are in each case set out in the Data Room.

17.2
In respect of all: (a) registered Intellectual Property; (b) material unregistered Intellectual Property; and (c) material Information Technology owned by any member of the Target Group, such member of the Target Group is the sole legal and beneficial owner of such Intellectual Property and Information Technology free from encumbrances.

17.3	All renewal fees due as at the date of this Agreement in respect of the registered Intellectual Property owned by any member of the Target Group have been paid.

17.4
So far as the Seller is aware, the Target Group either owns or has a licence to use all material Intellectual Property and material Information Technology, in each case used to carry on the business conducted by the Target Group in materially the same manner as currently carried on.

17.5
Accurate details of all licences and agreements relating to material Intellectual Property and material Information Technology, in each case entered into by any member of the Target Group, are set out in the Data Room.

17.6
No member of the Target Group nor, so far as the Seller is aware, any other party is in material breach of (or has, in the 24 months prior to the date of this Agreement materially breached) any of the licences or agreements described in paragraph 17.5 of this Part A of Schedule 3 (Warranties).

17.7
So far as the Seller is aware (a) no third party is infringing or making unauthorised use of, or has in the past 12 months infringed or made unauthorised use of, any Intellectual Property or rights in Business Information owned by any member of the Target Group and (b) the activities of the Target Group do not infringe or make unauthorised use of, or have in the past 12 months infringed or made unauthorised use of, any Intellectual Property or rights in Business Information owned by any third party, in the case of each of (a) and (b) which is material in the context of the Relevant Target Groups.

17.8
So far as the Seller is aware, and save in the ordinary course of business or to its employees, no member of the Target Group has disclosed any material confidential Business Information to any third party other than under an obligation of confidentiality.

17.9
So far as the Seller is aware, there is no liability to any employee to pay compensation pursuant to the German Law on Employee Invention (Arbeitnehmererfindungsgesetz) or any equivalent employee compensation statutory regime in any other jurisdiction in which a member of the Target Group operates.

17.10
There has been no disruption to, or adverse effect on, the activities of the Target Group which are material to the business of the Target Group in the 12 months prior to the date of this Agreement and which has been caused by any failure, breakdown, security breach, malfunction or data loss of, or other unauthorised access to, any Information Technology owned by, or used by, or for the benefit of, the Target Group.

17.11
There is no material dispute or proceeding regarding any Information Technology used in the Target Business and, as far as the Seller is aware, there is no fact, circumstance or matter which is likely to give rise to any such dispute, except in each case where such dispute would not be material in the context.

17.12
Each member of the Target Group has adequate disaster recovery, information security and cyber security policies and procedures in place, which have been adequately tested. The relevant employees and third parties have been appropriately informed and, where relevant, trained in the execution of such disaster recovery, information security and cyber security policies and procedures.

18.	Property

18.1	The Relevant Properties constitute all of the Property owned, leased, used or occupied by any member of the Target Group which are material in the context of that Target Group.

18.2
So far as the Seller is aware, no member of any Target Group has any material estate, interest, right or liability in or in respect of any Property (whether or not a legal interest or liability) not currently owned, leased, used or occupied by the Target Group.

18.3	The information set out in Attachment 2 (Relevant Properties) is true, complete and accurate in all material respects.

18.4
In relation to each Relevant Property, the Property Owner is legally and beneficially entitled to the Relevant Property and is in physical possession and actual occupation of the whole of the Relevant Property for the purpose of the business of the Target Group.

18.5
No Relevant Property is subject to (i) any mortgage or charge (legal or equitable, fixed or floating) or agreements for sale, estate contracts, options, rights of pre-emption, first refusal or other encumbrances (except for security granted pursuant to the Financing Facilities of the Target Group); (ii) any tenancy, right to possession, occupation or use by any person other than the Property Owner; or (iii) any rights, covenants or restrictions which materially hinder the relevant business of the Target Group in the ordinary course and any covenants and restrictions affecting a Relevant Property are being and have been complied with.

18.6
No member of the Target Group has entered into any agreement to acquire or dispose of any land or premises or any estate or interest therein which has not completed and which is material to the Relevant Target Group.

18.7	So far as the Seller is aware, each Relevant Property has the benefit of such rights and easements as are necessary for the continued use of the Relevant Property for its present purpose.

18.8	So far as the Seller is aware, none of the Relevant Properties or any part thereof is affected to any material extent by any outstanding notice, order, claim, dispute or complaint.

18.9
So far as the Seller is aware, the current use of each Relevant Property is in all material respects a lawful use for planning or zoning purposes and is permitted by the terms of the lease held by the Property Owner in the case of Relevant Properties which are leasehold.

18.10
So far as the Seller is aware, in relation to each Relevant Property, there is no subsisting material breach and no non-observance of any material terms contained in any relevant lease, in each case on the part of any member of the Target Group.

19.	The environment, health and safety

19.1
So far as the Seller is aware, in the two years prior to the date of this Agreement, all environmental, health and safety permits have been obtained and have been complied with in all material respects.

19.2
In the two years prior to the date of this Agreement, no member of the Target Group has received any written notice from any relevant authority under applicable law that such member of the Target Group has any material liability under applicable law relating to environmental, health and safety matters arising or existing as at or prior to the date of this Agreement.

20.	Employment

20.1
Summary details of the material terms of the service agreements or contracts of employment (including any side letters and amendments) and copies of any bonus or incentive agreements for each Senior Employee are set out in the Data Room, subject to redaction of personal data.

20.2
Other than any transaction and retention bonuses payable (in accordance with the Agreed Management Retention Arrangements, no member of management or any employee of, the Target Group is entitled to any transaction or retention bonus in connection with implementation of the transactions contemplated by the Share Purchase Documents, nor are there any other material terms or conditions of employment (whether contractual or not) applicable to any employee of the Target Group which are in any way linked to or dependent on the transactions contemplated by the Share Purchase Documents.

20.3
Since the Accounts Date, no changes that are, individually or in aggregate, material have been made to the emoluments or other terms of engagement of the employees of the Target Group, except for increases in emoluments made in accordance with the normal practice of the Target Group.

20.4
There are no claims existing or, so far as the Sellers are aware threatened in relation to any member of the Target Group by or in respect of any employee or former employee in respect of their employment which are material in the context of the business of the Relevant Target Group.

20.5
Material details of any trade union, works council or other body representing the employees of any member of the Target Group are set out the Data Room, together with particulars of any material agreement, commitment or other undertaking given or entered into by or in respect of any member of the Target Group with such bodies (including for the purposes of collective bargaining). The Target Group has complied with all such agreements in all material respects.

20.6
No member of the Target Group is bound by any collective labour agreement, collective representation agreement, workforce agreement, compromise of interests, dismissal procedures agreement, social plan, trade union membership agreement or other similar agreement other than as set out in the Data Room. The Target Group has complied with all such agreements in all material respects.

20.7
There have been no labour disputes between any member of the Target Group and any trade union, works council or other representative body in relation to its employees and no industrial action has been taken or, so far as the Sellers are aware, threatened in the last three years against any member of the Target Group in relation to its employees in each case which was, is, or is reasonably likely to be, material in the context of the business of the Target Group. So far as the Seller is aware, there are currently no such disputes pending or threatened.

20.8
There is no material redundancy process currently envisaged, proposed or ongoing which affects any employee of the Target Group and no material redundancy process has been undertaken by the Target Group within the last twelve months.

20.9
No Senior Employee has given or has been given written notice of termination of his employment, no employee rescission proceedings have been started in respect of any such Senior Employee or director, no employment agreement has been rescinded and no such Senior Employee or director has indicated that he will leave the Target Group within three months after the date of this Agreement.

20.10
So far as the Seller is aware, each member of the Target Group has complied in all material respects with all applicable contracts of employment, policies, benefit or bonus schemes and all applicable laws, codes of conduct, collective agreements, orders, declarations and awards relating to their employees, former employees, contractors, temporary employees and freelancers (including any information and consultation requirements with trade unions, works councils or other employee representative bodies).

20.11	Material details of:

(A)	all share option and incentive schemes;

(B)	material profit sharing, bonus, commission or other incentive schemes; and

(C)	any other material scheme under which pay varies (other than normal overtime).
in respect of employees of the Target Group (in each case including details, where applicable, of beneficiaries, rights, vesting periods and any share options or awards which remain outstanding under such schemes) are contained in the Data Room.

21.	Pensions

21.1
Other than the Pension Schemes and local statutory social insurance schemes, there is no obligation, agreement or arrangement (whether funded or unfunded) which any member of the Target Group contributes to or has contributed to or may become liable to contribute to or has become or may become liable to satisfy under which benefits are payable on retirement (including pension insurance or excess insurance) or on death (whether accidental or not) or disability or in connection with jubilee entitlements, early retirement or senior part time arrangements, for or in respect of any present or former employee, director or other officer or person, or any spouse, child, assign or dependant thereof, of any member of the Target Group or of any predecessor in business of any member of the Target Group, which is material in the context of the business of the Target Group.

21.2
Save for obligations in respect of the Pension Schemes, none of the members of the Target Group has obligations in respect of any actual or proposed pension, pre-pension or early retirement, death or disability arrangements committed to any employee or former employee or group of employees or former employees, or their spouses, children, assigns or dependants, of any of the members of the Target Group, and there are no further obligations for any member of the Target Group arising from any previous pension schemes which applied to any employees or former employees, or their spouses, children, assigns or dependants, of a member of the Target Group, which is material in the context of the business of the Relevant Target Group.

21.3
Copies of all material documents relevant to the Pension Schemes have been fairly disclosed in the Data Room. These documents contain full and accurate particulars of all material benefits provided by, and the material terms of, the relevant Pension Schemes. The Pension Schemes are recognised arrangements for the purposes of the tax, social security and labour regime under which they operate and, so far as the Seller is aware, there is no reason why such recognition might be withdrawn or might cease to apply.

21.4
To the extent all employees or former employees of each member of the Target Group have participated or participate (as applicable) in the Pension Schemes in the last five years, such participation is in all material terms consistent with the documents to the Pension Schemes.

21.5
No member of the Target Group has any liability to make any material payment or accrual with respect to any Pension Scheme or any material insurance arrangement held in relation to any Pension Scheme which is due, but remains unpaid. All material contributions, accruals and other payments due under, or in relation to, each Pension Scheme up to Completion have been fully paid or provided for in the accounts of the relevant member of the Target Group.

21.6
So far as the Seller is aware, each member of the Target Group has, in relation to each relevant Pension Scheme, at all times complied in all material respects with the provisions of the Pension Scheme documentation and all applicable law.

21.7
The employees and former employees (or representatives thereof) of any member of the Target Group have, to the extent legally required, been consulted with as to and/or agreed to any and all material and detrimental changes to the Pension Schemes in the last five years.

22.	Compliance with Laws and Anti-Bribery

22.1
Neither the Seller nor any member of the Target Group is in breach of, or has in the 12 months prior to the date of this Agreement breached, any applicable law where such breach is reasonably likely to be material to the Relevant Target Group.

22.2
No member of the Target Group (nor any of their officers or employees) has received written notice during the last three years that any member of the Target Group or any of its officers or employees is or has been alleged to be in material violation of: (i) any Anti-Bribery Law; (ii) any applicable anti-money laundering law, rule or regulation; or (iii) any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, the United Nations or any competent Governmental Entity in the Territory.

22.3
So far as the Seller is aware, no member of the Target Group, nor any of their respective directors, officers, employees, agents, representatives or other persons associated with, performing a service for or on behalf of them, has (in connection with the Target Business) materially breached any Anti-Bribery Laws or any applicable anti-money laundering law, rule or regulation.

22.4
The Target Group maintains internal accounting controls and written anti-corruption policies and procedures designed to ensure compliance in all material respects by the members of the Target Group and their respective directors, officers and employees with all Anti-Bribery Laws. The Seller has not received written notice of any breach or failure to comply with those policies, procedures or controls by the Target Groups.

23.	The Accounts and Tax

23.1	No member of the Target Group has any outstanding material liability for:

(A)
Tax assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

(B)	purchase, value added, sales or other similar Tax referable to transactions effected on or before the Accounts Date, or events occurring on or before the Accounts Date,

(C)	that is not properly provided for or, as appropriate, properly disclosed in the HFM Accounts.

23.2	The amount of the provision for deferred Tax liabilities in respect of each member of the Target Group contained in the HFM Accounts was, at the Accounts Date, adequate in accordance with US GAAP.

24.	Tax events since the Accounts Date

24.1	Since the Accounts Date:

(A)	no member of the Target Group has declared, made or paid any distribution of profits or retained earnings;

(B)	no accounting period of any member of the Target Group has ended; and

24.2
no member of the Target Group has paid or become liable to pay or, so far as the Sellers are aware, acted (directly or through an agent or other representative) in such manner as to incur a liability (or potential liability) to pay, any material amount of: (i) interest, (ii) penalty, (iii) fine or (iv) surcharge, in connection with any Tax or otherwise paid any material amount of Tax after its due date for payment or become liable to pay any material amount of Tax the due date for payment of which has passed.

25.	Tax Returns, disputes, records and claims, etc.

25.1
Each member of the Target Group has, in all material respects, made or caused to be made all proper Tax Returns required to be made where the member of the Target Group is responsible for the filing of the relevant Tax Returns, or otherwise has provided, in all material respects, all necessary information to the company responsible for the filing of the relevant Tax Returns in a timely manner to enable the Tax Returns to be made, and has supplied or caused to be supplied, in all material respects, all information required to be supplied, to any Tax Authority (and so far as the Sellers are aware such information was accurate in all material respects).

25.2
Other than the German Audit, no member of the Target Group is currently under any: (i) audit, (ii) examination or (iii) enquiry, by a Tax Authority that is likely to result, in the Sellers’ reasonable opinion, in the assessment for any Tax Period of any material amount of Tax (being (A) in respect of the Liberty Global DE Target Group, €7,500,000 or more; (B) in respect of the Liberty Global CZ Target Group, €5,000,000 or more, (C) in respect of the Liberty Global HU Target Group, €5,000,000 or more; and (D) in respect of the Liberty Global RO Target Group, €5,000,000 or more) and neither the Seller nor any member of the Target Group has been notified by any Tax Authority that such Tax Authority intends to commence any such audit, examination or enquiry. There is no dispute or disagreement outstanding nor, so far as the Sellers are aware, is any contemplated at the date of this Agreement with any Tax Authority regarding any material liability or potential material liability to any Tax (including in each case penalties or interest) recoverable from any member of the Target Group or regarding the availability of any material Relief from Tax to any member of the Target Group and so far as the Sellers are aware there are no circumstances which make it likely that any such dispute or disagreement will commence.

25.3
One or more members of the Target Group has (i) sufficient records relating to past events, including any elections made, to calculate the taxable profit or loss which would arise on any disposal or on the realisation of any material asset owned at the Accounts Date by any member of the Target Group or acquired by any such member since that date but before the date of this Agreement and (ii) all other material records which any member of the Target Group is required by law to keep in relation to Tax.

25.4
Each member of the Target Group has duly submitted all material (i) claims, (ii) elections and disclaimers, (iii) withdrawals of claims, (iv) consents or (v) other similar documents, which have been assumed to have been made for the purposes of the HFM Accounts or any Tax Returns made by any member of the Target Group.

25.5
The amount of Tax chargeable on any member of the Target Group during any accounting period ended on or within the Relevant Period has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement (including advance tax rulings, advance pricing agreements and horizontal monitoring) with any Tax Authority, other than those arrangements details of which are set out in the Data Room.

26.	Tax Status

26.1
No member of the Target Group benefits from any preferential Tax regime, granted by special authorisation issued by any Tax Authority or by any other authority which could in whole or in part be affected by the signature of this Agreement or the sale of the shares or the loans pursuant to it or the implementation of the Liberty Global Pre-Completion Reorganisation or the Separation.

26.2
The Tax affairs or Tax treatment of any member of the Target Group have not, as far as the Sellers are aware, depended on any Tax assessment, Tax ruling, exercise of discretionary power or other intervention or agreed lack of action by, or any agreement with, any Tax Authority which the Sellers consider to be illegal State Aid.

27.	Value added tax and utility taxes

27.1
Each member of the Target Group has complied with any obligations to register for the purpose of VAT and Utility Tax and has complied in all material respects with its obligations under any Tax legislation relating to VAT or Utility Tax.

27.2
Complete, correct and up-to-date records, invoices and other documents required for the purposes of any Tax legislation relating to VAT or Utility Tax have, in all material respects, been made, given, obtained and kept.

27.3	Each member of the Target Group qualifies as a taxable person for VAT purposes (or would so qualify if it were not a member of a VAT group).

27.4	So far as the Sellers are aware, no member of the Target Group has made any material non-incidental exempt supplies in its current or preceding VAT periods in the Relevant Period.

27.5	Proper records are maintained to support any claim made by any member of the Target Group for bad debt relief under any Tax legislation relating to VAT in the Relevant Period.

27.6	So far as the Sellers are aware, no member of the Target Group is liable for any amount of VAT (including interest or penalties) as a consequence of missing trader fraud.

28.	Deductions and withholdings

28.1	Each member of the Target Group has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged or entitled to make and has accounted to the appropriate authority for all amounts so deducted, except where any failure to deduct and/or account for such Tax is not material.

28.2
No member of the Target Group has received any notice from any Tax Authority which required or will require such member to withhold any amount for or on account of Tax from any material payment made since the Accounts Date or which will or may be made after the date of this Agreement.

29.
Residence29.1    The country which is given in Part A of Attachment 1 (Basic information about the Company) or Part B of Attachment 1 (Basic Information about the Subsidiaries) as the tax residence of the relevant member of the Target Group is the only country whose Tax Authorities seek to charge Tax on the worldwide profits or gains of that member of the Target Group and no member of the Target Group has paid Tax in the Relevant Period on income profits or gains to any Tax Authority in any other country except that mentioned in Part A of Attachment 1 (Basic information about the Company) or Part B of Attachment 1 (Basic Information about the Subsidiaries).

29.2
Any payroll tax liabilities arising in connection with any equity-based payments made or accrued by any member of the Target Group have been properly reported in the appropriate payroll tax returns and all mandatory withholdings in respect of such payments or accruals were paid to the relevant Tax Authority before the last date upon which such amounts could be paid without incurring a liability to interest or a charge or penalty in respect of such amounts.

30.	Fiscal unity

30.1
The Data Room (a) discloses all Fiscal Unities filed by any member of the Target Group and (b) contains a copy of every profit and loss pooling agreement entered into by a member of the Target Group with any company not being a member of the Target Group (if any).

30.2
Except as provided in the HFM Accounts, no member of the Target Group is, nor could be, under any obligation to make or have any entitlement to receive any payment under the profit and loss pooling agreement referred to in paragraph 30.1 above.

31.	Non-arm’s length transactions

31.1
So far as the Seller is aware, no member of the Target Group is a party to any material (i) agreement, (ii) transaction or (iii) arrangement, entered into with any member of the Sellers’ Group, which, in the Seller’s reasonable opinion, is not in accordance with the arm’s length principle as adopted in Article 9 of the OECD Model Convention.

31.2
In relation to each material: (i) agreement, (ii) arrangement or (iii) transaction, entered into with any member of the Sellers’ Group, referred to in paragraph 31.1 above, such member of the Target Group has retained adequate records, contemporaneous documents and/or other evidence which supports the Sellers’ reasonable opinion that the relevant agreement, arrangement or transaction to which it was a party was entered into on arm’s length terms, to the extent such records, documents and other evidence are required to be retained by relevant law.

32.	Completion etc.

32.1
So far as the Seller is aware, for the purposes of Tax law in Germany, no tainted shares or other monitoring or blocking periods exist within any member of the Target Group which could give rise to any liability to Tax in respect of future reorganisations or restructurings of any member of the Target Group.

Part B	Warranties applicable to the DE Target Group

1.	Target Group shares and solvency

1.1
The DE Seller has full legal and beneficial right and title to the Liberty Global DE Shares and may freely sell, assign and transfer the Liberty Global DE Shares (zur freien Verfügung über die Geschäftsanteile berechtigt) as contemplated under this Agreement.

1.2	The Liberty Global DE Shares comprise the entire issued share capital of the Liberty Global DE Target Company.

1.3	Except as will be discharged at Completion or relating to the Ongoing Security, there is no Third Party Right on, over or affecting the Liberty Global DE Shares or any of them.

1.4	Except as will be discharged at Completion or relating to the Ongoing Security, there is no Third Party Right on, over or affecting any shares of any member of the Liberty Global DE Target Group.

1.5
So far as the DE Seller is aware, no claim has been made by any person to be entitled to any Third Party Right on, over or affecting the Liberty Global DE Shares or any of them or any shares of any member of the Liberty Global DE Target Group.

1.6	The Liberty Global DE Shares have been validly issued and are fully paid up, either in cash or in kind, and are free from any repayment or additional payment obligations (Nachschusspflichten).

1.7
No hidden contributions in kind (verdeckte Sacheinlage) or open or hidden repayments of capital (Einlagenrückgewähr) or other unlawful distributions or payments violating Section 30 of the German Limited Labilities Companies Act (GmbHG) have been made in respect of the Liberty Global DE Shares.

1.8
The shares or other equity interests listed in Part B of Attachment 1 (Basic Information about the Subsidiaries) in respect of each Subsidiary of the Liberty Global DE Target Company (i) constitute the whole of the issued and allotted share capital of, or other equity interest in, the relevant Subsidiary, (ii) are fully paid, either in cash or in kind, (iii) are free from any repayment or additional payment obligations (Nachschusspflichten) (in particular no hidden contributions in kind (verdeckte Sacheinlage) and no open or hidden repayments of capital (Einlagenrückgewähr) or other unlawful distributions or payments violating Section 30 of the German Limited Liability Companies Act (GmbHG) have been made), (iv) have been properly and validly allotted, and (v) are legally and beneficially owned by the Liberty Global DE Target Company directly or indirectly through another member or members of the Liberty Global DE Target Group.

1.9
No member of the Liberty Global DE Target Group is a party to any domination agreements, profit and loss transfer agreements or other enterprise agreements (andere Unternehmensverträge) within the meaning of Sections 291, 292 of the German Stock Corporation Act (Aktiengesetz). No third party (other than any other member of the Liberty Global DE Target Group or any member of the Sellers’ Group) has any right to control the corporate governance of any member of the Liberty Global DE Target Group or obligate it to transfer any profits or parts thereof to any such third party and there are no silent participations or other rights of third parties to participate in the revenues, profits, assets or equity of any member of the Liberty Global DE Target Group or the value thereof.

1.10	No case of overindebtedness (Überschuldung) exists in respect of any member of the Target Group within the meaning of the German Insolvency Act (Insolvenzordnung).

1.11	The copy of the partnership agreement of Unitymedia Hessen GmbH & Co. KG at document 1.5.3 of the “Germany” section of the Data Room is complete and accurate in all material respects.

2.	Accounts
With respect to the Liberty Global DE Target Group, the Accounts were prepared in accordance with IFRS as adopted by the European Union and in accordance with the German commercial law pursuant to Section 315a(1) of the German Commercial Code as at the Accounts Date and give a true and fair view of the net assets, financial position and results of operations of the Liberty Global DE Target Group (as it is constituted prior to the completion of the Liberty Global Pre-Completion Reorganisation) and its assets and liabilities as at on the Accounts Date and of the consolidated results of the Liberty Global DE Target Group (as it is constituted prior to the completion of the Liberty Global Pre-Completion Reorganisation) for the financial year ended on that date.

3.	Licences

3.1
No member of the Liberty Global DE Target Group carries on a business that would require a license (Erlaubnis) under the German law on the supervision over payment services (Zahlungsdiensteaufsichtsgesetz).

3.2
So far as the DE Seller is aware, there is no reason by reference to the Sellers’ Group or the Target Group why any German State Media Authority would not, or is reasonably likely not to, grant clearance of the transfer of the Liberty Global DE Shares pursuant to this Agreement should such clearance be necessary.

4.	Customer contracts
All price increases implemented by any member of the Liberty Global DE Target Group under existing end customer agreements in the five years prior to the date of this Agreement have been implemented: (i) only after having been discussed with, and not having been objected to, by the Consumer Protection Association North Rhine-Westphalia; and (ii) in all material respects in accordance with those existing end customer agreements.

5.	Derivatives
A copy (to the extent a written copy exists and is in the possession of the Seller or the Target Group) of all master agreements, schedules, annexes, confirmations and other material contractual terms relating to Derivatives to which a member of the Liberty Global DE Target Group is a party, which includes the material terms of such documents, is contained in the Data Room. These master agreements, schedules, annexes, confirmations and other contractual terms are current and have not been waived by any member of the Liberty Global DE Target Group in any respect.

Part C	Warranties applicable to the CZ Target Group

1.	Target Group shares and solvency

1.1	The CEE Seller has, or will at Completion have, full legal and beneficial right and title to the Liberty Global CZ Shares and the Liberty Global CZ Infrastructure Shares.

1.2
The Liberty Global CZ Shares comprise the entire registered capital of the Liberty Global CZ Target Company, which has been fully paid up, and represents all of the voting rights in respect of the Liberty Global CZ Target Company.

1.3
The Liberty Global CZ Infrastructure Shares comprise the entire registered capital of the Liberty Global CZ Infrastructure Target Company, which has been fully paid up, and represents all of the voting rights in respect of the Liberty Global CZ Infrastructure Target Company.

1.4	Except as will be discharged at Completion, there is no Third Party Right on, over or affecting the Liberty Global CZ Shares and the Liberty Global CZ Infrastructure Shares.

1.5	Except as will be discharged at Completion, there is no Third Party Right on, over or affecting any ownership interests of any member of the Liberty Global CZ Target Group.

1.6
So far as the CEE Seller is aware, no claim has been made by any person to be entitled to any Third Party Right on, over or affecting the Liberty Global CZ Shares and the Liberty Global CZ Infrastructure Shares or any of them or any ownership interests of any member of the Liberty Global CZ Target Group.

1.7
The ownership interests listed in Part B of Attachment 1 (Basic Information about the Subsidiaries) in respect of each Subsidiary of the Liberty Global CZ Target Company or the Liberty Global CZ Infrastructure Target Company (i) comprise the entire registered capital of the relevant Subsidiary, (ii) have been fully paid up, and (iii) are legally and beneficially owned directly by the Liberty Global CZ Target Company, the Liberty Global CZ Infrastructure Target Company or indirectly through another member or members of the Liberty Global CZ Target Group.

1.8	No member of the Target Group is in a state of threatened insolvency (hrozící úpadek).

2.	Accounts
With respect to the Liberty Global CZ Target Group, the Accounts were prepared in accordance with the Czech GAAP as at 31 December 2016 and provide a true and fair view of the assets and liabilities of the Liberty Global CZ Target Company and the Liberty Global CZ Infrastructure Target Company as at 31 December 2016 and the revenues and costs, net profits and cash flows of the Liberty Global CZ Target Company and the Liberty Global CZ Infrastructure Target Company for the financial year ended on 31 December 2016.

3.	Derivatives

No member of the Liberty Global CZ Target Group is a party to any Derivative.

4.	Licences
So far as the CEE Seller is aware, there is no reason by reference to the Sellers’ Group or the Target Group why the Czech Council for Radio and TV Broadcasting would not, or is reasonably likely not to, grant the registration of the transfer of the Liberty Global CZ Shares pursuant to this Agreement.

Part D	Warranties applicable to the HU Target Group

1.	Target Group shares

1.1	The CEE Seller has, or will at Completion have full legal and beneficial right and title to the Liberty Global HU Shares.

1.2
The Liberty Global HU Shares comprise the entire issued registered capital of the Liberty Global HU Target Company, hold all of the voting rights in respect of the Liberty Global HU Target Company, are fully paid up and have been properly and validly issued and allotted.

1.3	Except as will be discharged at Completion, there is no Third Party Right on, over or affecting the Liberty Global HU Shares or any of them.

1.4	Except as will be discharged at Completion, there is no Third Party Right on, over or affecting any shares of any member of the Liberty Global HU Target Group.

1.5	There are no restrictions on the transfer of the Liberty Global HU Shares under the deed of foundation of the Liberty Global HU Target Company (other than as applicable under Hungarian laws).

1.6
So far as the CEE Seller is aware, no claim has been made by any person to be entitled to any Third Party Right on, over or affecting the Liberty Global HU Shares or any of them or any shares of any member of the Liberty Global HU Target Group.

1.7
The shares and quota listed in Part B of Attachment 1 (Basic Information about the Subsidiaries) in respect of each Subsidiary of the Liberty Global HU Target Company (i) constitute the whole of the issued and allotted share or registered capital of, or other equity interest in, the relevant Subsidiary, (ii) are fully paid, (iii) have been properly and validly issued and allotted, and (iv) are legally and beneficially owned directly by the Liberty Global HU Target Company or indirectly through another member or members of the Liberty Global HU Target Group.

1.8
There are no decisions (as such term is understood under the laws of Hungary) relating to the corporate status of any member of the Target Group that have been passed but not implemented in the deed of foundation of the Liberty Global HU Target Group or filed with the relevant registrar of companies.

2.	Accounts

With respect to the Liberty Global HU Target Group, the Accounts for the Liberty Global HU Target Company were prepared in accordance with the Hungarian GAAP as at 31 December 2016 and provide a true and fair view of the financial position of the Liberty Global HU Target Company as at 31 December 2016 and the financial transactions of the Liberty Global HU Target Company for the financial year ended on 31 December 2016.

3.	Derivatives
The Liberty Global HU Target Group is not a party to any Derivative.

4.	Commitments
Neither the CEE Seller nor the Target Group has received written notice from any competent Governmental Entity that it is in material non-compliance with the commitments given to the Hungarian Competition Authority in respect of decision No. Vj/15-146/2015.

Part E	Warranties applicable to the RO Target Group

1.	Target Group shares

1.1
The CEE Seller has, or will at Completion have, full legal and beneficial right and title to the Liberty Global RO Majority Shares. The RO Minority Seller has, or will at Completion have, full legal and beneficial right and title to the Liberty Global RO Minority Shares. UPC France BV has, or will at Completion have, full legal and beneficial right and title to the Liberty Global RO Services Shares and the Liberty Global RO External Services Shares.

1.2
The Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares comprise the entire issued share capital of the Liberty Global RO Target Company, hold all of the voting rights in respect of the Liberty Global RO Target Company, are fully paid up and have been properly and validly issued and allotted. The Liberty Global RO Services Shares, together with any other shares that will at Completion be held by a member of the Target Group comprise the entire issued share capital of the Liberty Global RO Services S.R.L.. The Liberty Global RO External Services Shares, together with any other shares that will at Completion be held by a member of the Target Group comprise the entire issued share capital of the Liberty Global RO External Services S.R.L..

1.3
Except as will be discharged at Completion, there is no Third Party Right on, over or affecting the Liberty Global RO Minority Shares, the Liberty Global RO Majority Shares, the Liberty Global RO Services Shares, the Liberty Global RO External Services Shares or any of them.

1.4	Except as will be discharged at Completion, there is no Third Party Right on, over or affecting any shares of any member of the Liberty Global RO Target Group.

1.5
So far as the Seller is aware, no claim has been made by any person to be entitled to any Third Party Right on, over or affecting the Liberty Global RO Minority Shares and Liberty Global RO Majority Shares or any of them or any shares of any member of the Liberty Global RO Target Group.

1.6
The shares listed in Part B of Attachment 1 (Basic Information about the Subsidiaries) in respect of each Subsidiary of the Liberty Global RO Target Company (i) constitute the whole of the issued and allotted share capital of, or other equity interest in, the relevant

Subsidiary, (ii) are fully paid, (iii) have been properly and validly issued and allotted, and (iv) are legally and beneficially owned directly by the Liberty Global RO Target Company or indirectly through another member or members of the Liberty Global RO Target Group.

2.	Accounts
With respect to the Liberty Global RO Target Group, the Accounts for the Liberty Global RO Target Company were prepared in accordance with the Romanian GAAP as at 31 December 2016 and present fairly in all material respects, the financial position of the Liberty Global RO Target Company as at 31 December 2016 and the financial performance and cash flows of the Liberty Global RO Target Company for the financial year ended on 31 December 2016.

3.	Derivatives
No member of the Liberty Global RO Target Group is a party to any Derivative.

4.	Clearances and registration process

4.1
So far as the Seller is aware, there is no reason by reference to the Sellers’ Group or the Target Group why the Romanian Supreme Council of National Defence would not, or is reasonably likely not to, grant clearance of the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares pursuant to this Agreement should such clearance be necessary.

4.2
So far as the Seller is aware, there is no reason by reference to the Sellers’ Group or the Target Group why the Romanian National Audiovisual Council would not, or is reasonably likely not to, consent to the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares pursuant to this Agreement.

Schedule 4
(Purchaser Warranties)

1.	The Purchaser has been duly incorporated and is validly existing under the laws of the jurisdiction of its incorporation.

2.	The Purchaser and each member of the Purchasers’ Group has the requisite power and authority to enter into and perform its obligations under the Share Purchase Documents to which it is a party.

3.
The obligations of the Purchaser under this Agreement constitute, and the obligations of the Purchaser under the other Share Purchase Documents will, when executed and delivered, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

4.	The execution and delivery of, and the performance by the Purchaser of its obligations under, the Share Purchase Documents will not:

(A)	result in a breach of any provision of the articles of association of the Purchaser;

(B)
result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound where such breach is material to their ability to perform their material obligations under the Share Purchase Documents;

(C)	result in a breach of any applicable law or regulation by which the Purchasers are bound where such breach is material to its ability to perform its obligations under the Share Purchase Documents;

(D)
result in a breach of any order, judgment or decree of any court or Government Entity to which the Purchaser is a party or by which the Purchaser is bound where such breach is material to their ability to perform their obligations under the Share Purchase Documents; or

(E)	require the consent of its shareholders.

5.
No proposal has been made or resolution adopted for the winding up, dissolution or liquidation or composition with creditors of the Purchaser and, so far as the Purchaser is aware, no circumstances exist which may result in the dissolution or liquidation of the Purchaser.

6.
So far as the Purchaser is aware, there is no reason why any German State Media Authority would not, or is reasonably likely not to, grant clearance of the transfer of the Liberty Global DE Shares pursuant to this Agreement should such clearance be necessary.

7.
So far as the Purchaser is aware, there is no reason why the Czech Council for Radio and TV Broadcasting would not, or is reasonably likely not to, grant the registration of the transfer of the Liberty Global CZ Shares pursuant to this Agreement.

8.
So far as the Purchaser is aware, there is no reason by reference to the Purchasers’ Group why the Romanian Supreme Council of National Defence would not, or is reasonably likely not to, grant clearance of the transfer of the Liberty Global RO Majority Shares and the

Liberty Global RO Minority Shares pursuant to this Agreement should such clearance be necessary.

9.
So far as the Purchaser is aware, there is no reason by reference to the Purchasers’ Group why the Romanian National Audiovisual Council would not, or is reasonably likely not to, consent to the transfer of the Liberty Global RO Majority Shares and the Liberty Global RO Minority Shares pursuant to this Agreement.

Schedule 5
(Limitations on the Sellers’ liability)

1.	Limitation on quantum and general

1.1
No Seller shall be liable under any of the Warranties or the Data Protection Indemnity in respect of any individual claim (or series of related claims with respect to the same or substantially similar facts or circumstances) where the liability agreed or determined in respect of any such claim or claims does not exceed:

(A)	€10,000,000 in the case of such a claim or claims against the DE Seller; or

(B)	€1,500,000 in the case of such a claim or claims against the CEE Seller and/or the RO Minority Seller, but, in each case, once the amount of any such claim or claims against the Sellers has exceeded such sum (subject always to paragraph 1.4 of this Schedule 5 (Limitations on the Sellers’ liability) the relevant Seller(s) shall be liable under the Warranties in respect of the full amount of such claim or claims and not only the amount by which such sum is exceeded.

1.2
No Seller shall be liable under the Tax Covenant in respect of any individual claim (or series of related claims with respect to the same or substantially similar facts or circumstances) (excluding any balance sheet items where the liability agreed or determined in respect of any such claim or claims does not exceed:

(A)	€10,000,000 in the case of such a claim or claims against the DE Seller; or

(B)	€3,000,000 in the case of such a claim or claims against the CEE Seller and/or the RO Minority Seller, but, in each case, once the amount of any such claim or claims against the Sellers has exceeded such sum, the Sellers shall be liable under the Tax Covenant in respect of the full amount of such claim or claims and not only the amount by which such sum is exceeded.

1.3
No Seller shall be liable under the Completion Business Warranties or sub-clause 5.8 (Conduct of Business before Completion) in respect of any individual claim (or series of related claims with respect to the same or substantially similar facts or circumstances) where the liability agreed or determined in respect of any such claim or claims does not exceed €100,000,000 but once the amount of any such claim or claims against the Sellers has exceeded such sum (subject always to paragraph 1.5 of this Schedule 5 (Limitations on the Sellers’ liability) the relevant Seller(s) shall be liable under the Completion Business Warranties or sub-clause 5.8 (Conduct of Business before Completion) in respect of the full amount of such claim or claims and not only the amount by which such sum is exceeded.

1.4
No Seller shall be liable in respect of any claim or claims under any of the Warranties or the Data Protection Indemnity unless and until the aggregate amount of all such claims (disregarding any claims excluded by paragraph 1.1 of this Schedule 5 (Limitations on the Sellers’ liability) above) exceeds:

(A)	€150,000,000 in the case of such claims against the DE Seller; or

(B)	€25,000,000 in the case of such claims against the CEE Seller and/or the RO Minority Seller in aggregate, but, in each case, once the aggregate amount of all such claims against the relevant Seller(s) has exceeded such sum, that those Seller(s) shall be liable under the Warranties in respect of the full amount of all such claims and not only the amount by which such sum is exceeded.

1.5
No Seller shall be liable in respect of any claim or claims under any of the Completion Business Warranties or under sub-clause 5.8 (Conduct of Business before Completion) unless and until the aggregate amount of all such claims against the Sellers (disregarding any claims excluded by paragraph 1.3 of this Schedule 5 (Limitations on the Sellers’ liability) above) exceeds €500,000,000, but once the aggregate amount of all such claims against the Sellers have exceeded such sum, that the relevant Seller(s) shall be liable under the Completion Business Warranties or sub-clause 5.8 (Conduct of Business before Completion) in respect of the full amount of all such claims and not only the amount by which such sum is exceeded.

1.6
The aggregate liability of the Sellers in respect of all claims under any of the Warranties, the Completion Business Warranties, sub-clause 5.8 (Conduct of Business before Completion) and the Data Protection Indemnity shall not exceed an amount equal to:

(A)	€1,500,000,000 in the case of such claims against the DE Seller; or

(B)	€200,000,000 in the case of such claims against the CEE Seller and/or the RO Minority Seller in aggregate.

1.7
No Seller shall be liable in respect of any claim or claims under any of the Warranties (other than the Tax Warranties) or the Completion Business Warranties to the extent of any Tax benefit arising to any member of the Purchasers’ Group (save to the extent such Tax benefit comprises the reduction or extinguishment of any Tax in respect of which the Sellers would otherwise have been liable under the Share Purchase Documents) which is attributable to the matter giving rise to the claim, only to the extent that any member of the Purchasers’ Group has actually obtained such Tax benefit (and, if: (i) any member of the Purchasers’ Group has not actually obtained such benefit at the time payment is made by a Seller to a Purchaser in respect of such claim; and (ii) subsequently any member of the Purchasers’ Group does actually obtain such Tax benefit (the “post-payment Tax benefit”), such Purchaser shall refund such Seller an amount equal to the lower of: (i) the amount (if any) by which any Tax (excluding any Tax in respect of which the Sellers would otherwise have been liable under the Share Purchase Documents) for which any member of the Purchasers’ Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of such post-payment Tax benefit; and (ii) the amount previously paid by the relevant Seller to the Purchaser), and save that this paragraph 1.7 (shall not apply to any Tax benefit or post-payment Tax benefit to the extent that it is agreed or determined that such Tax benefit or post-payment Tax benefit shall be taken into account in the calculation of the amount of any payment made or to be made in respect of such claim.

1.8
Each provision of this Schedule 5 (Limitations on the Sellers’ Liability) shall be read and construed without prejudice to each of the other provisions of this Schedule 5 (Limitations on the Sellers’ Liability).

1.9
As regards the Tax Covenant, the provisions of this Schedule 5 (Limitations on the Sellers’ Liability) shall operate to limit the liability of a Seller in so far as any provision in this Schedule 5 (Limitations on the Sellers’ Liability) is expressed to be applicable to any claim pursuant to the Tax Covenant and the provisions of the Tax Covenant shall further operate to limit the liability of the Sellers in respect of any claim thereunder or (to the extent stated therein) any claim under the Tax Warranties.

1.10	The limitations contained in paragraphs 1.1, 1.4, 1.6, 2 and 8 of this Schedule 5 (Limitations on the Sellers’ liability) shall not apply in respect of any claim under the Fundamental Warranties.

2.	Time limits for bringing claims
No claim shall be brought against a Seller in respect of any of the Warranties, the Completion Business Warranties, under the Tax Covenant, under the Data Protection Indemnity or under sub-clause 5.8 (Conduct of Business before Completion) unless a Purchaser shall have given to that Sellers written notice of such claim promptly and in any event:

(A)	subject to paragraph 2(B) of this Schedule 5 (Limitations on the Sellers’ Liability), on or before the date falling nine months after the end of the calendar year in which Completion occurs; or

(B)
in respect of any claims under the Tax Warranties or the Tax Covenant, not later than the date falling three months after the expiry of the period specified by statute during which an assessment of that liability to Tax may be issued by the relevant Tax Authority or, if there is no such period specified by statute, the date falling three months after the sixth anniversary of the Completion Date.

3.	No liability for contingent or non-quantifiable claims
If any breach of the Warranties, Completion Business Warranties, sub-clause 5.8 (Conduct of Business before Completion) or claim under the Data Protection Indemnity arises by reason of some liability of a Target Company or a Purchaser which, at the time such breach or claim is notified to the Sellers, is contingent only or otherwise not capable of being quantified, then the Sellers shall not be under any obligation to make any payment in respect of such breach or claim unless and until such liability ceases to be contingent or becomes capable of being quantified.

4.	Third party claims and conduct of litigation

4.1	Notification of potential claims

Without prejudice to the obligations of the Purchasers under paragraph 4.2 of this Schedule 5 (Limitations on the Sellers’ Liability), if a Purchaser becomes aware of any fact, matter or circumstance that is reasonably likely to give rise to a claim against a Seller under any Share Purchase Document for breach of any Warranty (other than the Tax Warranties) or Completion Business Warranty, that Purchaser shall as soon as reasonably practicable after the later of: (i) Completion; and (ii) becoming aware of such fact, matter or circumstance, give a notice in writing to the Sellers of such facts, matters or circumstances as are then available regarding the potential claim. Failure to give notice within such period shall not affect the rights of the Purchasers to make a relevant claim under any Share Purchase Document for breach of any Warranty (other than the Tax Warranties) or Completion Business Warranty, except that the failure shall be taken into account in determining the liability of the Sellers for such claim to the extent that the Purchaser establishes that the amount of it is increased, or is not reduced, as a result of such failure.

4.2	Notification of claims under this Agreement
Notices of claims under this Agreement for breach of any Warranty or Completion Business Warranty or sub-clause 5.8 (Conduct of Business before Completion) or under the Data Protection Indemnity shall be given by the Purchaser to the Sellers within the time limits specified in paragraph 2 of this Schedule 5 (Limitations on the Sellers’ Liability) and shall specify information (giving reasonable detail) in relation to the basis of the claim and setting out the Purchaser’s estimate of the amount of losses which are, or are to be, the subject of the claim.

4.3	Commencement of Proceedings
Any claim notified pursuant to paragraph 4.2 of this Schedule 5 (Limitations on the Sellers’ Liability) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn 9 months after the relevant time limit set out in paragraph 2 of this Schedule 5 (Limitations on the Sellers’ Liability) unless, at the relevant time, legal proceedings in respect of the relevant claim have been commenced by being both issued and served except:

(A)
where the claim relates to a contingent liability, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 9 months of it having become an actual liability; or

(B)
where the claim is a claim for breach of any Warranty, Completion Business Warranty or sub-clause 5.8 (Conduct of Business before Completion) or under the Data Protection Indemnity of which notice is given for the purposes of paragraph 4.2 of this Schedule 5 (Limitations on the Sellers’ Liability) at a time when the amount set out in paragraph 1.1 or paragraph 1.3 (as applicable) of this Schedule 5 (Limitations on the Sellers’ Liability) has not been exceeded, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 9 months of the date of any subsequent notification to that Seller pursuant to paragraph 4.2 of this Schedule 5 (Limitations on the Sellers’ Liability) of one or more claims which result(s) in the total amount claimed in all claims notified to that Seller pursuant to paragraph 4.2 of this Schedule 5 (Limitations on the Sellers’ Liability) exceeding the amount set out in paragraph 1.1 or paragraph 1.3 (as applicable) of this Schedule 5 (Limitations on the Sellers’ Liability) for the first time.

4.4	Conduct of third party claims
Upon any Purchaser becoming aware of any claim, action or demand against it or any member of the Target Groups it has acquired under this Agreement (for as long as such member of the Target Groups is a member of the Purchasers’ Group) by a third party that is reasonably likely to give rise to a claim against a Seller for breach of any Warranty (other than a Tax Warranty) or Completion Business Warranty:

(A)	such Purchaser shall, as soon as reasonably practicable, give written notice thereof to the Sellers;

(B)
such Purchaser shall provide such reasonable information and access during Working Hours to its (and the relevant Target Group’s) personnel, premises, books, records and documents (including in electronic form but excluding access to legally privileged information or which would result in a breach of applicable law) to the Sellers, any other members of the Sellers’ Group and their professional advisors as the Sellers may reasonably request in connection with such claim, action or demand;

(C)
subject to the Sellers indemnifying and holding harmless such Purchaser against any liability, cost, damage or expense which may be reasonably incurred thereby, the Sellers shall be entitled, upon written notice to such Purchaser, to take the sole conduct of such claims, actions or demands in the name of the Purchaser or member of the relevant Target Group, provided that the Sellers;

(i)	consult with such Purchaser prior to taking any material decision in relation to such conduct; and

(ii)	provide such information in relation to the conduct of such claims, actions or demands as such Purchaser may reasonably request.
In connection with that, such Purchaser and relevant Target Group shall give or cause to be given to the Sellers all such assistance as it may reasonably require in avoiding, disputing, resisting, settling, compromising, defending or appealing any such claim, action or demand and shall instruct such solicitors or other professional advisers as the Sellers or such other member of the Sellers’ Group may nominate to act on behalf of such Purchaser or member of the relevant Target Group, as appropriate, but to act in accordance with the instructions of the Sellers or other member of the Sellers’ Group;

(D)
neither the Purchasers nor any member of a Target Group shall make any admission of liability, agreement, settlement or compromise with any third party in relation to any such claim, action or demand without the prior written consent of the Sellers, such consent not to be unreasonably withheld or delayed;

(E)	the Sellers shall be entitled at any stage and at their absolute discretion to settle any such third party assessment or claim to doing so provided such settlement is without admission of any wrongdoing or liability and, for the avoidance of doubt, the Purchasers are indemnified pursuant to paragraph 4.4(C) in relation to such settlement; and

(F)
any failure by a Purchaser to comply with the provisions of this paragraph 4.4 shall not prevent any claim by the Purchasers or extinguish any liability of the Sellers under the Warranty (other than a Tax Warranty) or Completion Business Warranty in question but may be taken into account in calculating any such liability of the Sellers to the extent that the Sellers establish that such liability is increased or is not reduced by such failure.

5.	Mitigation
Nothing in this Agreement restricts or limits the general obligation at law of the Purchasers and each Target Company to mitigate any loss or damage which it may suffer or incur as a consequence of any breach of Warranty or Completion Business Warranty.

6.	Recovery from Insurers and other Third Parties

6.1
If, in respect of any matter which would give rise to a claim under the Warranties (other than the Tax Warranties) or Completion Business Warranties or under sub-clause 5.8 (Conduct of Business before Completion) or the Data Protection Indemnity, any member of the Purchasers’ Group is or may be entitled to claim under any policy of insurance in respect of any matter or event that is likely to give rise to a claim, then the appropriate member of the Purchasers’ Group shall make a claim against its insurers and use reasonable endeavours to pursue such claim. If the Purchasers or any member of the Purchasers’ Group shall recover any amount from such insurance claim, the amount of the claim against the Sellers shall be reduced by the amount so recovered (less (i) all reasonable costs of recovery, (ii) any net Tax payable (or Tax that would have been payable on such amounts but for the availability of any Purchaser’s Relief or Purchaser’s Repayment), and (iii) any directly related increase in the future premiums payable for such insurance).

6.2
Where any member of the Purchasers’ Group is at any time entitled to recover from a third party (other than an insurer under an insurance policy referred to under paragraph 6.1 of Schedule 5 (Limitations on the Sellers’ Liability)) any sum in respect of any matter giving rise to a claim under the Warranties (other than the Tax Warranties), Completion Business Warranty or sub-clause 5.8 (Conduct of Business before Completion) or the Data Protection Indemnity, the Purchasers shall, and shall procure that the relevant member of the Purchasers’ Group shall, take reasonable steps to enforce such recovery. If any member of the Purchasers’ Group shall recover any amount from such other person, the amount of the claim against the Sellers shall be reduced by the amount so recovered (less (i) all reasonable costs of recovery and (ii) any net Tax payable (or Tax that would have been payable on such amounts but for the availability of any Purchaser’s Relief or Purchaser’s Repayment)).

6.3
If a Seller has paid an amount (the Discharged Amount) in discharge of any claim against the Sellers under this Agreement for breach of any Warranty (other than any Tax Warranty), Completion Business Warranty or sub-clause 5.8 (Conduct of Business before Completion) or the Data Protection Indemnity and subsequently any member of the Purchasers’ Group recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies and holds harmless or compensates any member of the Purchasers’ Group (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchasers to whom the Discharged Amount was paid shall pay to the Payors of such Discharged Amount as soon as practicable after receipt an amount equal to (i) the sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and less any net Tax payable on any amounts recovered (or Tax that would have been payable on such amounts but for the availability of any Purchaser’s Relief or Purchaser’s Repayment), or if less (ii) the amount previously paid by the relevant payors to the Purchasers in discharge for the relevant claim.

6.4
For the purposes of this paragraph 6 (Recovery from Insurers and other Third Parties), “net Tax payable” means the amount of Tax incurred on any amounts recovered (or Tax that would have been payable on such amounts but for the use or set-off of any Purchaser’s Relief or Purchaser’s Repayment) but taking into account the amount and timing of any Relief arising from any payment made to any Seller under this paragraph 6 (Recovery from Insurers and other Third Parties).

6.5
Where reference is made in paragraph 6.4 (Recovery from Insurers and other Third Parties) to a liability to Tax that would have been payable but for the availability of any Purchaser’s Relief or Purchaser’s Repayment, and such liability to Tax exceeds €100,000, the amount of that liability shall be deemed to be equal to the value of that Purchaser’s Relief or Purchaser’s Repayment (or, if the liability to Tax is not extinguished in full by the use or set off of such Purchaser’s Relief or Purchaser’s Repayment, then such part of that liability as is reduced by such Purchaser’s Relief or Purchaser’s Repayment shall be deemed to equal the value of that Purchaser’s Relief or Purchaser’s Repayment) (as determined by the Purchasers, acting reasonably and in good faith), having regard to (i) the amount of Tax it or any member of the Purchasers’ group for Tax purposes is expected to be required to pay in the future that would not have been payable if the Purchaser’s Relief or Purchaser’s Repayment had not been so used or set-off and (ii) the time in the future that such Tax is expected to become payable.

7.	Matters provided for or taken into account in adjustments
No matter shall be the subject of a claim under the Warranties (other than the Tax Warranties), Completion Business Warranty, sub-clause 5.8 (Conduct of Business before Completion) or the Data Protection Indemnity to the extent that an Effective Date Statement or any consequent adjustment to the consideration payable pursuant to this Agreement expressly provides for such matter.

8.	Purchaser’s knowledge
A Seller shall not be liable under the Warranties or Completion Business Warranty in relation to any matter where (a) the fact, matter or circumstance underlying such breach of Warranty or Completion Business Warranty; and (b) the existence of the breach of such Warranty or Completion Business Warranty are within the actual knowledge of any Purchaser on or before the date of this Agreement. For these purposes the awareness of each Purchaser shall be limited to the actual knowledge of:

(A)	in respect of all the Warranties and the Completion Business Warranties:

Unified Comms Dir, Europe Cluster
Head of Fixed, Technology
Head of Network Deployment
M&A Executive
M&A Executive
M&A Sr Manager
M&A Manager
HR Manager, Europe Cluster

(B)	in respect of the Tax Warranties:
[ ]    Deputy Group Tax Director

(C)	in respect of the Tax Warranties given by the DE Seller to the DE Purchaser:
[ ]    Head of Tax

(D)	in respect of the Warranties and the Completion Business Warranties given by the DE Seller to the DE Purchaser:

Director Strategy & Digital
Director Local Fixed and Video/TV Design
Director IT Business Partner & Architecture
Director Legal

(those listed in (D) together, the “Vodafone DE Knowledge Group);

(E)	in respect of the Warranties and the Completion Business Warranties given by the CZ Seller to the CZ Purchaser:

CFO
Head of Network Development
Head of Legal, Risk & Corporate Security

(those listed in (E) together, the “Vodafone CZ Knowledge Group);

(F)	in respect of the Warranties and the Completion Business Warranties given by the HU Seller to the HU Purchaser:

CFO
Technology, Head of Quality
Head of Legal

(G)	in respect of the Warranties and the Completion Business Warranties given by the CEE Seller and the RO Minority Seller to the RO Majority Purchaser and the RO Minority Purchaser:

CFO
CTO
Director Legal & External Affairs

(those listed in (G) together, the “Vodafone RO Knowledge Group);

9.	Claims only to be brought under relevant Warranties.
The Purchaser acknowledges and agrees that the only Warranties or Completion Business Warranties given in relation to Taxation or any related claims, liabilities or other matters (“Tax Matters”) are the Tax Warranties and no other Warranty or Completion Business Warranty is given in relation to Tax Matters.

Schedule 6
(Conduct of business before Completion)
The acts and matters for the purposes of sub-clause 5.1(B) (Conduct of business before Completion) are as follows and any amounts referred to in this Schedule 6 (Conduct of business before Completion) are exclusive of any amount in respect of VAT chargeable on the supply or supplies for which those amounts are consideration for VAT purposes:

(A)
dispose of (whether by one transaction or a series of transactions) any of its assets, business or undertakings (excluding any disposal of receivables or inventory and excluding any disposal of shares or interests in a Subsidiary, which is governed by (B) below), other than a disposal on arm’s length terms where the sum received for such disposal:

(i)
in the case of the Liberty Global DE Target Group, is less than €10 million individually, or, when combined with the sum received for all other such disposals by the Liberty Global DE Target Group in the preceding 12 months, is less than €25 million; and

(ii)
in the case of any member of the Liberty Global CZ Target Group, Liberty Global HU Target Group or the Liberty Global RO Target Group, is less than €2 million individually, or, when combined with the sum received for all other such disposals by that Target Group in the preceding 12 months, is less than €5 million;

(B)	dispose of any shares or interests in a Subsidiary, other than to another member of its Target Group;

(C)	dispose of any receivables or inventory, except any disposal on arm’s length terms;

(D)
acquire (whether by one transaction or a series of transactions) shares or equity interests in or in any part of the business or undertaking or (other than in the ordinary course) assets of any company other than in another member of the Target Group (as constituted at the date of this Agreement) where the sum paid for such acquisition:

(i)
in the case of the Liberty Global DE Target Group, is in excess of €25 million individually, or, when combined with the sum received for all other such acquisitions by the Liberty Global DE Target Group in the preceding 12 months, exceeds €50 million; and

(ii)
in the case of any member of the Liberty Global CZ Target Group, Liberty Global HU Target Group or the Liberty Global RO Target Group, is in excess of €5 million individually, or, when combined with the sum received for all other such acquisitions by that Target Group in the preceding 12 months, exceeds €10 million;

(E)	participate in the equity of any partnership or any incorporated joint venture;

(F)	incorporate any new subsidiary;

(G)
enter into, materially amend, terminate or assign to a third party or waive any material rights under, any Major Contract, other than (i) contracts relating to the supply or distribution of programming, (ii) contracts relating to multi dwelling units, (iii) contracts relating to IT and network outsourcing in the ordinary course or (iv) contracts entered into with any member of the Purchasers’ Group;

(H)	amend any term of the Transferring Inter-Company Loan Payables Agreements or the Transferring Inter-Company Loan Receivables Agreements;

(I)	make any contractual capital commitment (other than in respect of customer premises equipment) which:

(i)	in the case of the Liberty Global DE Target Group, exceeds €25 million; or

(ii)	in the case of any member of the Liberty Global CZ Target Group, Liberty Global HU Target Group or the Liberty Global RO Target Group, exceeds €7.5 million;

(J)	offer to engage any new employee who would, if engaged, be a Senior Employee, except to replace any outgoing employee with an incoming employee on substantially the same terms of employment;

(K)	dismiss any Senior Employee, other than for cause;

(L)	make any material amendment, including increasing emoluments, to the terms of employment of any category of employees;

(M)
enter into any arrangement in respect of, or grant, any transaction or retention bonuses to management or any employee of any member of a Target Group in connection with implementation of the transactions set out in the Share Purchase Documents;

(N)
enter into or materially amend any collective bargaining agreement, works council agreement or other commitment, undertaking, site guarantee or agreement (including in relation to wage increases) with or towards any union, works council or other body of employee representatives unless the only consequence of doing so to the Target Group is an incremental cost, provided that the incremental cost is no greater than 3% of the annual employee base salary costs of that Target Group;

(O)
change its residence for Tax purposes or create any permanent establishment or other place of business in any other jurisdiction, other than the creation of a permanent establishment or other place of business by any member of the Liberty Global CZ Target Group in Slovakia if required (in the reasonable opinion of the Seller) to do so by a Tax Authority;

(P)
create, allot or issue or grant any option over or other right to subscribe or purchase, or redeem, buy back, sub-divide, consolidate, re-denominate, convert, reduce or cancel the rights attaching to any share capital or securities convertible into share capital (save where any such action takes place solely among members of the Target Group);

(Q)
enter into any transaction, or amend, terminate or assign or waive any arrangement with any member of the Sellers’ Retained Group or any Sellers’ Affiliate (which is material to the Relevant Target Group) (in each case other than on arm’s length terms and in the ordinary course of business);

(R)
do or omit to do anything which would be reasonably likely to result in the termination, revocation, suspension, modification or non-renewal of any material licence or consent held by any member of the Target Group and issued or granted by a Governmental Entity which is responsible for the authorisation, regulation, licensing and/or supervision of any member of the Target Group;

(S)
materially alter, amend or vary the accounting policies of any member of the Target Group except to reflect changes to the accounting policies of the Sellers’ Retained Group or in accordance with applicable laws and for the avoidance of doubt without affecting the operation of Schedule 9;

(T)
materially alter, amend or vary (i) the methods, policies, principles or practices of Tax accounting; or (ii) the methods of reporting or claiming income, losses or deductions for Tax purposes of any member of the Target Group, in each case to the extent that any of the foregoing could reasonably be expected to materially increase the Tax liabilities of the Target Group in respect of the period after Completion, save to the extent that the relevant matter or action is undertaken in order to comply with law or a direction from, or published practice of, any Tax Authority or to the extent that the relevant matter or action is consistent with the accounts or with the past practice of the members of the Target Group;

(U)
make any material Tax elections in respect of any member of the Target Group or the Target Business, to the extent that any of the foregoing could reasonably be expected to materially increase the Tax liabilities of the Target Group in respect of the period after Completion, save to the extent that the relevant matter or action is undertaken in order to comply with law or a direction from, or published practice of, any Tax Authority or to the extent that the relevant matter or action is consistent with the Accounts or with the past practice of the members of the Target Group;

(V)	grant any guarantee or indemnity for the obligations of any person (other than any member of the Target Group or in respect of any employee of the Target Group in the ordinary course);

(W)
make any loan (other than the granting of trade credit in the ordinary course of business in accordance with the relevant Target Group member’s normal practice) to any person (other than to another member of the Target Group or to a member of the Sellers’ Group);

(X)	incur financial indebtedness under bonds, and/or indentures;

(Y)
(i) refinance, terminate, cancel, prepay, assign, waive or materially amend the terms of any Financing Facilities of the Target Group, (ii) enter into any new Financing Facilities; (iii) incur any financial indebtedness to any bank or financial institution at a price above 101% of the aggregate principal amount thereof, other than in connection with the tap of any Financing Facility permitted under this Agreement; or (iv) sell or factor any finance receivables (including handset financing and vendor financing receivables);

(Z)
create or grant any option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law) or other form of security or encumbrance or equity on, over or affecting the whole or any part of its undertaking or assets, other than in connection with Financing Facilities permitted under this Agreement;

(AA)	enter into, materially amend, terminate or assign or waive any rights under any sale and leaseback arrangement or operating or finance lease

(BB)	enter into, extend or increase any FVTPL Derivative Related Debt or HC Derivative Related Debt;

(CC)
pass any shareholders’ resolution (except for resolutions passed in respect of ordinary business at its annual general meeting, in connection with any matter contemplated by this Agreement or in the ordinary course of business) or alter in any material respect its articles of association or equivalent constitutional documents;

(DD)	settle any Material Proceedings, other than between any member of the Target Group and any member of the Purchasers’ Group;

(EE)
effect any material change to a material term of any existing material insurance policy, other than the renewal of any policy on terms materially consistent with the policy in force as at the date of this Agreement;

(FF)	initiate, propose or take any steps to effect a winding up, liquidation, administration, receivership or other analogous insolvency proceedings;

(GG)	enter into any material lease, tenancy or licence of any Relevant Property or accept the surrender of any material lease, tenancy or licence to which a Relevant Property is subject;

(HH)
enter into any material variation of the rent or other terms of any material lease, tenancy or licence under which a Relevant Property is held or any material lease, tenancy or licence to which a Relevant Property is subject;

(II)
not intentionally do or omit to do anything would be reasonably likely to have a material adverse effect on: (i) the variable fees payable by the Target Companies in respect of the TSA Services; and/or (ii) the functionality of the TSA Services provided to the Target Companies, in each case other than any act or omission made in the ordinary course of business which has not been implemented in a manner that prejudices the interests of the Target Groups in favour of the interests of the Sellers’ Retained Group;

(JJ)	assign, exclusively license out, charge abandon, or otherwise dispose of or fail to maintain any material Intellectual Property owned by any member of the Target Group; and

(KK)	enter into any agreement (conditional or otherwise) to do any of the foregoing.

Schedule 7
(Liberty Global Pre-Completion Reorganisation)

Schedule 8
(Inter-Company Debt)

1.	Inter-Company Trading Balances

1.1	In relation to Inter-Company Trading Balances:

(A)
the Purchasers shall procure that any Estimated Inter-Company Trading Payable which is owed by any member of a Target Group is paid in the applicable currency to the relevant member of the Sellers’ Group within 30 days after the Completion Date; such payments shall be made in accordance with clause 31 (Payments); and

(B)
the Sellers shall procure that any Estimated Inter-Company Trading Receivable which is owed by any member of the Sellers’ Group is paid in the applicable currency to the relevant member of the Target Groups within 30 days after the Completion Date; such payments shall be made in accordance with clause 31 (Payments).

1.2
When the Effective Date Statements have been finally agreed or determined in accordance with Schedule 9 (Post Completion Financial Adjustments), to the extent necessary and only to the extent not already paid, the following payments shall be made in respect of the Inter-Company Trading Balances:

(A)
if any Inter-Company Trading Balance owed by any member of a Target Group is greater than the applicable Estimated Inter-Company Trading Payable or any Inter-Company Trading Balance owed by any member of the Sellers’ Group is less than the applicable Estimated Inter-Company Trading Receivable, then the Purchasers shall procure that the relevant member of the Target Groups pays to the Seller of the relevant Target Group (for itself or, as the case may be, as agent for the relevant member of the Sellers’ Group) an amount in the applicable currency equal to the difference; and

(B)
if any Inter-Company Trading Balance owed by any member of a Target Group is less than the applicable Estimated Inter-Company Trading Payable or any Inter-Company Trading Balance owed by any member of the Sellers’ Group is greater than the Estimated Inter-Company Trading Receivable, then the Sellers shall (for themselves or, as the case may be, as agent for the relevant member of the Sellers’ Group) pay to the Purchasers (as agent for the relevant member of a Target Group) an amount in the applicable currency equal to the difference.

2.	Inter-Company Loan Payables and Receivables

2.1	In relation to Inter-Company Loan Payables and Inter-Company Loan Receivables:

(A)
the Purchasers shall procure that, at Completion, each member of the Target Groups pays to the Seller of the relevant Target Group (for itself or, as the case may be, as agent for the members of the Sellers’ Group to which the relevant Estimated Inter-Company Loan Payables are owed) an amount in the applicable currency equal to each of the Estimated Inter-Company Loan Payables (if any) of

that member of a Target Group which is estimated to be owed to any member of the Sellers’ Group; and

(B)
the Sellers shall (for themselves or, as the case may be, as agent for each relevant member of the Sellers’ Group), at Completion, pay to the Purchasers (as agent for the members of the Target Group to which the relevant Estimated Inter-Company Loan Receivables are owed) an amount in the applicable currency equal to each of the Estimated Inter-Company Loan Receivables (if any) of each member of a Target Group which is estimated to be owed by any member of the Sellers’ Group, and the Inter-Company Loan Payables and Inter-Company Loan Receivables shall be treated as discharged to the extent of that payment.

2.2
When the Effective Date Statement has been finally agreed or determined in accordance with Schedule 9 (Post-Completion Financial Adjustments), to the extent necessary and only to the extent not already paid, the following payments shall be made in respect of any Inter-Company Loan Payables or Inter-Company Loan Receivables:

(A)
if any Inter-Company Loan Payable is greater than the applicable Estimated Inter-Company Loan Payable or any Inter-Company Loan Receivable is less than the applicable Estimated Inter-Company Loan Receivable, then the Purchasers shall procure that the relevant member of the Target Groups pays to the Seller of the relevant Target Group (for itself or, as the case may be, as agent for the relevant member of the Sellers’ Group) an amount in the applicable currency equal to the difference; and

(B)
if any Inter-Company Loan Payable is less than the applicable Estimated Inter-Company Loan Payable or any Inter-Company Loan Receivable is greater than the Estimated Inter-Company Loan Receivable, then the Sellers shall (for themselves or, as the case may be, as agent for the relevant member of the Sellers’ Group) pay to the Purchasers (as agent for the relevant member of a Target Group) an amount in the applicable currency equal to the difference.

Any amount payable under this paragraph 4.2 of Schedule 8 (Inter-Company Debt) shall be paid with interest, in the applicable currency, on such amount for the period from (but excluding) the Completion Date to (but including) the due date for payment calculated on a daily basis. The rate of interest shall be the rate applicable to the relevant Inter-Company Loan Payable or Inter-Company Loan Receivable under the terms on which it was outstanding at Completion.

3.	Transferring Inter-Company Loan Payables and Transferring Inter-Company Loan Payables Receivable

3.1
The Sellers shall procure that, at Completion, all accrued interest in respect payable under each Transferring Inter-Company Loan Payables Agreement and Transferring Inter-Company Loan Receivables Agreements is actually paid by the borrower thereunder and any withholding or deduction for or on account of Tax required by law is made from such amounts.

3.2	The Sellers shall, at Completion, novate, and/or procure the novation of, all of the rights and obligations of the Sellers’ Retained Group under each of the Transferring Inter-

Company Loan Payables Agreements and Transferring Inter-Company Loan Receivables Agreements to such member of the Purchasers’ Group as the Purchasers may nominate (such nomination being made no later than 2 Business Days prior to Completion). To achieve this, at Completion:

(A)
the Purchasers shall procure that the relevant members of the Purchasers’ Group execute and deliver agreements substantially in the form of the Transferring Inter-Company Loan Payables Transfer Agreement and Transferring Inter-Company Loan Receivables Transfer Agreement; and

(B)	the Sellers shall procure that the relevant members of the Target Groups and the relevant members of the Sellers’ Retained Group execute and deliver such agreements.

3.3	In relation to Transferring Inter-Company Loan Payables and Transferring Inter-Company Loan Receivables:

(A)
the Purchasers shall procure that, at Completion, the Sellers (for themselves or, as the case may be, as agent for each relevant member of the Sellers’ Retained Group) are paid an amount equal to each of the Estimated Transferring Inter-Company Loan Payables;

(B)
the Sellers shall procure that, at Completion, the Purchasers (for themselves or, as the case may be, as agent for each relevant member of the Purchasers’ Group), are paid an amount equal to the Estimated Transferring Inter-Company Loan Receivables.

3.4
When the Effective Date Statement has been finally agreed or determined in accordance with Schedule 9 (Post-Completion Financial Adjustments), to the extent necessary and only to the extent not already paid, the following payments shall be made in respect of any Transferring Inter-Company Loan Payables or the Transferring Inter-Company Loan Receivables:

(A)
if any Transferring Inter-Company Loan Payable is greater than the applicable Estimated Transferring Inter-Company Loan Payable or any Transferring Inter-Company Loan Receivable is less than the applicable Estimated Transferring Inter-Company Loan Receivable, then the Purchasers shall procure that the relevant members of the Target Groups pay to the Sellers (for themselves or, as the case may be, as agent for the relevant member of the Sellers’ Group) an amount equal to the difference; and

(B)
if any Transferring Inter-Company Loan Payable is less than the applicable Estimated Transferring Inter-Company Loan Payable or any Transferring Inter-Company Loan Receivable is greater than the applicable Estimated Transferring Inter-Company Loan Receivable, then the Sellers shall (for themselves or, as the case may be, as agent for the relevant member of the Sellers’ Group) pay to the Purchasers (as agent for the relevant members of the Target Groups) an amount equal to the difference.

4.	Payments

4.1
In respect of any amounts to be paid under paragraph 3.3 of this Schedule 8 (Inter-Company Debt): (i) the Estimated Transferring Inter-Company Loan Payables and Estimated Transferring Inter-Company Loan Receivables may be netted against each other for the purposes of payment; and (ii) if the Estimated Transferring Loan Inter-Company Receivables are greater than the Estimated Transferring Inter-Company Payables, such difference may be netted against the Estimated Consideration for the purposes of payment.

4.2
Any payments to be made pursuant to paragraphs 1.2, 2.2 and 3.4 of this Schedule 8 (Inter-Company Debt) shall be made within 15 Business Days after the date on which the Effective Date Statements are agreed or determined in accordance with Schedule 9 (Post-Completion Financial Adjustments). Such payment shall be made in accordance with clause 31 (Payments).

Schedule 9
(Post-Completion Financial Adjustments)

Schedule 10
(Financial Adjustments: Amounts)

Part A	Effective Date Statement Format
(In respect of each Target Group)

Liberty Global Net Debt	€[●]
Liberty Global Working Capital	€[●]

Part B	Reference Balance Sheet
The reference balance sheets shall be in the format as set out in the reference balance sheets attached to an e-mail from [ ] to [ ] on 9 May 2018 at 06.09.

Part C	Form of Quarterly Updates
(In respect of each Target Group)

Liberty Global Net Debt	€[●]
Liberty Global Working Capital	€[●]

Part D	Target Amounts

Schedule 11
(Agreed Treasury Principles)

Schedule 12
(Consideration Allocation)

Schedule 13
(Pension Schemes)

Schedule 14
(Separation)

Schedule 15
(Existing DE Litigation Consideration)

Schedule 16
(Completion Business Warranties)

1.
The Network (excluding any cable ducts that the Target Group leases from a third party) and any necessary associated software (owned by or licensed to any member of the Target Group or provider of the Network) perform the functions in all material respects which they are intended to perform in the ordinary course of business of the Target Group.

2.	So far as material with respect to such purposes, the Target Group owns or has the right to use the Network for the purposes for which it is currently used.

3.	No circumstances exist which materially compromise the Target Group’s ownership of or right to use the Network.

4.
The Target Group owns or is entitled to possess or use (when taken together with the services provided under the Transitional Services Agreement, rights licensed under the Brand Licence Agreement, rights assigned under the Intellectual Property Assignment Agreement and following the termination of the Intra-Group Arrangements in accordance with clause 17 (Intra-Group Arrangements)) all of the assets and rights that are necessary to carry out the Target Business as it was carried out in the 24 months prior to the date of this Agreement in all material respects.

5.	In relation to the Information Technology owned by, or used by, or for the benefit of, the Target Group:

(A)
no member of the Target Group has, in the period between the date of this Agreement and Completion, experienced any (i) material disruption to, or material adverse effect on, its operations as a result of any issues relating to such Information Technology; and/or (ii) material information security breach, material malfunction, material data loss or material unauthorised access of, or material unauthorised acts in relation to, any such Information Technology; and

(B)
other than to reflect changes in the business of the Target Group between the date of this Agreement and Completion which occur pursuant to the Separation or the Liberty Global Pre-Completion Reorganisation (in each case to the extent carried out in accordance with this Agreement), technical and organisational measures for the purpose of ensuring the security and integrity of all such Information Technology have been implemented in accordance with the Target Group’s past practice in the 12 months prior to the date of this Agreement.

Schedule 17
(Escrows)

Part A	Migration Escrow Account

1.
If a valid Migration Escrow Notice is delivered to the Sellers and the Purchasers during the period in which the Migration Escrow Agreement is in force, the Sellers and the Purchasers shall procure that the Sellers’ Representative and the Purchasers’ Representative shall deliver written notice to the Escrow Agent for payment out of the Migration Escrow Account to the relevant member of the Sellers’ Group or the relevant member of the Purchasers’ Group (as applicable) in accordance with the Migration Escrow Notice as soon as practicable (and in any event within 10 Business Days).

2.
Any bank or other charges arising on the Migration Escrow Account shall be paid out of the interest accruing from time to time on the balance of money standing to the credit on the Migration Escrow Account (subject to any tax deducted at source and any bank or other charges properly charged to the Migration Escrow Account) and any bank or other charges arising in excess of such interest shall be borne (i) 50% by the Purchasers and (ii) the remaining 50% by the Sellers.

Part B	TSA Service Credit Escrow Account

1.
If a valid TSA Service Credit Escrow Notice is delivered to the Sellers and the Purchasers, the Sellers and the Purchasers shall procure that the Sellers’ Representative and the Purchasers’ Representative shall deliver written notice to the Escrow Agent for payment out of the TSA Service Credit Escrow Account to the relevant member of the Sellers’ Group or the relevant member of the Purchasers’ Group (as applicable) in accordance with the TSA Service Credit Escrow Notice as soon as practicable (and in any event within 10 Business Days).

2.
Any bank or other charges arising on the TSA Service Credit Escrow Account shall be paid out of the interest accruing from time to time on the balance of money standing to the credit on the TSA Service Credit Escrow Account (subject to any tax deducted at source and any bank or other charges properly charged to the TSA Service Credit Escrow Account) and any bank or other charges arising in excess of such interest shall be borne (i) 50% by the Purchasers and (ii) the remaining 50% by the Sellers.

Signatures

SIGNED by	)	SIGNATURE: /s/ Authorized Signatory
as a duly authorised Attorney-in-Fact of	)
UPC GERMANY HOLDING B.V.	)	NAME:	Authorized Signatory

SIGNED by	)	SIGNATURE:/s/ Authorized Signatory
as a duly authorised Attorney-in-Fact of	)
UPC CEE HOLDING B.V.	)	NAME:	Authorized Signatory

SIGNED by	)	SIGNATURE:/s/ Authorized Signatory
as a duly authorised Attorney-in-Fact of	)
UPC POLAND HOLDING B.V.	)	NAME:	Authorized Signatory

SIGNED by	)	SIGNATURE:/s/ Authorized Signatory
as a duly authorised Attorney-in-Fact of	)
LIBERTY GLOBAL PLC	)	NAME:	Authorized Signatory

……/s/ Authorized Signatory………            ……/s/ Authorized Signatory………
Name:    Authorized Signatory                Name:Authorized Signatory
For and on behalf of Vodafone Investments Luxembourg S.à r.l.

……/s/ Authorized Signatory………            ……/s/ Authorized Signatory………
Name:    Authorized Signatory                Name: Authorized Signatory
For and on behalf of Vodafone Czech Republic a.s.

……/s/ Authorized Signatory………
Name:Authorized Signatory
For and on behalf of Vodafone Magyarország Mobil Távközlési Zártkörűen Működő Részvénytársaság

……/s/ Authorized Signatory………
Name:Authorized Signatory
For and on behalf of Vodafone România S.A.

……/s/ Authorized Signatory………            ……/s/ Authorized Signatory………
Name:    Authorized Signatory             Name:Authorized Signatory
For and on behalf of Vodafone Europe B.V.

……/s/ Authorized Signatory………
Name: Authorized Signatory
For and on behalf of Vodafone Group Plc